Exhibit 10.10

The Chrysler Building

405 Lexington Avenue | New York, NY 10174

Phone:	[***]
Fax:	[***]
Email:	[***]

November 30, 2018

BY OVERNIGHT DELIVERY

Peloton Interactive, Inc.

125 West 25th Street

New York, New York 10001

Re:

That certain lease (“Lease”) between CBP 441 NINTH AVENUE OWNER LLC, (“Landlord”) and PELOTON INTERACTIVE, INC. (Tenant”), for certain premises located at 441 Ninth Avenue, New York, New York 10001 (the “Premises”)

Dear David:

Enclosed please find one fully-executed, original counterpart of the Lease for your records. I can’t wait until you’re up and running at the beautiful new office; congratulations again!

Very truly yours,

/s/ Henri Chalouh

Henri Chalouh

Enclosure

150291.00422/115139654v.1

Blank Rome LLP  |  blankrome.com

Execution Copy

CBP 441 Ninth Avenue Owner LLC,

(“Landlord”)

TO

Peloton Interactive, Inc.

(“Tenant”)

Lease

Dated as of November 16, 2018

i

TABLE OF CONTENTS

		Page

ARTICLE		1
	PREMISES; TERM; USE	1
Section 1.01		1
Section 1.02	Term	2
Section 1.03	Commencement Date	2
Section 1.04	Permitted Use	2
Section 1.05	Specific Uses	3
Section 1.06	Manner of Use	4
Section 1.07	Rules and Regulations for Use	4
Section 1.08	Roof Use	4

ARTICLE		2
	RENT	7
Section 2.01	Fixed Rent	7
Section 2.02	Tax Payments	7
Section 2.03	Operating Expense Payments	13
Section 2.04	Tax and Operating Provisions	18
Section 2.05	General Rent Provisions	19
Section 2.06	Electric Charges	20
Section 2.07	Manner of Payment	21

ARTICLE		3
	LANDLORD SERVICES	21
Section 3.01	Landlord Services	21
Section 3.02	Interruption of Services	26
Section 3.03	Provision of Overtime Services	27
Section 3.04	Business Hours	27
Section 3.05	Telecom Riser	27

ARTICLE		4
	ALTERATIONS; REPAIRS; ACCESS	28
Section 4.01	Alterations	28
Section 4.02	Landlord’s and Tenant’s Property	34
Section 4.03	Access and Changes to Building	36
Section 4.04	Repairs	38
Section 4.05	Compliance with Laws	39
Section 4.06	Tenant Signage; Advertising	41
Section 4.07	Right to Perform Tenant Covenants	43

ARTICLE		5
	ASSIGNMENT AND SUBLETTING	43
Section 5.01	Restrictions on Assignment and Subletting	43
Section 5.02	Landlord’s Right of First Offer; Recapture Right	45

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Section 5.03	Assignment and Subletting Procedures	46
Section 5.04	General Provisions	48
Section 5.05	Assignment and Sublease Profits	50
Section 5.06	Service Entities	51
Section 5.07	Eligible Subtenant	51

ARTICLE		6
	SUBORDINATION; DEFAULT; INDEMNITY	52
Section 6.01	Subordination	52
Section 6.02	Estoppel Certificate	53
Section 6.03	Default	54
Section 6.04	Re-entry by Landlord	55
Section 6.05	Damages	55
Section 6.06	Other Remedies	56
Section 6.07	Right at Law and in Equity	57
Section 6.08	Certain Waivers	57
Section 6.09	No Waiver	57
Section 6.10	Holding Over	57
Section 6.11	Attorneys’ Fees	58
Section 6.12	Non-liability and Indemnification	58

ARTICLE		7
	INSURANCE; CASUALTY; CONDEMNATION	59
Section 7.01	Compliance with Insurance Standards	59
Section 7.02	Landlord’s and Tenant’s Insurance	60
Section 7.03	Subrogation Waiver and Landlord’s Insurance	62
Section 7.04	Condemnation	63
Section 7.05	Casualty	64

ARTICLE		8
	MISCELLANEOUS PROVISIONS	66
Section 8.01	Notice	66
Section 8.02	Building Rules	67
Section 8.03	Severability	67
Section 8.04	Certain Definitions	68
Section 8.05	Quiet Enjoyment	68
Section 8.06	Limitation of Landlord’s Personal Liability	68
Section 8.07	Counterclaims	68
Section 8.08	Survival.	69
Section 8.09	Certain Remedies	69
Section 8.10	No Offer	69
Section 8.11	Captions; Construction	69
Section 8.12	Amendments	69
Section 8.13	Broker	69
Section 8.14	Merger	70
Section 8.15	Successors	70
Section 8.16	Applicable Law	70

Section 8.17	No Development Rights	70
Section 8.18	No Recording	70
Section 8.19	Jurisdiction/Service of Process	70
Section 8.20	Financial Statements	71
Section 8.21	Confidentiality	72
Section 8.22	Added space	72

ARTICLE		9
	TENANT’S RENEWAL RIGHT	72
Section 9.01	First Renewal Right	72
Section 9.02	Renewal Rent and Other Terms	73
Section 9.03	Second Renewal Term Five Year Option Renewal Term	75
Section 9.04	Renewal Rent and Other Terms for the Second Renewal Term	75
Section 9.05	Surrendered Floors	76

ARTICLE		10
	SECURITY DEPOSIT	76
Section 10.01	Letter of Credit	76
Section 10.02	Draws	77
Section 10.03	Assignment	77
Section 10.04	Reduction in Security Deposit	77

ARTICLE		11
	RIGHT OF FIRST OFFER	78
Section 11.01	Right of First Offer	78

ARTICLE		12
	CONTRACTION RIGHT	81
Section 12.01	Contraction Terms	81
Section 12.02	Contraction Right and Notice	82
Section 12.03	Delivery of Premises Upon Contraction	82
Section 12.04	Obligations and Liabilities	82
Section 12.05	Lease Modification	82
Section 12.06	Building Systems	83
Section 12.07	Restrictions on Contraction Rights	83

ARTICLE		13
	OPTION PREMISES	83
Section 13.01	Definitions	83
Section 13.02	First Option	84
Section 13.03	First Election Notice	85
Section 13.04	Second Option	85
Section 13.05	Second Election Notice	86
Section 13.06	Option Lease Terms	86
Section 13.07	Fair Market Rent	87
Section 13.08	Option Amendments	87
Section 13.09	Subletting of Option Space	87

ARTICLE		14
	Arbitration	88
Section 14.01	Arbitration	88
Section 14.02	Arbitrators	88
Section 14.03	Landlord and Tenant	89
Section 14.04	Expedited Arbitration	89
Section 14.05	Answer All Questions	89
Section 14.06	Provisions	89
ARTICLE		15
	TENANT’S LOBBY DESK RIGHTS	89
Section 15.01	Lobby Desk	89
Section 15.02	Lobby Desk Personnel	90

EXHIBITS

A	Description of Land
B	Premises Floor Plans
B-1	Reserved Terrace Space
B-2	Warming Kitchen Louvre Location
B-3	Satellite Location
C	Rules and Regulations
C-1	Alterations Rules and Regulations
C-2	ICAP Requirements
C-3	LEED Requirements
D	Antenna and Telecommunication Riser Location
E	Fixed Rent
F	HVAC Design Specifications
G	Cleaning Service Specifications
H	Intentionally Omitted
I	Intentionally Omitted
J	Form SNDA
K	Form Letter of Credit
K-1	Security Deposit Reduction
L	Workletter
M	Tenant’s Lobby Desk Sign
N	Signage
N-1	Ground Floor Signage
N-2	Tenant Co-Work Signage
N-3	Low Rise Elevator Bank
O	Competitors

Execution Copy

INDEX OF DEFINED TERMS

AAA	17
Additional Rent	19
Affiliate	45
Alterations	27
Alterations Request	28
Antenna	4
Applicable Environmental Laws	40
Arbiter	17
Article 3 Arbiter	10
Assignment Consideration	50
available for leasing	80
Bankruptcy Event	55
Base Operating Amount	13
Base Operating Year	13
Base Tax Amount	7
BID Charges	8
BMS System	37
Brokers	70
Building	1
Business Days	27
Business Hours	27
Capital Items	15
CERCLA	40
Commencement Date	2
Competitor of Tenant	72
Connecting Equipment	4
Contraction Date	82
Contraction Notice	82
Contraction Payment	82
Contraction Premises	82
Contraction Right	83
CPI	34
Curing Party	43
Delivery Date	79
Dining Facility	3
Effective Date	1
Eligible Sublease	51
Eligible Subtenant	51
Event of Default	54
Event Terraces	3
Expiration Date	2
Failing Party	89
Fire Stairs	38
First Option	85
First Option Designation Notice	84

v

First Option Premises	84
First Option Space Inclusion Date	85
Five Year Option	73
Fixed Rent	7
Floor Plans	1
Freight Elevator Business Hours	22
Hazardous Materials	41
Holidays	27
HVAC	22
Interest	20
Interest Rate	20
Issuing Bank	77
JAMS	88
Land	1
Landlord	1, 68
Landlord Additional Insureds	31
Landlord Indemnified Party	59
Landlord Services	22
Landlord’s Determination	74
Landlord’s Restoration Work	65
Landlord’s Statement	13
Landlord’s Transaction Costs	82
Late Charge	21
Laws	40
Letter of Credit	77
Lobby Desk	90
Master Card Keys	38
Material Alteration	28
Maximum Electric Load	23
Named Tenant	42
Named Tenant Requirement	42
New Tenant	58
Non-Renewal Notices	77
Notice	66
Notice Deadline	83
Offered Space	79
Operating Payment	16
Operating Year	15
Opex Audit Notice	16
Option 1 Contraction Premises	82
Option 2 Contraction Premises	82
Option 3 Contraction Premises	82
Option Criteria	85
Other Sublease Consideration	50
Premises	1
Project	1

RCRA	40
Records	17
Renewal Notice	73
Renewal Premises	73
Renewal Term	73
Rent	20
Rent Commencement Date	7
Rent Notice	74
ROFO Conditions	78
ROFO Election Notice	79
ROFO Floors	79
ROFO Notice	79
ROFO Offer	79
ROFO Option	79
Rules and Regulations	4
Second Alterations Request	28
Second Option	86
Second Option Designation Notice	84
Second Option Premises	84
Second Option Space Inclusion Date	86
Second Renewal Notice	75
Second Renewal Term	75
Service Entities	51
Signs	42
Specialty Alterations	36
Successor	44
Successor Landlord	52
Superior Lease	52
Superior Lessor	52
Superior Mortgage	52
Superior Mortgagee	52
Supplemental HVAC System	24
Surrendered Floors	76
Tax Challenge	9
Tax Payment	8
Tax Year	8
Taxes	7, 8
Ten Year Option	73
Tenant	1
Tenant Designated Provider	29
Tenant’s Alteration Plans	28
Tenant’s Basic Cost	50
Tenant’s First Election Notice	85
Tenant’s Lobby Desk Sign	91
Tenant’s Notice	74
Tenant’s Offer Notice	45

Tenant’s Operating Share	15
Tenant’s Property	35
Tenant’s Second Election Notice	86
Tenant’s Statement	17
Tenant’s Tax Share	8
Term	2
Terraces	1
Transfer	47
Transfer Notice	47

LEASE, dated as of November 16, 2018 (the “Effective Date”), between CBP 441 Ninth Avenue Owner LLC, a Delaware limited liability company (“Landlord”) whose address is 501 Madison Avenue, 5th Floor, New York, New York 10022-5622 US, and Peloton Interactive, Inc., a Delaware corporation (“Tenant”), whose address is 125 West 25th Street, New York, New York 10001.

WITNESSETH

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 441 Ninth Avenue, New York, New York (the “Building”) on the land more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent or appurtenant thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

PREMISES; TERM; USE

Section 1.01 Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to the terms and conditions of this Lease, the entire fourth (4th) through tenth (10th) floors of the Building and a portion of the lower level of the Building, substantially as shown hatched on the plans (herein, the “Floor Plans”) annexed as Exhibit B to this Lease and made a part hereof (collectively called the “Premises”) The portion of the Premises comprised of the exterior setback/terrace areas, are hereinafter called, the “Terraces” and the portion of the Premises located on the lower level of the Building is hereinafter called the “Lower Level Premises”. Landlord and Tenant agree that for the purposes of this Lease (i) the Premises, exclusive of the Terraces and the Lower Level Premises, are deemed to contain 298,961 rentable square feet (consisting of 50,319 rentable square feet attributable to the entire fourth (4th) floor; 50,319 rentable square feet attributable to the entire fifth (5th) floor; 49,857 rentable square feet attributable to the entire sixth (6th) floor; 49,191 rentable square feet attributable to the entire seventh (7th) floor; 48,297 rentable square feet attributable to the entire eighth (8th) floor; 25,998 rentable square feet attributable to the entire ninth (9th) floor; and 24,980 rentable square feet attributable to the entire tenth (10th) floor), (ii) the Lower Level Premises is deemed to contain 13,239 usable square feet. Landlord and Tenant acknowledge and agree that the foregoing square footage determinations of the Premises have been determined in accordance with the Standard Method of Floor Measurement for Office Buildings approved by The Real Estate Board of New York, Inc., which became effective on January 1, 1987, utilizing a 27% loss factor from rentable area to usable area for a full floor (the “Current Measurement Standard”). If Tenant leases additional space in the Building during the initial term of this Lease pursuant to either Article 11 or 13 hereof, such space shall be measured in accordance with the Current Measurement Standard but any space that may be otherwise added to the Premises subsequent to the date hereof, including during any renewal term may be measured utilizing then market loss factors applicable for the Building and comparable first class buildings in midtown Manhattan.

Section 1.02 Term. The term of this Lease (the “Term”) shall commence on the Commencement Date (as defined in Section 1.03) and shall end on (i) the last day of the calendar month in which occurs the fifteenth (15th) anniversary of the Rent Commencement Date (as hereinafter defined), subject to renewal as set forth in Article 9 of this Lease, or (ii) such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (the “Expiration Date”).

Section 1.03 Commencement Date. The “Commencement Date” shall mean the earlier of (i) the date on which Landlord shall “substantially complete” “Landlord’s Work” (as those terms are defined in Exhibit L annexed hereto), tender to Tenant vacant, broom-clean possession of the Premises, free of all third-party rights and occupancies, and deliver to Tenant the Subordination, Non-Disturbance, and Attornment Agreement (the “Apollo SNDA”) from Apollo Commercial Real Estate Finance, the existing Superior Mortgagee in the form annexed hereto as Exhibit J, or (ii) the date on which Tenant takes possession of the Premises to commence actual construction of “Tenant’s Work” (as hereinafter defined). After the occurrence of the Commencement Date, Landlord shall provide Tenant with a notice which sets forth the Commencement Date, the Rent Commencement Date and the Expiration Date; provided, that the failure of Landlord to deliver such notice shall not affect the determination of such dates in accordance with this Lease. Should there be any dispute regarding the occurrence of the Commencement Date, then the same shall be resolved by way of expedited arbitration in accordance with Article 14 hereof, pending the resolution of such dispute, Tenant shall pay Rent based upon Landlord’s determination of the Rent Commencement Date in accordance with the terms of this Lease. If such dispute is resolved so that the Rent paid by Tenant is greater or less than the Rent determined to be paid by way of such arbitration, then (x) if there is a deficiency, Tenant shall pay the amount thereof within twenty (20) days after written demand therefor, or (y) if there is an overpayment, the amount of such overpayment shall be credited against the next installment of Rent due hereunder. Notwithstanding the foregoing, in no event shall the Commencement Date occur prior to August 1, 2019.

Section 1.04 Permitted Use. (a) The Premises shall be used and occupied by Tenant solely as general, executive and administrative office use and uses ancillary thereto (including, without limitation, storage, merchandise display, board rooms, conference rooms, meeting rooms, conference centers, messenger centers and mailrooms, recreational and/or amenity spaces, bathrooms, pantry areas, and cafeteria and/or dining areas, including a Dining Facility (as hereinafter defined)) and/or for any other lawful purpose in keeping with the quality and character of the Building; provided, that in no event shall the Premises be used for any of the following: (i) a restaurant or bar or for the retail “over the counter” sale of food or beverages, in each event to members of the public (but Tenant shall have the right to engage in such uses and to have vending machines, warming pantries and a dining facility within the Premises for the use of Tenant’s employees and visitors), (ii) photographic reproductions and/or offset printing, other than photographic or art production prepared in connection with Tenant’s ordinary course of business, (iii) an employment or travel agency or airline ticket counter, (iv) a school or classroom, other than in connection with training programs provided for Tenant’s employees and invitees (but solely in connection with Tenant’s business), (v) medical or psychiatric offices, (vi) conduct of an auction, (vii) gambling activities, (viii) conduct of obscene, pornographic or similar disreputable activities, (ix) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign

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government, or any political subdivision of any of them, (x) offices of any charitable, religious, union or other not-for-profit organization (subject to Section 5.06 of this Lease), or (xi) offices of any tax-exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto.

Section 1.05 Specific Uses.

(a) The Terraces on the ninth (9th) and tenth (10th) floors of the Building (the “Event Terraces”) may only be used by the Tenant for outdoor seating and events for Tenant’s employees and invitees and clients provided that Tenant shall, at Tenant’s cost and expense obtain any public assembly permits or liquor licenses and special insurance that might be required in connection with such use of the Event Terraces. The remaining Terraces are not accessible for use and occupancy and may only be used for the installation of mechanical equipment which shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. In no event shall any of the Terraces be used for cigarette smoking, grilling or cooking. Tenant shall make no alterations to the Terraces or install any planters or other furnishings on the Terraces without Landlord’s consent, which shall not be unreasonably withheld or delayed. Tenant acknowledges and agrees that window washing rigs will be used on Terraces only in the locations noted on Exhibit B-1 for the purposes of window cleaning or façade maintenance and Tenant shall not install any permanent furniture or planters on the Terraces in those locations which will interfere with the operation or use of such rigs when in use. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have the right to sublease the Terraces, except in connection with a sublease of the entire floor of the Premises to which the same may be appurtenant. Landlord shall have the right to install building equipment on the Terraces in the locations shown on Exhibit B-1 annexed hereto, provided that such equipment shall be screened in a manner reasonably acceptable to Landlord and Tenant, and shall not generate sounds, noise, or vibration at levels which (i) are audible in the interior of the Premises in excess of NC-40 when at least ten feet away from such equipment or (ii) exceed seventy (70) decibels if located on the Terraces. Notwithstanding any language to the contrary contained in this Lease, the Terraces shall be delivered to Tenant in the condition specified in Exhibit L annexed hereto.

(b) Should Tenant elect at its sole cost and expense (subject to the terms of this Lease), to install, maintain and operate (or cause a third party to operate) a dining facility (herein called the “Dining Facility”) in the Premises for the preparation and service of food, Tenant shall (i) comply with all applicable laws, ordinances and regulations with respect to the operation of such Dining Facility, (ii) install a warming kitchen only, with a kitchen exhaust system (the “KES”) which shall cause all food preparation areas to be properly ventilated, (iii) maintain such Dining Facility in a clean and sanitary condition, (iv) bag all wet garbage and place the same in containers that prevent the escape of odor, (v) keep the Premises free from vermin, and engage at Tenant’s sole cost and expense, the services of Landlord’s cleaning contractor (or Landlord’s extermination contractor) to provide extermination services in the Premises on a regular basis (and Landlord shall have no obligation to provide such services to the Dining Facility), provided that such contractor shall charge commercially competitive rates, and (vi) provide within the Premises a refrigerated garbage storage room of appropriate size in the event that Landlord shall determine in its reasonable judgment that such a refrigerated garbage storage room is necessary. Subject to Landlord’s approval of plans and specifications

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therefore, which approval shall not be unreasonably withheld or delayed, Tenant may, as part of the KES, install a duct and louvre through the exterior of the Building in the locations shown on Exhibit B-2 annexed ·hereto, provided that such louvre shall be considered a Specialty Alteration. Tenant shall have the right to use any food service provider (third party provider or otherwise) selected by Tenant to operate the Dining Facility, to cater events or provide other specialty services, provided that (1) Tenant shall identify such provider to Landlord in writing at the time that Tenant engages such provider, (2) such provider shall comply with the Building rules and regulations, and (3) if in Landlord’s sole discretion such provider is not operating in a manner consistent with a first class Building, Landlord shall have the right to exclude any such provider from the Building.

Section 1.06 Manner of Use. Notwithstanding any language to the contrary contained in this Lease, the Premises shall not be used for any purpose not expressly set forth herein which would tend to lower the existing character of the Building in any material respect, create unlawful elevator or floor loads or excessive loads that adversely affect the use by other tenants of the Building, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building except in each instance to a de minimis extent, constitute a public or private nuisance, interfere with the business operations of any other tenant or Landlord, or impair the appearance of the Building. Landlord agrees to reasonably cooperate, at no expense to Landlord, with Tenant in the procurement of any licenses, permits, “sign offs”, approvals or certificates which may be required by any governmental or quasi-governmental agency or authority with respect to Tenant’s use of the Premises. Any and all out of pocket costs, fees and/or expenses in connection with the procurement of any of the aforementioned items shall be borne solely by Tenant.

Section 1.07 Rules and Regulations for Use. Tenant shall comply with the rules and regulations attached hereto as Exhibit C and the LEED Requirements attached hereto as Exhibit C-3 (such rules and regulations and LEED Requirements, collectively, the “Rules and Regulations”), as the same may be reasonably modified or supplemented in writing from time to time. If there is any conflict between the provisions of the Rules and Regulations and the provisions of this Lease, the provisions of this Lease will control. Without limiting the generality of the preceding sentence, nothing contained in the Rules and Regulations shall be deemed (i) an agreement on the part of Landlord to perform any maintenance or repairs or to provide any services or (ii) a representation by Landlord with respect to the Premises or the Project or any other matter, except in each instance to the extent otherwise expressly set forth therein. Landlord shall not enforce any Rules and Regulations against Tenant in a discriminatory manner.

Section 1.08 Roof Use. Tenant, at its sole cost and expense, may, using Landlord’s designated contractor, install upon the roof of the Building, in the area outlined on Exhibit B-3 annexed hereto, one 4-foot satellite antenna with radio and/or satellite dish (the “Antenna”); and run, in and through locations shown on Exhibit D such lines and cables (collectively, the “Connecting Equipment”) from the roof to the Premises, as may be necessary for the operation of the Antenna. Landlord shall provide up to twenty (20) amps of electric power at the electric closets on the roof for the operation of the Antenna for which Tenant shall pay to Landlord, One Hundred Dollars ($100.00) per month, as and when Fixed Rent is payable hereunder, which

4

dollar amount shall be subject to increase annually by the percentage increase in the “CPI over the Base CPI” with a review by Landlord every five (5) years during the Term to ensure that Tenant is paying market rates for comparable buildings for delivering such service. Any cables or wiring required to bring such power from the rooftop electric closets to the Antenna shall be installed by Tenant, at Tenant’s sole expense. Landlord shall have the right to approve the color, specifications, weight and method of attachment of the Antenna and the Connecting Equipment to the Building, which approval shall not be unreasonably withheld or delayed. The Antenna and any related screening are hereby deemed to be included within the definition of Specialty Alterations, and Tenant shall remove the same on the Expiration Date or the earlier termination of this Lease. Tenant agrees that it shall, at its sole cost and expense, cage the Antenna and supply a key to such cage to Landlord for emergency use. Landlord reserves the right to grant other or similar rights to utilize other portions of the roof for other or similar purposes to other tenants or occupants of the Building provided there shall not be any unreasonable interference with transmissions to or from the Antenna. Tenant shall use commercially reasonable efforts to ensure that its use of the roof space does not impair such other Person’s data transmission and reception via their respective antennas and support equipment, if any. In no event shall (1) Tenant broadcast on a band that is legally designated for the exclusive use of another Person, nor (2) shall the maximum level of emissions from the Antenna exceed Tenant’s proportionate portion of the total emissions allowable for the Building under applicable Legal Requirements, taking into account the number of rooftop installations at the Building. Tenant shall submit to Landlord, prior to the installation of the Antenna, plans for the installation of the Antenna in such detail as Landlord may reasonably require, and Tenant shall not commence installation of the Antenna until Landlord has approved such plans in writing. Landlord reserves the right to supervise the installation, removal, replacement, repair and maintenance of the Antenna. Tenant shall pay to Landlord an annual fee of $24,000 in equal monthly installments, as and when monthly installment of Fixed Rent are paid, for its right to use the roof for its Antenna pursuant to this Section 1.08.

(a) Tenant agrees that:

(i) the installation of the Antenna and the Connecting Equipment shall be deemed a Material Alteration within the meaning and subject to the provisions of Article 4 hereof and Tenant shall comply, at Tenant’s expense with all Laws relating thereto (including, without limitation, obtaining all required operating permits and approvals from the Federal Communications Commission);

(ii) Tenant, at its sole cost and expense shall secure and maintain the Antenna and the Connecting Equipment and reasonably promptly repair any damage caused to the roof or any other portions of the Building by reason of the installation, maintenance, operation, removal and replacement of any of the Antenna and/or the Connecting Equipment and Tenant shall pay for all electrical service required for its use of the Antenna in accordance with the applicable provisions of this Lease (including Article 2 hereof);

(iii) Tenant shall be required to remove the Antenna and the Connecting Equipment upon the expiration or sooner termination of the term of this Lease and repair any resulting damage to the Building and restore the roof and the

5

Building to the condition which existed prior to any such installation, wear and tear and damage by casualty excepted;

(iv) Penetration of the roof of the Building in connection with the installation of the Antenna shall be avoided if possible and, if made, be done in accordance with the roof manufacturer’s reasonable specifications and be restored fully upon the removal of the Antenna. Landlord retains the right to inspect the installation of the Antenna and, if necessary, require reasonable corrective measures during the course of or upon completion of the installation of the Antenna. Installation of the Antenna shall be done in such manner as to not adversely affect the warranty for the roof. Tenant shall be responsible for any required maintenance and repair of the roof resulting from the installation, maintenance, repair, replacement, operation or use and/or removal of the Antenna. Any such maintenance and repair of the roof shall be performed by Landlord at Tenant’s actual, reasonable, out-of-pocket expense and Tenant shall pay for the same within thirty (30) days after receipt of a bill therefor along with reasonably supporting documentation;

(v) Landlord shall have the right at Landlord’s cost, on not less than twenty (20) days’ prior written notice, to relocate the Antenna; provided, however, that the foregoing relocation may not, other than in a de minimis manner, adversely affect Tenant’s operation or the reception of the Antenna. Such relocation shall be performed in a manner and at a time so as to minimize, to the extent reasonably practicable, any disruption of Tenant’s normal business activities and such relocation shall not impair Tenant’s data transmission and reception via such Antenna. Tenant shall reasonably cooperate with Landlord in any such relocation provided that such cooperation is without cost to Tenant. The relocation expense to be paid for by Landlord shall include the cost of removal of the portion(s) to be relocated, the purchasing of materials and equipment necessary for the relocation thereof and re-installation of the applicable Antenna at such other location as reasonably designated by Landlord on the roof and/or another location of the Building and any other reasonable out-of-pocket costs incurred by Tenant resulting from such relocation. Upon Landlord’s request therefor, Tenant shall advise Landlord of any additional costs Tenant reasonably anticipates it may incur due to any relocation proposed by Landlord hereunder;

(vi) Subject to the terms and conditions of this Lease, authorized agents or employees of Tenant shall have access to the Roof Location upon prior reasonable request to Landlord for the purpose of installing, operating, servicing, maintaining or repairing Tenant’s Rooftop Equipment provided however that access to the Roof shall be controlled by Landlord by way of a locked and alarmed roof door; and

(vii) The Antenna and the Connecting Equipment is for the sole use of Tenant and permitted occupants of the Premises and for no other parties. Tenant shall not resell in any form the use of the Tenant’s Antenna or the Connecting Equipment including, without limitation, the granting of any licensing or other rights.

(b) The rights granted in this Section 1.08 are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable

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other than in connection with an assignment or subletting as permitted by this Lease. Tenant shall be solely responsible, at Tenant’s cost and expense, for the security of the Antenna and the Connecting Equipment and Landlord shall have no liability or obligation with respect to securing the Antenna or the Connecting Equipment or otherwise protecting the Antenna and the Connecting Equipment from theft, vandalism or other damage.

ARTICLE 2

RENT

Section 2.01 Fixed Rent. Tenant shall pay Fixed Rent for the Premises (the “Fixed Rent”) at the annual rates set forth on Exhibit E annexed hereto. Fixed Rent shall be payable by Tenant in equal monthly installments in advance commencing on the Commencement Date (subject to the last sentence herein) and thereafter on the first day of each calendar month thereafter during the Term, at Landlord’s address set forth above, or at such other address as Landlord may specify by at least thirty (30) days’ written notice to Tenant from time to time; provided however; if the Commencement Date and/or the Rent Commencement Date (as applicable) shall occur on a date other than the first (1st) day of any calendar month, then the first monthly installment of Fixed Rent that becomes due on the Commencement Date and/or the Rent Commencement Date (as applicable), prorated to the end of said calendar month (based on the actual number of days in said calendar month), shall be payable on the Commencement Date and/or the Rent Commencement Date (as applicable). Notwithstanding anything contained in this Section 2.01 or elsewhere in this Lease to the contrary, Landlord hereby waives payment of Fixed Rent for (i) the entire Premises other than the 4th floor portion of the Premises pursuant to, without limitation, Sections 2.03 and 2.04 hereof for the period from and including the Commencement Date until and including the date which is the same date in the sixteenth (16th) month following the Commencement Date as the date of the Commencement Date (such date, the “Rent Commencement Date”); (ii) the fourth (4th) floor portion of the Premises for the period from and including the Commencement Date until and including the date which is the same date in the eighth (8th) month following the Commencement Date as the date of the Commencement Date (such date, the “4th Floor Rent Commencement Date”) and (iii) the fifth (5th) floor portion of the Premises for the period from the Rent Commencement Date until and including the date which is the same date in the sixteenth (16th) month following the Rent Commencement Date (such date, the “5th Floor Rent Commencement Date”) provided however that should there be three Events of Default (as hereinafter defined) during the first sixteen months of the Term, then from and after the date of the third Event of Default all payments due and payable from and after such third Event of Default shall not be waived by Landlord and shall be paid by Tenant on the dates due hereunder.

Section 2.02 Tax Payments.

(a) “Base Tax Amount” shall mean the Taxes for the tax fiscal year commencing on July 1, 2026 and ending on June 30, 2027.

(b) “Base Tax Year” shall mean tax fiscal year commencing on July 1, 2026 and ending on June 30, 2027.

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(c) “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project (including, without limitation, (1) assessments made upon or with respect to any “air rights”, and (2) any assessments levied for public benefits to the Project by any federal, state, municipal or other government or governmental body or authority, and (3) BID Charges, as hereinafter defined (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code (and/or any substitute or successor legal requirement thereto) so long as such tax is required to be paid by tenants directly to the taxing authority, and (iii) any expenses actually incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. As used herein, the term “BID Charges” means all charges imposed upon or against the Land and/or Building, Landlord or the landlord of the Land and/or Building with respect to any business improvement district. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”. Notwithstanding the foregoing, but subject to the immediately preceding sentence, “Taxes” shall not include (a) inheritance, estate, succession, transfer, gift, franchise, or capital stock tax; (b) any profit taxes, or any income taxes arising out of or related to ownership and operation of the Project or any other income-producing real estate, including, but not limited to, capital gains, mortgage recording or transfer tax; and (c) any fines, interest or penalties resulting from delinquent payments in respect of Taxes.

(d) “Tax Year” means each period of twelve (12) months, commencing on the first day of July of each such period and ending on the thirtieth day of the following June, in which occurs any part of the Term (but in no event covering any period prior to July 1, 2027), or such other period of twelve (12) months occurring during the Term (but in no event covering any period prior to July 1, 2027), as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(e) “Tenant’s Tax Share” means 44.736%.

(f) “Tax Statement” means an instrument or instruments setting forth in reasonable detail, the Tax Payment payable by Tenant for a specified Tax Year pursuant to this Section 2.02.

(g) Tenant shall make a payment to Landlord for each Tax Year (each in the aggregate, a “Tax Payment”) the sum of (1) if Taxes for any Tax Year shall exceed the Base Tax Amount, Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount plus (2) the annual amount payable by Tenant pursuant to Section 2.02(k) hereof for the calendar year in which the “Pre-Tax Payment Period” (as that term is

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hereinafter defined) shall end. Landlord shall furnish to Tenant, prior to the commencement of each Tax Year, a Tax Statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s reasonable estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year prior to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.02(g) in respect of the last month of the preceding Tax Year; (B) reasonably promptly after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within twenty (20) days after written demand therefor, or (y) if there is an overpayment, the amount of such overpayment shall be credited against the next installment of Fixed Rent and/or Additional Rent due hereunder, or if no further installment of Fixed Rent and/or Additional Rent is due hereunder, refunded to Tenant within thirty (30) days; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant (but in no event any sooner than ten (10) Business Days after Tenant receives such estimate) and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence. Subject, to Section 2.04 and 2.02(i) hereof, within ninety (90) days following the end of each Tax Year, Landlord shall furnish to Tenant a Tax Statement for such Tax Year. If such Tax Statement shall show that the sums paid by Tenant, if any, under this Section 2.02(g) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, the amount of such overpayment shall be credited against the next installment of Fixed Rent and/or Additional Rent due hereunder, or if no further installment of Fixed Rent and/or Additional Rent is due hereunder, refunded to Tenant within thirty (30) days; and if such Tax Statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within twenty (20) days after written demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in, or refund provided by the applicable taxing authority for, the Taxes for any Tax Year, whether during or after such Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(h) The Tax Statements to be furnished by Landlord as provided above shall constitute a final determination as between Landlord and Tenant of the Tax Payments for the periods represented thereby, unless Tenant within three hundred sixty-five (365) days after they are furnished, shall in writing challenge their accuracy or their appropriateness (herein called a “Tax Challenge”), which shall specify the particular respects in which such statement is inaccurate or inappropriate. If Tenant shall institute a Tax Challenge, then pending the resolution of such Tax Challenge, Tenant shall pay the Additional Rent to Landlord in accordance with the Tax Statements furnished by Landlord. If there shall have been an overpayment of 1.5% or more, Landlord shall, within thirty (30) days from the resolution of such

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Tax Challenge, refund to Tenant the amount thereof and, if there shall have been an overpayment of 5% or more, Landlord shall, within thirty (30) days from the resolution of such Tax Challenge, refund to Tenant the amount thereof together with Tenant’s costs of such Tax Challenge. If Tenant shall not give such notice within such three hundred sixty-five (365) day period, then the Tax Statement as furnished by Landlord shall be conclusive and binding upon Tenant. Any such overpayment or underpayment shall be refunded to Tenant or paid to Landlord within thirty (30) days after the issuance of such corrected statement. Either party may request arbitration of any matter in dispute pursuant to the terms of this Section 2.02(h). The party desiring such arbitration shall give notice to the other party. Within ten (10) days of such notice, Landlord and Tenant shall designate a tax certiorari attorney with at least fifteen (15) years’ experience representing owners and/or tenants of office buildings of 500,000 or more rentable square feet in lower Manhattan and/or midtown Manhattan (the “Article 2 Arbiter”) whose determination made in accordance with this Section 2.02(h) shall be binding upon the parties. If the determination of the Article 2 Arbiter shall substantially confirm the determination of Landlord (or otherwise be in favor of Landlord), then Tenant shall pay the cost of the Article 2 Arbiter. If the determination of the Article 2 Arbiter shall substantially confirm the determination of Tenant (or otherwise be in favor of Tenant), then Landlord shall pay the cost of the Article 2 Arbiter. In all other events, the cost of the Article 2 Arbiter shall be borne equally by Landlord and Tenant. In the event that Landlord and Tenant shall be unable to agree upon the designation of the Article 2 Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Article 2 Arbiter, which notice shall contain the names and addresses of two or more Article 2 Arbiters who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Article 2 Arbiter), then either party shall have the right to request JAMS, or if such organization fails to act in accordance herewith or no longer exists, then the AAA (or any organization which is the successor thereto), to designate the Article 2 Arbiter whose determination made in accordance with this Section 2.02(h) shall be conclusive and binding upon the parties, and the cost of such Article 2 Arbiter designated by the JAMS or the AAA (or any organization which is the successor thereto), shall be borne as hereinbefore provided in the case of the Article 2 Arbiter designated by Landlord and Tenant. In rendering a determination hereunder, such Article 2 Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease.

(i) Only Landlord shall be eligible to institute tax certiorari or other proceedings to reduce the assessed valuation of the Project or the Building (a “Protest”) and the filing of any such proceeding by Tenant without Landlord’s prior written consent shall constitute a default hereunder. Landlord shall file a Protest for each Tax Year occurring during the term of the Lease unless Landlord reasonably determines in accordance with standards consistent with those of other prudent first class landlords that it is not commercially prudent to file a Protest in a particular Tax Year. If Taxes comprising the Base Tax Amount or Taxes for any Tax Year are reduced as a result of a Protest, the taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount or the Taxes for such Tax Year, respectively, and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less or more than the Tax Payments required to be made under this Section 2.02 and the parties shall promptly reconcile the same.

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(J) If Landlord has and/or should Landlord, in its sole discretion and at its cost, elect to apply for benefits under the Industrial & Commercial Abatement Program (the “ICAP”), Tenant shall comply with the requirements of Exhibit C-2 annexed hereto and the following provisions provided that Landlord shall reimburse Tenant for any reasonable, actual, out of pocket expenses reasonably incurred by Tenant that Tenant reasonably demonstrates were incurred solely as a result of its compliance with Exhibit C-2, and/or this Section 2.02(j) (hereinafter called “Tenant’s ICAP Costs”). Notwithstanding the foregoing, in the event that Tenant’s ICAP Costs shall exceed $25,000, Landlord shall only be responsible to reimburse Tenant for fifty (50%) of any Tenant’s ICAP Costs in excess of $25,000:

(i) Tenant shall, in order to assist Landlord in obtaining any incentives, abatements, exemptions, subsidies, energy discounts, refunds or payments that may be available to Landlord in connection with the ICAP with respect to the entire Building or any portion thereof, including, without limitation, the Premises, (i) promptly execute and file any necessary applications, certifications or other documents, and (ii) follow all required procedures within any applicable time limitations, and Tenant shall provide Landlord with such further cooperation as may reasonably be requested by Landlord.

(ii) Tenant and Landlord hereby acknowledge that, notwithstanding anything to the contrary contained herein, all or any portion of the benefit from any such ICAP actually received by or credited to Landlord in connection with this Lease and any amounts that shall be required to be forwarded to Tenant pursuant to such ICAP shall be the property of Landlord (regardless of whether or not such benefits are larger or smaller than anticipated).

(iii) Notwithstanding anything to the contrary contained herein or in the ICAP, Landlord has made no representations to Tenant with respect to the ICAP, and Landlord shall have no liability or responsibility to Tenant if all or any portion of any benefits from any ICAP are not received by or credited to Landlord or are received by or credited to Landlord and are thereafter revoked for any reason.

(iv) With respect to any Alterations, and in connection with Landlord’s ICAP application, Tenant, at its sole cost and expense, shall be obligated to timely and fully comply with the requirements of (i) Executive Order No. 159; (ii) Executive Order No. 108 of 1986; (iii) Section 11-260 of the Administrative Code of the City of New York; (iv) [reserved]; (v) the New York City Charter; and (vi) any amendments or modifications thereto or other additional or successor executive orders, statutes, rules or regulations bearing on Landlord’s ICAP application. Such compliance shall include the filing with the Department of Labor Services (“DLS”) of Construction Employment Reports, Supply and Service Construction Employment Reports, Less Than $750,000 Subcontract Certificates, and certified payroll records. Tenant shall also be solely responsible for the compliance of any contractor, subcontractor, consultant, agent or party employed by Tenant in connection with Alterations. Copies of all such filings shall be sent by Tenant to Landlord. Tenant, as well as any contractor, subcontractor, construction manager, general contractor, consultant, agent or any party employed by Tenant in connection with any Alterations, shall cooperate with Landlord and shall

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supply such information and comply with such reporting requirements as Landlord indicates to Tenant are reasonably necessary to comply with the ICAP, and Tenant shall assist with Landlord in connection with maintaining its eligibility under the ICAP. Tenant also agrees that at the commencement of any Alterations, and as such Alterations progress, Tenant (or its agent) shall provide Landlord with the names of all contractors or subcontractors retained by Tenant with respect to the Alterations, as well as the dollar value of each contract or subcontract. Tenant further agrees that with respect to any contractors performing work pursuant to a contract with a value of $1,000,000 or more or subcontractors performing work pursuant to a subcontract with a value of $750,000 or more, a retainage in the amount of ten percent (10%) of the value of said contract or subcontract shall be withheld until DLS gives written approval that final payment may be released to said contractor or subcontractor.

(v) The parties agree that the Taxes for the Base Tax Year and any other Tax Years shall be calculated as if there was no ICAP in effect and Tenant’s Tax Payments shall be unaffected by the ICAP, including, without limitation, the amount of any refund, abatement or exemption of Taxes, if any, received by or credited to Landlord pursuant to the I CAP.

(vi) It is further understood and agreed that (in order to enable Landlord to comply with certain requirements of the ICAP, as applicable, which may currently be in effect):

(1) Landlord is seeking or has obtained benefits under the ICAP as applicable;

(2) Tenant agrees to report to Landlord the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment and the New York City residency of each worker; and

(3) Tenant agrees to provide access to the Premises by employees and agents of the New York City Department of Finance at all reasonable times as may be requested by Landlord.

(k) Notwithstanding any language to the contrary contained herein, during the period commencing on January 1, 2021 and ending on June 30, 2027, Tenant shall pay to Landlord in lieu of Tax Payments that should otherwise be payable as and for such period, the following amounts, in equal monthly installments as and when monthly installments of Fixed Rent are paid, as and to the extent part of the Pre-Tax Payment Period:

(i) $234,150.00 per annum during the 2021 calendar year,

(ii) $468,300.00 per annum during the 2022 calendar year,

(iii) $702,450.00 per annum during the 2023 calendar year,

(iv) $936,600.00 per annum during the 2024 calendar year,

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(v) $1,170,750.00 per annum during the 2025 calendar year;

(vi) $1,404,909.00. per annum during the 2026 calendar year; and

(vii) $1,639,050.00. per annum during the 2027 calendar year (provided that for the 2027 calendar year, Tenant shall only be required to pay the first six (6) monthly payments, each at $136,587.50).

(I) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to make any payments under this Section 2.02 prior to January 1, 2021.

Section 2.03 Operating Expense Payments.

(a) “Base Operating Amount” means Operating Expenses for the Base Operating Year.

(b) “Base Operating Year” means calendar year 2022.

(c) “Landlord’s Statement” means an instrument setting forth in reasonable detail the Operating Expenses, and the Operating Payment payable by Tenant, for a specified Operating Year.

(d) “Operating Expenses” means all expenses paid or incurred by or on behalf of Landlord in respect of the repair, replacement, maintenance, operation and security of the Building, in a manner consistent with practices in comparable first-class office buildings in Manhattan, including, without limitation, (1) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord at or below the level of General Manager, Landlord’s affiliates and their respective contractors engaged in the repair, replacement, maintenance, operation and/or security of the Building; (2) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (3) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities furnished to the Building, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities less any amounts directly billed to tenants (including, without limitation, amounts for overtime HVAC directly billed to tenants); (4) the cost of painting and/or decorating all areas of the Building, excluding, however, any space contained therein which is demised to tenants; (5) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Building; (6) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Building, and not including any areas specifically demised to tenants, and any sales and other taxes thereon; (7) the rental value of Landlord’s Building management office utilized in connection with the repair, replacement, maintenance, operation and/or security of the Building, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (8) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (9) the cost of all interior and exterior landscaping of areas of the Building not leased to tenants; (10) the cost of all alterations, repairs, replacements and/or

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improvements reasonably necessary for the operation of the Building, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; (11) management fees not to exceed 4% of the gross rental receipts of the Building; (12) all costs and expenses of legal, bookkeeping, accounting and other professional services, including, without limitation, legal, accounting and expert fees with respect to any tax certiorari matter involving the Building; (13) fees, dues and other contributions paid by or on behalf of Landlord to civic or other real estate organizations and any assessments, dues, levies or charges paid to any business improvement district or similar organization or to any entity on behalf of such an organization; (14) costs of software and software platforms which provide tenants with access to Building amenities, services and communications; and (15) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the commercial office real estate industry in the Borough of Manhattan, City of New York.

(e) Notwithstanding the foregoing and anything to the contrary set forth in this Lease, Operating Expenses shall not include the following: (l) depreciation and amortization (except with respect to alterations, repairs, replacements and/or improvements that qualify as Capital Items covered by clause (14) of this Section 2.03(e)); (2) principal and interest payments, ground rent and other costs incurred in connection with any financing or refinancing of the Building; (3) the cost of preparing space for the occupancy of tenants of the Building (including Tenant) and/or performing any work in a leasable portion of the Building or that which is demised to a tenant or occupant; (4) brokerage commissions and advertising and marketing expenses incurred in procuring tenants for the Building; (5) subject to Section 2.03(d), the cost of any work or service performed for any tenant or occupant of the Building (including Tenant) which is not for the benefit of all tenants of the Building, whether at the expense of Landlord or such tenant; (6) the cost of any electricity consumed in the Premises or in any other leasable space in the Building; (7) Taxes, special assessments, franchise taxes or taxes in the nature of a real estate tax imposed upon or measured by the income or profits of Landlord; (8) legal and other fees incurred in preparing leases for tenants or in enforcing the terms of any lease (including, without limitation, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), the cost of performing improvements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, marketing expenses, leasing commissions, space planning fees, legal fees, and the cost of lease buy-outs) provided however that the legal fees for enforcement of a lease for the benefit of other tenants in the Building shall be includable; (9) any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise but other than by means of operating expense reimbursement provisions contained in the leases of other tenants; (10) fees, dues or contributions that Landlord pays voluntarily to civic organizations, charities, political parties, political candidates, or political action committees, and/or costs arising from Landlord’s charitable or political contributions provided that such fees, dues and contributions shall not exceed 1% of the Operating Expenses for the applicable Operating Year; (11) wages, salaries, fees, and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord or Landlord’s affiliates not having direct responsibility for operating or providing services exclusively to the Building; (12) costs of goods or services furnished by entities affiliated with Landlord to the extent such costs exceed the cost that would have been incurred in an arm’s length transaction with an unrelated party; (13) costs of Landlord’s general overhead

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and general administrative expenses (individual, partnership, company or corporate, as the case may be); costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee holding a mortgage encumbering the Project and/or the Building, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, or costs of any disputes between Landlord and its employees (if any) not engaged in Building operation; (14) any costs of a capital nature including capital improvements, capital repairs, and capital tools as determined under GAAP (“Capital Items”); provided, however, Operating Expenses may include the costs of any Capital Items (x) reasonably expected by Landlord to reduce Operating Expenses (to the extent of the reduction in Operating Expenses actually realized as a result thereof), or (y) made to comply with any applicable Laws which become effective (or which are interpreted in an altered manner) after the Commencement Date; as amortized at an interest rate equal to six percent (6%) per annum over the shorter of (I) the useful economic life of such Capital Items, as reasonably determined by Landlord in accordance with GAAP or (II) ten (10) years; (15) intentionally omitted; (16) expenses that Landlord incurs in selling, purchasing, financing or refinancing the Land and the Building, (17) salaries, wages, and fringe benefits, and payroll taxes and similar government charges with respect thereto, paid to personnel above the grade of General Manger or to the extent the same shall relate to services not provided exclusively in relation to the Building, (18) intentionally omitted, (19) intentionally omitted, (20) intentionally omitted (21) intentionally omitted; (22) the portion of any costs that are properly allocable to any building other than the Building or to any space or portion of the Building that is not for the general benefit of the tenants of the Building; (23) interest, penalties and late charges that in each case are paid or incurred as a result of late payments other than Tenant’s late payments; (24) the cost of objects of fine art that Landlord installs in the Building; (25) costs Landlord incurs in installing, repairing and maintaining submeters which measure electricity consumed solely in leasable space in the Building; (26) costs incurred for travel and/or entertainment; (27) Intentionally Omitted; (28) the cost of performing the present renovations to the Building and/or the costs of building additional stories on the Building; (29) the cost of any repair made by Landlord because of the total or partial destruction of the Building, other than a commercially reasonable deductible; (30) costs arising from condemnation of a portion of the Building that are not reimbursed by condemnation awards; (31) intentionally omitted; (32) any bad debt loss, rent loss, or reserves for bad debt or rent loss; (33) costs incurred in connection with the acquisition or sale of air rights or transferable development rights; (34) intentionally omitted; and (35) the costs of installing, operating, and/or maintaining any specialty facility, such as an observatory, lodging, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, conference center or similar facilities that are not supplied to tenants generally in the Building as part of Operating Expenses.

(f) “Operating Year” means each calendar year in which occurs any part of the Term (but in no event covering any period prior to January 1, 2023).

(g) “Tenant’s Operating Share” means 46.297%.

(h) For each Operating Year, Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.

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(i) Landlord shall furnish to Tenant prior to the commencement of each Operating Year, a statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s reasonable estimate of the Operating Payment for such Operating Year. If Landlord shall not furnish any such estimate for an Operating Year prior to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.03 in respect of the last month of the preceding Operating Year; (B) reasonably promptly after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there is an overpayment, the amount of such overpayment shall be credited against the next installment of Fixed Rent and/or Additional Charges due hereunder, or if no further installment of Fixed Rent and/or Additional Charges is due hereunder, refunded to Tenant within thirty (30) days; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant, but in no event any sooner than ten (10) Business Days after Tenant receives such estimate, and monthly thereafter throughout such Operating Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

(j) Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year within one hundred eighty (180) days after the end of the Operating Year. If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.03(i) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, the amount of such excess shall be credited against the next installment of Fixed Rent and/or Additional Charges due hereunder, or if no further installment of Fixed Rent and/or Additional Charges is due hereunder, refunded to Tenant within thirty (30) days; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

(k) Tenant, upon written notice (the “Opex Audit Notice”) given within three hundred sixty-five (365) days after Tenant’s receipt of a Landlord’s Statement, may elect, to have a certified public accountant which may be employed by Tenant or by a lease auditing firm experienced in performing similar operating expense audits with respect to similar tenants in buildings similar to the Building examine such of Landlord’s Records as are directly relevant to such Landlord’s Statement and the Landlord’s Statement for the Base Operating Year (the “Records”) at Landlord’s office in the Borough of Manhattan or at such other location in the Borough of Manhattan as Landlord may reasonably designate. As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question without waiver of its rights and/or claims. If Tenant shall not

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give such Opex Audit Notice within such three hundred sixty-five (365) day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential in the manner set forth in Section 8.21 of this Lease, and, upon request by Landlord, shall confirm such confidentiality obligation in writing reasonably acceptable to Landlord and Tenant. Tenant covenants and agrees that Tenant will not employ, in connection with such examination, any person who is to be compensated, in whole or in part, on a contingency fee basis. Landlord shall cooperate in good faith with Tenant to provide access to the Records. Tenant, within ninety (90) days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant. If Tenant timely delivers a Tenant’s Statement, then Landlord and Tenant shall attempt to resolve the disagreement specified in the Tenant’s Statement. If they are unable to do so and provided that the amount of the Operating Payment Tenant claims is due is greater than 1.5% less than the amount of the Operating Payment Landlord claims is due, Tenant shall notify Landlord, within one hundred and twenty (120) days after the date on which the Records are made available to Tenant, if Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.03(k) shall be binding upon the parties; it being understood that (i) if the amount of the Operating Payment that the Arbiter determines is due is not greater than 1.5% less than the amount of the Operating Payment Landlord claims is due, then Tenant shall pay the amount that Landlord claims is due to the extent not theretofore paid, and (ii) if the Operating Payment that the Arbiter determines is due is 1.5% or less lower than the amount of the Operating Payment Landlord claims is due, then Landlord shall pay the difference to Tenant within thirty (30) days thereafter. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the one hundred and twenty (120) day period after the date on which the Records are made available to Tenant as set forth above, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of Arbiter shall be that the Operating Payment due is 5% or more, less than Landlord’s Statement therefor, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne by Tenant. The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, then either party shall have the right to request the American Arbitration Association (“AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section 2.03(k) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 2.03(k), and as a condition to Tenant’s right to

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prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question.

(I) Notwithstanding anything to the contrary contained herein, in lieu of Operating Payments that should otherwise be payable as and for calendar years 2021 and 2022, Tenant shall pay to Landlord, in equal monthly installments, as and when installments of Fixed Rent are due (i) $124,880.00 per annum during the 2021 calendar year, and (ii) $249,760.00 per annum during the 2022 calendar year.

(m) Landlord and Tenant agree that solely for the purposes of determining increases in Tenant’s Tax Share and Tenant’s Operating Share for additional space demised by Tenant pursuant to Articles 11 or 13 hereof, (i) the rentable square feet of the entire Building is deemed to be 697,877 for the purposes of determining Tenant’s Tax Share, and (ii) the rentable area of the office portion of the Building is deemed to be 674,338 for the purposes of determining Tenant’s Operating Share.

(n) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to pay any Operating Expenses that accrue prior to January 1, 2021.

Section 2.04 Tax and Operating Provisions.

(a) Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor, provided, however, notwithstanding anything to the contrary set forth in this Lease, any Tax Payment or installment thereof that is not billed (or corrected) within three (3) years after it is incurred shall be deemed waived by Landlord unless the same is being contested by tax certiorari or litigation related thereto. Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year provided, however, notwithstanding anything to the contrary set forth in this Lease, any Operating Expenses component that is not billed (or corrected) within three (3) years after it is incurred shall be deemed waived by Landlord unless the same is being contested in good faith by Landlord by litigation or otherwise.

(b) Landlord and Tenant confirm that the computations under Sections 2.02 and 2.03 have been agreed to by and between the parties and are intended to constitute a fair and reasonable basis for determining Tenant’s share of increases in Taxes and Operating Expense may or may not be reflective of the exact rentable and/or usable square footage of the Premises and/or the Building and may or may not result in an actual reimbursement to Landlord for Taxes, Operating Expenses and other costs and expenses incurred by Landlord with respect to the Building.

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(c) Each Tax Payment in respect of a Tax Year and Operating Payment in respect of an Operating Year, which begins prior to the Rent Commencement Date, the 4th Floor Rent Commencement Date, or 5th Floor Rent Commencement Date, as applicable, or ends after the Expiration Date shall be prorated to correspond to that portion of such Tax Year or Operating Year (as applicable) occurring within the Term following the Rent Commencement Date, the 4th Floor Rent Commencement Date, or the 5th Floor Rent Commencement Date, as applicable provided that this subsection (c) shall not be applicable to the payments pursuant to Sections 2.02(k) and 2.03(l) hereof.

(d) In no event shall Tenant be entitled to any refund or reduction in Rent if Operating Expenses for any Operating Year are less than the Base Operating Amount or if Taxes for any Tax Year are less than the Base Tax Amount.

(e) In determining the amount of items of Operating Expenses that vary based on the occupancy level of the Building, if (x) less than one hundred percent (100%) of rentable square feet in the Building shall have been occupied by tenant(s) at any time during any relevant period (including the Base Operating Year), and/or (y) the tenant or occupant of any rentable space in the Building (including Tenant) undertook in any relevant period (including the Base Operating Year) to perform work or services therein in lieu of having Landlord perform such work or services and the cost thereof would have been included in Operating Expenses, then, in each such event, Operating Expenses shall be determined for such relevant period to be an amount equal to the expenses which would normally be expected to be incurred had such occupancy been one hundred percent (100%) or if Landlord had performed such work or services with respect to one hundred percent (100%) of the rentable square feet in the Building.

Section 2.05 General Rent Provisions.

(a) The failure of Tenant to make any payment of Rent beyond applicable notice and cure periods, pursuant to this Section 2.05 or elsewhere in this Lease shall entitle Landlord to all rights and remedies provided hereunder for the non-payment of Rent, and the tender and/or acceptance of all or any portion of such Rent shall not be deemed a waiver of the rights of Landlord or Tenant with respect to any Rent payable pursuant to the terms of this Lease.

(b) Nothing herein contained shall create or be deemed to create a partnership, joint venture or a joint venture enterprise between Landlord and Tenant as to the operation by Tenant of its business in the Premises, or render Landlord in any way responsible for the debts or losses of Tenant; it being the express intention that the relationship of the parties hereto shall at all times be that of landlord and tenant.

(c) Tenant shall also pay other sums under this Lease, in addition to Fixed Rent, in the manner and at the times as herein provided. All sums and charges other than Fixed Rent due and payable by Tenant to Landlord under this Lease payable to Landlord hereunder, are called “Additional Rent”. Tenant’s failure to pay Additional Rent as provided hereunder beyond applicable notice and cure periods shall entitle Landlord to exercise all rights and remedies set forth herein for the non-payment of Rent. Fixed Rent and Additional Rent and all other charges herein are collectively called “Rent”.

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(d) Subject to the terms of this Lease, Tenant’s obligation to pay Rent and Landlord’s obligation to reimburse or credit Tenant for any overpayment of Taxes or Operating Expenses, shall survive the Expiration Date, to the extent necessary to carry out the provisions of this Lease with respect to Tenant’s or Landlord’s obligations which accrued prior to the stated Expiration Date or with respect to Tenant’s or Landlord’s obligations which accrued prior to or which accrue after any earlier termination of this Lease, as the case may be.

(e) There shall be no abatement or reduction of, deduction from or counterclaim, offset or set-off against, Fixed Rent, or Additional Rent whatsoever except and to the extent as may be expressly set forth in this Lease.

(f) No payment by Tenant or Landlord or receipt or acceptance by Landlord or Tenant of a lesser amount than the correct amount of Fixed Rent, Additional Rent or any other sum due under this Lease shall be deemed to be other than a payment on account of the earliest Rent arrears or other amount owed, nor shall any endorsement or statement on any check (i.e., “payment under protest”) or any letter accompanying any check or payment be deemed an accord and satisfaction, and both Landlord and Tenant may accept such check or payment without prejudice to such party’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

(g) If at the commencement of, or at any time or times during the Term, the Rent shall not be fully collectible by reason of any Laws, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the Rent reserved under this Lease). Upon the termination of such legal rent restriction, (1) the Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, if such termination is prior to the Expiration Date, and (2) Tenant shall pay to Landlord, if legally permissible, an amount equal to (a) the Rent which would have been paid pursuant to this Lease but for such legal rent restriction, less (b) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect. The obligations under this Section 2.05(g) shall survive the Expiration Date.

(h) Any payment of Rent due from Tenant to Landlord not paid when due shall bear interest from the date such payment is due to the date of actual payment (“Interest”) at the rate per annum of the lesser of (i), the rate announced as its prime rate by JPMorgan Chase & Co. plus 4% or (ii) the maximum rate permitted by the law (the “Interest Rate”). Notwithstanding the forgoing, Landlord shall waive Interest on the first two (2) late payments of Rent during any calendar year, provided that such Rent is paid within ten (10) days following written notice to Tenant of such failure to pay Rent on a timely basis.

Section 2.06 Electric Charges. Tenant’s demand for, and consumption of, electricity serving the Premises shall be paid by Tenant as set forth herein. Tenant’s consumption of electricity shall not exceed the Maximum Electric Load, nor shall Tenant be entitled to any unallocated power available in the Building, except as set forth in subsection 2.04(d) of this Lease.

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(a) The Premises shall be delivered to Tenant with a submeter or submeters exclusively measuring electric consumption at the Premises as part of Landlord’s Work, and Tenant shall pay for such submetered electric consumption from and after the Commencement Date for the Premises within thirty (30) days after rendition of bills therefor with reasonably supporting documentation, which bills shall be rendered by or on behalf of Landlord separately for each submeter (but not more frequently than on a monthly basis). The amount payable by Tenant for electricity consumed within the Premises, as determined by said submeter(s), shall be one hundred three percent (103%) of the average cost per kilowatt hour of electric used in the Premises, as determined by readings of submeters measuring Tenant’s usage of electric in the Premises. Such average cost shall be computed by dividing (i) the aggregate costs at which Landlord from time to time purchases each KW and KWH of electricity for the same period from the utility company and/or alternate providers (including all surcharges, taxes, fuel adjustments, market supply and market adjustment charges, taxes passed on to consumers by the public utility, and other sums payable in respect thereof), plus all surcharges, taxes and other sums payable in respect of Landlord’s sale of electricity to Tenant, by (ii) the aggregate KW utilized in the Building during the same period. Notwithstanding anything to the contrary herein, Landlord shall not be obligated to apply Tenant’s interval data to Landlord’s Rate in order to determine the amount payable by Tenant hereunder.

Section 2.07 Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease by check (subject to collection) drawn on a Clearing House Association member bank or electronic funds transfer of immediately available federal funds to an account designated in writing by Landlord, in each case at the times provided herein without notice or demand and without setoff or counterclaim, except as may otherwise be expressly provided in this Lease. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails timely to pay any Rent on its due date, Tenant shall pay, in addition to Interest, a late charge (“Late Charge”) of four cents ($0.04) for each dollar overdue; provided, however, that Landlord shall waive the Late Charge with respect to the first two (2) late payments of Rent during any calendar year, provided that such Rent is paid within ten (10) days following written notice to Tenant of such failure to pay Rent on a timely basis. Any Additional Rent for which no due date is specified in this Lease shall be due and payable on the twentieth (20th) day after the date of invoice. Except as may be expressly provided to the contrary in this Lease, all bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within three hundred sixty-five (365) days of actual receipt of same in writing, Tenant notifies Landlord that it is disputing same. Notwithstanding the Interest charge and Late Charge, non-payment of any Rent shall constitute a default of this Lease.

ARTICLE 3

LANDLORD SERVICES

Section 3.01 Landlord Services. From and after the Commencement Date, and throughout the Term of this Lease, Landlord shall furnish Tenant with the following services deemed to be included in Fixed Rent except as otherwise expressly set forth herein (collectively, “Landlord Services”):

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(a) heat, ventilation and air-conditioning (“HVAC”) to the Premises (other than the Lower Level Premises) from 8:00 am to 8:00 pm on Business Days and 8:00 am to 1:00 pm on Saturdays which are not Holidays, in accordance with the design specifications set forth in Exhibit F attached hereto. If Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall furnish such overtime service, provided that Tenant shall request such overtime service by 2:00 pm on a Business Day when overtime is requested for such Business Day and by 2:00 pm of the immediately preceding Business Day when overtime service is requested for a non-Business Day. There shall be a one hour minimum requirement for overtime HVAC service immediately before 8:00 am or following 8:00 pm on a Business Day and immediately before 8:00 am or after 1:00 pm on Saturdays immediately following a Business Day and a four hour minimum at any other time. Tenant shall pay to Landlord within thirty (30) days after demand with reasonably supporting documentation, one hundred fifty dollars ($150.00) per hour for the first floor for which overtime HVAC is requested and seventy five dollars ($75.00) per hour for each additional floor for which overtime HV AC is requested, as such dollar amounts shall be increased annually by the percentage increase in the “CPI over the Base CPI” with a review by Landlord every five years during the Term to ensure that Tenant is paying market rates for comparable buildings for delivering such services. Tenant acknowledges and agrees that the electricity used to operate the HVAC units in the Premises during all hours shall be provided by Landlord on a submetered basis pursuant to the provisions of Section 2.06 hereof and paid by Tenant as Additional Rent in accordance with Section 2.06 hereof. Notwithstanding anything to the contrary set forth in this Lease, (i) Tenant shall be responsible for delivering HVAC to the Lower Level Premises and (ii) the Building HVAC system(s) and related equipment on floors 4 through 10 of the Building shall not generate sounds, noise, or vibration at levels which exceed NC-40 when at least ten feet away from the Building’s mechanical rooms.

(b) (A) passenger elevator service to the Premises at all times (including one passenger elevator that goes from the ground floor to the lower level of the Building of which the Lower Level Premises are a part) during Business Hours on Business Days in the Building consistent with the service provided in comparable first class midtown Manhattan office buildings, with at least three (3) passenger elevators subject to call at all other times and (B) freight elevator and loading dock accessibility on a non-exclusive, first come-first served basis (i.e., no advance scheduling), subject to Landlord’s reasonable determination of availability, during the hours (herein, the “Freight Elevator Business Hours”) of 8:00 a.m. to 12:00 p.m. and 1:00 p.m. to 4:30 p.m. on Business Days at no charge, and on a reserved exclusive basis at all other times with a four (4) hour minimum on Saturdays or Sundays and otherwise with a one (1) hour minimum, upon the payment of one hundred twenty five dollars ($125.00) per hour (which dollar amount shall be increased annually by the percentage increase in the “CPI” over the “Base CPI”) within thirty (30) days after Landlord’s written demand, subject however to the provisions of Exhibit L annexed hereto with respect to Tenant’s Work.

(c) Reasonable quantities of domestic hot (at 105-120 degrees Fahrenheit) water to the base building lavatories in the Premises and reasonable quantities of domestic cold water to the Premises for (i) base building lavatories, (ii) pantries within the Premises, and (iii) for use by Landlord to provide cleaning services in accordance with the specifications annexed hereto as Exhibit G. If Tenant requires domestic water for any other purpose, including without limitation for the Dining Facility, Landlord shall furnish cold water at the Building core riser

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through a two inch (2”) capped outlet located on the floor on which the Premises is located to which Tenant may at Tenant’s sole cost, connect and the cost of distributing such water from the capped outlet and the cost of heating such water shall be Tenant’s sole responsibility. Landlord may install and maintain, at Tenant’s expense, meter(s) to measure Tenant’s consumption of cold water for such other purposes in which event Tenant shall reimburse Landlord for the quantities of cold water shown on such meter(s), within ten (10) Business Days following Landlord’s written demand;

(d) electric energy at a level of not less than six (6) watts demand load at the panel per usable square foot contained in the Premises (exclusive of electricity for the Building HVAC system, but for the avoidance of doubt, inclusive of any supplemental HVAC installed by Tenant) for Tenant’s use of lighting and other electrical fixtures, appliances and equipment (the “Maximum Electric Load”). If Tenant submits a load letter and reasonably demonstrates the need for power in excess of the Maximum Electric Load and subject to the availability of such additional power required to supply such additional power, Landlord will assist Tenant in procuring such excess power, at Tenant’s sole cost and expense. Tenant shall pay Landlord within ten (10) Business Days following Landlord’s written demand its then established connection charge for each additional amp of power or portion thereof provided to the Premises and the cost of installing additional risers, meters, switches and related equipment necessary to provide such additional power.

(e) Access through the junction box installed by Landlord in the core electric closets in the Premises, to an independent emergency power system (the “EPS”) by way of pathways and risers designated by Landlord and reasonably approved by Tenant, to provide backup lighting to the Premises in the event of loss of normal power supply, in the amount of one-quarter (1⁄4) watt per usable square foot of the Premises (the “Maximum EPS Load”). Tenant shall be responsible at Tenant’s cost and expense to make the connections to the EPS from the Premises. Should Tenant require additional backup power from the EPS in excess of the Maximum EPS Load, then provided Tenant reasonably demonstrates the need for power in excess of the Maximum Electric Load and subject to the availability of such additional power (in Landlord’s sole discretion), Landlord shall make available to Tenant additional power from the EPS System, provided Tenant shall at Tenant’s cost do such core drilling and run such additional risers as may be necessary for Tenant to utilize such additional backup power. Tenant shall pay to Landlord within ten (10) Business Days following Landlord’s written demand therefor, as and when Fixed Rent is payable hereunder, for the availability of such additional emergency power in excess of the Maximum EPS Load, Fifty Dollars ($50.00) per kilowatt per month as such amount shall be increased annually by the percentage increase in the “CPI” over the “Base CPI.” Tenant acknowledges and agrees that Landlord shall have no liability to Tenant in the event of any failure of the EPS and Tenant hereby indemnifies and holds Landlord harmless from any costs, expenses, loss or liability resulting from Tenant’s connections to the EPS.

(f) access to the Premises and the Building twenty-four (24) hours a day, seven (7) days a week, subject to Force Majeure or Casualty, and except as otherwise expressly set forth in the terms of this Lease and subject to Landlord’s reasonable security measures for the Building; and

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(g) Landlord shall provide cleaning services to the Premises (other than the areas of the Lower Level Premises which are not used for office space) on Business Days in accordance with the specifications set forth on Exhibit G attached hereto. Tenant shall have the right to contract directly with Landlord’s cleaning contractor providing the services specified on Exhibit G, for additional cleaning services.

(h) If Tenant shall install a supplemental HVAC system (the “Supplemental HVAC System”) within the Premises as part of Tenant’s Work which utilizes condenser water, then within twenty-four (24) months after Tenant has commenced business operations at the Premises, Tenant shall deliver to Landlord a written notice specifying the amount of condenser water Tenant will require to operate the Supplemental HY AC System, then provided that such amount shall not exceed two hundred thirty-one (231) tons, Landlord shall furnish such condenser water to Tenant and Tenant may distribute such condenser water throughout the Premises. The cost of such condenser water as well as the cost of piping and other equipment or facilities required to distribute the condenser water within the Premises shall be paid by Tenant. If Tenant fails to deliver such notice, Landlord cannot guaranty the quantity of condenser water that will be made available to Tenant. Subject to the terms of this Lease, Tenant shall pay as Additional Rent all reasonable, actual, out-of-pocket charges incurred by Landlord as the result of Tenant’s installation and use of the Supplemental HVAC System, and Tenant shall pay Landlord for the condenser water used in connection with the supplemental HVAC system at a rate of Six Hundred Dollars ($600) per ton per annum used, as such amount shall be increased annually by the percentage increase in the “CPI” over the “Base CPI” provided that in no event shall Tenant be liable for tap-in or hook-up fees.

(i) The Building will have a restricted-access program for all tenants and their employees and visitors which shall initially consist of a combination of controlled electronic access (i.e., turnstiles), electronic surveillance to monitor and record Building activity on a 24-hour basis and uniformed security guards. Tenant employees shall be issued iPhone or Android based digital credentials that will enable access into the lobby areas and to the elevators. Tenant shall be entitled to 2500 identification credentials (which may be a card or a phone application) without cost, but any identification credentials in excess of that amount shall be provided by Landlord, at Tenant’s cost. Landlord shall have installed a security management system in the Building which will include, (A) an access control and alarm monitoring system that will provide (i) electronic card control for perimeter entry; (ii) multiple access control options for turnstiles; (iii) physical key or wireless battery-operated electronic locks for back of house; (iv) alarm monitoring of the perimeter and selected interior areas of the Building; and (v) a photo identification and barcode badging system; (B) a visitor management system; and (C) closed circuit television. The Building security management system described hereunder shall be monitored from the Building security office during the day hours and from the security desk workstations on a 24-hour, 7-day basis. Tenant acknowledges that (x) Landlord, in agreeing to arrange for the security programs specified above, does not ensure the security of the Building, and (y) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant’s security. Tenant also agrees that the means of implementing the services described in this clause 3.0l(i) may be modified over time and from time to time as older methods become obsolete and more effective technologies become available as reasonably required to be consistent with services offered by other first class office buildings. Tenant agrees that Tenant is responsible at Tenant’s

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sole expense for controlling and securing access into its Premises from the elevators and throughout the Premises (including the Lower Level Premises) and Landlord shall have no responsibility in connection therewith.

(j) The Building will feature a bike room at ground level (current capacity is seventy-six (76) bicycles). Bike room use is on a first come first served basis. Should the bike room be at capacity, Tenant shall have the ability to bring bikes into its Premises by utilizing the freight elevator. From and after the date that the bike room has been completed and is open and available for use by the tenants of the Building, Landlord shall have the right to relocate the bike room within the Building at any time, and from time to time, in Landlord’s sole discretion, on thirty (30) days prior notice, provided that the relocated bike room shall be substantially similar to its predecessor in terms of size and accessibility. Landlord shall have the bike room ready for Tenant’s use by September 1, 2020. Tenant shall have the right, at its election, to utilize the bike room towards LEED certification.

(k) Landlord shall provide a Building Management system (the “BMS”) to monitor all Building Systems. Tenant shall have the right, at Tenant’s expense, to connect Tenant’s monitoring system to the BMS, provided that Tenant shall use Landlord’s designated contractor to make such connections.

(l) Should Landlord determine, in its sole discretion, to construct a parking garage in the lower level of the Building, Landlord shall make available to Tenant five (5) parking spaces within any such garage, without charge to Tenant. Nothing contained in this subsection 3.01(1) shall be construed to obligate Landlord to construct any garage in the Building, or if Landlord should construct such garage, to operate, repair or maintain such garage.

(m) Landlord intends to provide conference room and lounge facilities on the ground floor of the Building (the “Amenity Space”) which shall be available to all tenants of the Building on a first come first serve basis and on a pay per use basis subject to established charges therefor. From and after the date that the Amenity Space has been completed and is open and available for use by the tenants of the Building, Landlord shall have the right to relocate the Amenity Space, in Landlord’s sole discretion, on thirty (30) days prior notice, provided that the relocated Amenity Space shall be substantially similar to its predecessor, including, without limitation, with respect to size, accessibility, and scope of amenities. Nothing contained in this Subsection 3.0l(m) shall be construed to obligate Landlord to maintain the Amenity Space or to operate or repair the Amenity Space, except as provided in the immediately following sentence. Should Landlord elect to discontinue providing the Amenity Space, then prior to discontinuing providing the Amenity Space, Landlord shall notify Tenant of that election, and unless within sixty (60) days after the date of such notice, Tenant shall then be paying or shall agree to pay Landlord $265,000 per annum or the difference between $265,000 and what Tenant is then paying (the “Amenity Space Payment”) for the use of such Amenity Space, whether by way of memberships, pay-per-use or other payment, Landlord may discontinue providing the Amenity Space. The Amenity Space Payment shall increase each year on the anniversary of the Commencement Date by an amount equal to 2.5% of the amount of the prior year’s Amenity Space Payment.

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(n) Landlord will furnish 40 tons of condenser water to the Lower Level Premises for Tenant’s use in providing HVAC to the Lower Level Premises. The cost of piping and other equipment or facilities required to distribute the condenser water within the Lower Level Premises shall be paid by Tenant. The provisions of subsection 3.0l(h) with respect to supply of additional tonnage and the cost thereof to Tenant shall apply with respect to any additional condenser water Tenant may request for use in the Lower Level Premises. Should Tenant use the HVAC in the Lower Level Premises during hours other than from 8:00 am to 8:00 pm on Business Days and 8:00 am to 1:00 pm on Saturdays which are not Holidays, the provisions of subsection 3.0l(a) shall apply with respect to the process and cost for the provision of condenser water during such overtime hours.

Section 3.02 Interruption of Services. (a) Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord; provided that, in case of interruption required by the making of repairs, alterations or improvements, Landlord shall provide Tenant with not less than five (5) Business Days’ advance written notice (except in case of emergency, where no notice or shorter notice as reasonable shall be sufficient) prior to any scheduled suspension of service and, if ascertainable, its estimated duration, and Landlord shall endeavor, in a commercially reasonable manner and to a commercially reasonable extent, to minimize disruption or interference to Tenant’s permitted use of the Premises, to the extent practical. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider. Notwithstanding the foregoing, in the event that (i) any interruption or discontinuance of services provided pursuant to this Article 3 occurs, (ii) Landlord fails to make any repair it is required to make pursuant to this Lease, or (iii) Tenant’s access to the Premises is denied or use of the Premises or any portion thereof is materially adversely affected, then provided that none of the events specified in clauses (i) through (iii) are caused by any willful misconduct or negligent act or omission of Tenant, its agents, employees or contractors, and such events materially and adversely affects Tenant’s ability to conduct business in all or a portion of the Premises for the uses permitted under this Lease and Tenant actually ceases doing business in all or such portion of the Premises, then if such event is within Landlord’s control to cure, and event continues beyond five (5) Business Days after Tenant’s written notice to Landlord (which Tenant may provide prior to the expiration of the five (5) Business Day period), then the Fixed Rent and Additional Rent for Operating Expenses and Taxes shall abate after such five (5) Business Day period proportionately, for so long as Tenant remains unable to conduct its ordinary business in all or such portion of the Premises. In no event shall Landlord have any liability with respect to any failure or interruption of the Landlord services set forth in Section 3.01 except as specifically set forth in this Section 3.02. A fire or other casualty causing an interruption of services shall not be subject to

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the provisions of this Section 3.02 but shall be governed by the provisions of Article 7 of this Lease only.

(b) Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. If, at any time during the Term, (i) there shall be a failure of the services required to be furnished to Tenant hereunder, or (ii) Landlord fails to perform the repairs expressly required of Landlord under this Lease, or to provide access to the Premises (or a portion thereof), and (iii) as a result of such failure under clause (i) and/or (ii) above the Premises (or a portion thereof) become untenantable and are vacated, then from and after the fifth (5th) Business Day after the date Tenant shall notify Landlord that the Premises (or such portion thereof) is untenantable and has been vacated, and as Tenant’s sole remedy for such events, the Fixed Rent and Additional Rent for Operating Expenses and Taxes shall abate (on a pro rata basis) for so long as Tenant remains unable to conduct its ordinary business in all or such portion of the Premises. In no event shall Landlord have any liability with respect to any failure or interruption of the Landlord services set forth in this Section 3.01 except as specifically set forth in this Section 3.02. A fire or other casualty causing an interruption of services shall not be subject to the provisions of this subsection Section 3.02 but shall be governed by the provisions of Article 7 of this Lease only.

Section 3.03 Provision of Overtime Services. The provision of overtime services on non-Business Days or after or before the Business Hours shall be subject to minimum hour requirements and such other conditions as may be uniformly established by Landlord for the Building from time to time. Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default under this Lease beyond all applicable notice and cure periods, (i) Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days unless Tenant pays for the same in advance, and (ii) Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

Section 3.04 Business Hours. “Business Hours” means 8:00 a.m. to 6:00 p.m. “Business Days” means all days except Saturdays Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and the day thereafter, Christmas and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or Operating Engineers contract (herein called in the aggregate, “Holidays”).

Section 3.05 Telecom Riser. Landlord shall, at no additional cost to Tenant, provide diverse vertical riser shaft space for Tenant’s general voice and data requirements from the Building telecom POE (with respect to voice and data requirements) to the Premises, and from the Premises to the roof at no cost to Tenant in the locations shown on Exhibit D annexed hereto.

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ARTICLE 4

ALTERATIONS; REPAIRS; ACCESS

Section 4.01 Alterations. Except as hereinafter expressly provided, Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior written approval. Provided that no Event of Default has occurred and is continuing under the Lease, Landlord shall not unreasonably withhold, condition or delay its approval to any Alteration that is not a Material Alteration; provided that Landlord will be deemed to have reasonably withheld approval to any Alteration that requires the consent of any Superior Mortgagee or Superior Lessor and such Superior Mortgagee or Superior Lessor does not consent thereto. “Material Alteration” means an Alteration that (i) is not limited to the Premises or which affects the exterior (including the appearance) of the Building, and/or (ii) adversely affects the structure of the Building, and/or (iii) adversely affects the usage or the proper functioning of any of the mechanical, electrical, plumbing or life safety systems of the Building (the “Building Systems”), and/or (v) requires a change to the Building’s certificate of occupancy and/or (vi) does not comply with the LEED rating achieved by the Building at the time the Material Alteration request is submitted.

(a) Tenant shall not proceed with any Alteration requiring the filing of plans unless and until Landlord approves Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed with respect to Alterations which are not Material Alterations. Any review or approval by Landlord of plans and specifications (including, without limitation, any applicable architectural, mechanical and electrical working drawings, construction drawings and reasonably detailed working drawings, being collectively herein referred to as “Tenant’s Alteration Plans”) with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise. Landlord shall respond to Tenant’s request for approval of any proposed Alterations or any Tenant’s Alteration Plans within fifteen (15) Business Days after Landlord’s receipt of such request for approval and/or Tenant’s Alteration Plans, by granting approval therefor or denying approval and providing reasonably detailed objections in connection therewith. If Landlord shall fail to approve or disapprove (with reasonably detailed objections) Tenant’s written request for approval of any Alteration or any Tenant’s Alteration Plans, (herein called an “Alterations Request”) within fifteen (15) Business Days after such Alterations Request is received by Landlord, then Tenant shall have the right to give to Landlord a second request for approval (herein called a “Second Alterations Request”). If Landlord shall fail to approve or disapprove (with reasonably detailed objections) a Second Alterations Request within five (5) Business Days after Landlord’s receipt thereof, then, Tenant shall have the right to give Landlord a third request for approval (herein called a “Third Alterations Request”) and if Landlord shall fail to approve or disapprove (with reasonably detailed objection) a Third Alterations Request within five (5) Business Days after Landlord’s receipt thereof, then as Tenant’s sole remedy for such failure, and provided that the Third Alterations Request contains the language specified below, such Third Alterations Request shall be deemed approved by Landlord with respect to the Alterations and/or Tenant’s Alteration Plans in question upon the expiration of such five (5) Business Day period. Tenant agrees that the Third Alterations Request shall refer specifically to this Section 4.0l(a) and state that Landlord must respond to the Third Alterations Request within five (5) Business Days after Landlord’s receipt or such Third Alterations Request shall be deemed

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approved by Landlord with respect to the Alterations and/or Tenant’s Alteration Plans in question. As a condition to the effectiveness of such Third Alterations Request, it shall contain a statement in at least 12-point bold type and capital letters stating that it is a “DEEMED APPROVAL NOTICE”. Notwithstanding the foregoing, Landlord shall have up to five (5) Business Days after receipt of any Alterations Request to reasonably request additional information from Tenant as part of its review and approval process with respect to such Alterations Request, and the fifteen (15) Business Day or five (5) Business Day period specified above, shall not commence until all such additional information is received by Landlord.

(b) For each Alteration, including Tenant’s Work, Tenant shall pay to Landlord, as Additional Rent, within twenty (20) days after demand together with reasonably supporting documentation, all actual, reasonable out of pocket third-party costs and expenses incurred (including, without limitation, the actual, reasonable fees of any third-party architect or engineer engaged by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing Tenant’s Alteration Plans and inspecting Alterations.

(c) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and the Alterations Rules and Regulations attached hereto as Exhibit C-1 and with the plans and specifications approved by Landlord. Tenant shall use an expediter designated by Landlord that charges reasonably competitive rates in seeking to obtain all such permits and certificates. Alterations shall be diligently performed in a good and workmanlike manner using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord in its reasonable discretion. Alterations shall be performed by contractors (which may be open shop contractors) first approved by Landlord (not to be unreasonably withheld, conditioned or delayed); provided, that any Alterations in or to the life safety systems of the Building relating to the fire alarm connections and/or programming, shall be performed only by the contractor(s) designated by Landlord, which shall charge commercially reasonable rates. Notwithstanding anything to the contrary contained herein, Landlord’s approval of any expediter, contractor, subcontractor, architect, engineer, service provider, supplier, vendor, or other consultant (each, a “Tenant Designated Provider”): (i) shall be without liability to or recourse against Landlord; (ii) shall not limit or otherwise affect Tenant’s obligations under this Lease; (iii) shall not constitute any warranty by Landlord regarding the adequacy, professionalism, competence, or experience of any such Tenant Designated Provider ; and (iv) shall not relieve Tenant of its obligations hereunder to obtain Landlord’s prior consent with respect to any replacement or additional Tenant Designated Provider to the extent required under this Lease. Notwithstanding anything to the contrary set forth in this Lease (including, without limitation the Alterations Rules and Regulations), (A) Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any Alterations (including the Tenant’s Work) based upon the Tenant’s architect’s and engineer’s self-certification of the Tenant’s plans; and (B) Tenant shall have the right to perform Alterations (including the Tenant’s Work) at any hours of the day, subject to applicable legal requirements and the Alterations Rules and Regulations which prohibit certain types of work from being performed during Business Hours of Business Days.

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(d) Throughout the performance of Alterations, Tenant (if Tenant is performing the work), Tenant’s contractors and subcontractors shall carry, in effect at all times during the performance of the Alterations and thereafter, as specified herein, the following lines of insurance as will protect against claims, which may arise out of or result from the Alterations and/or operations related thereto for which the Tenant and/or contractor may be legally liable, whether performed by the Tenant, contractor, a subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts they may be liable. Such lines of insurance must be maintained for not less than the following minimum limits, issued by a company or companies licensed and authorized to do business in the State of New York and possessing an A.M. Best’s Rating of not less than “A-” and a financial size of “VIII” in the latest edition of Best’s Insurance Reports (except for the State Fund for Workers’ Compensation coverage, if applicable). Prior to the commencement of Alterations, Tenant must deliver certificates of insurance and policy endorsements evidencing the coverage required hereunder to Landlord, which will be subject to Landlord’s reasonable approval. Copies of policies will be provided to Landlord upon request.

(i) worker’s compensation and New York Temporary Disability Benefits insurance, in such amounts as shall be required, from time to time during the Term, by applicable Laws together with employer’s liability insurance in amounts of not less than One Million Dollars ($1,000,000.00) each accident, One Million Dollars ($1,000,000.00) disease policy limit, and One Million Dollars ($1,000,000.00) disease each employee;

(ii) commercial general liability insurance issued on an ISO CG 00 0l occurrence policy form or a substitute providing equivalent coverage, which must cover, without limitation, liability arising from personal and advertising injury, ongoing and products-completed operations, and independent contractor liability, as well as coverage for terrorism. The minimum limits of coverage must be no less than One Million Dollars ($1,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) general aggregate covering bodily injury and property damage, One Million Dollars ($1,000,000.00) personal and advertising injury, and Two Million Dollars ($2,000,000.00) products-completed operations aggregate, or the applicable limits of insurance shown in the policy declarations, whichever are greater. This policy must (i) apply the general aggregate separately to the applicable Alteration by an aggregate limit per project endorsement on ISO form ISO CG 25 03 05 09 or equivalent form; (ii) continuously be maintained as to products-completed operations with respect to liability arising out of the applicable Alteration for a minimum period equal to six (6) years after substantial completion of such Alteration, whichever period is greater; (iii) include a separation of insureds clause without any insured versus insured exclusion applicable to the additional insureds; (iv) provide coverage for liability assumed under an “insured contract” (including tort liability of another assumed in a commercial contract) without any limiting modification or removal to the (x) definition thereof, or (y) insured contract exception to the contractual liability and employer’s liability exclusions; (v) not contain any exclusion or limitation with respect to the Landlord’s and the additional insureds’ vicarious liability, strict liability, or statutory liability, including, without limitation, liability pursuant to New York Labor Laws; (vi) not contain any classification limitation endorsement, which limits or excludes coverage applicable to the Alterations

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construction type; (vii) not contain any exclusion with respect to “explosion, collapse, and underground” property damage hazards; (viii) not contain any exclusion or limitation with respect to resulting or consequential property damage to or from “your work”; (ix) not contain any exclusion or limitation of coverage for work performed in any occupied area of the Project or site; and (x) cover incidental design liability arising from the insured’s construction means and methods without any exclusion with respect to professional liability broader than ISO endorsement CG 22 79 07 98; The commercial general liability (including ongoing and products-completed operations coverage), automobile liability, and umbrella/excess liability insurance policies, as well as Contractor’s Pollution Liability (as applicable) must include Landlord, its agent (provided such agent’s name and address has been furnished to Tenant) and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant, Pavarini McGovern, LLC, Cove Development Services LLC, Cove-BP Investors LLC, Cove Property Group GP LLC, ACREFI Holding J-1, LLC as Agent,, its successors and/or assigns ATIMA (c/o Situs Asset Management LLC P.O. Box 177 Robbins, NC 27325 Loan #), any additional party Landlord may designate from time to time, and each of their respective directors, officers, board members, elected officials, shareholders, members, partners, employees, agents, successors and assigns (collectively, the “Landlord Additional Insureds”) each as an additional insured, which must be at least as broad as the coverage provided to the named insured thereunder. This insurance must be primary and any other insurance that may be available to Landlord or any other Landlord Additional Insured must be excess and non-contributory, which must be afforded by policy endorsement. Such additional insured coverage as to the commercial general liability insurance policy must be afforded by way of scheduled endorsement ISO CG 20 37 10 01 together with CG 20 10 10 01 or their equivalent. The additional insured and primary and non-contributory endorsements must (i) be furnished to and approved by Landlord prior to the commencement of the Alterations; and (ii) not contain any limitation or exclusion due to the requirement of contractual privity between any such person or organization required to be included as an additional insured and the named insured. Defense will be provided as an addition to and not included within the limit of liability.

(iii) commercial automobile liability insurance covering liability arising out of any auto, including owned (if any), non-owned, and hired autos, in an amount of not less than One Million Dollars ($1,000,000.00) combined single limit each accident for bodily injury and property damage, provided that, such non-owned and hired auto liability may be satisfied by appropriate endorsement to the commercial general liability insurance policy;

(iv) umbrella and/or excess liability insurance policy in excess of commercial general liability, automobile liability, and employer’s liability insurance policies, concurrent to, and at least as broad as the underlying primary insurance policies, which must “drop down” over reduced or exhausted aggregate limits as to such underlying policies and contain a “follow form” statement. The minimum limits of coverage must be no less than Fifteen Million Dollars ($15,000,000.00) each occurrence, Fifteen Million Dollars ($15,000,000.00) in the aggregate, and Fifteen Million Dollars ($15,000,000.00) products-completed operations as to Tenant and its contractor and

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limits that are commensurate with the risks presented by their operations at the site as determined by such contractor as to subcontractors, provided that, with respect to any crane and operations subcontractor, the minimum limits shall be no less than Ten Million Dollars ($10,000,000.00) or such other amount as is acceptable to Landlord in writing. Such umbrella/excess liability policy must be endorsed to provide that this insurance is primary to, and non-contributory with, any other insurance on which Landlord and the additional insureds are an insured, whether such other insurance is primary, excess, contingent, self-insurance, or insurance on any other basis. This endorsement must cause the umbrella/excess coverage to be vertically exhausted, whereby such coverage is not subject to any “other insurance” clause under this umbrella/excess liability policy;

(v) if applicable, contractor’s pollution liability insurance shall be maintained by Tenant’s contractor in the minimum amounts of not less than Two Million Dollars ($2,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, or the applicable limits of insurance shown in the policy declarations, whichever are greater. If any subcontractor is engaged for environmental abatement or remediation work, including treatment, storage, removal or transport of hazardous substances at, to, or from the Premises or Project site, or work includes, but is not limited to, plumbing, HV AC, fire sprinkler and process piping or any other work which could in any way contribute to or cause moisture to be introduced into the interior of the Building, either by construction, sealing or penetrating any portion of the Building’s exterior envelope or releasing moisture within the Building, that subcontractor must maintain contractor’s pollution liability insurance in amounts of not less than One Million Dollars ($1,000,000.00) each occurrence and One Million Dollars ($1,000,000.00) in the aggregate. This policy must (i) include liability coverage for bodily injury and property damage, clean-up costs resulting from pollution conditions, as well as coverage for mold, accidental release of asbestos; (ii) be written on an occurrence policy form and continuously maintained as to completed operations coverage with respect to liability arising out of the applicable Alterations for a minimum period equal to six (6) years after Substantial Completion of the applicable Alterations; provided, however, if the contractor’s pollution liability policy is written on a claims-made basis, Tenant’s contractor and/or subcontractor (as applicable) must continuously maintain this policy in force by renewal or extended reporting period provision for a minimum period equal to six (6) years after Substantial Completion of the applicable Alterations; and

(vi) personal property insurance for each Tenant’s and subcontractor’s own property, tools, and equipment, including, all associated property insurance, deductibles, and claims related thereto.

(vii) professional liability insurance to be maintained with respect to any architect and engineer engaged to perform any professional design or engineering services, in amounts of not less than Two Million Dollars ($2,000,000.00) per claim and Two Million Dollars ($2,000,000.00) in the aggregate. Such policy must (i) continue in force by renewal or extended reporting period provision for a minimum period equal to six (6) years after substantial completion of the Alterations.

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(viii) Builder’s Risk, installation floater or other similar property coverage insurance on Causes of Loss-Special Form or its equivalent, in the amount of the Alterations, on a replacement cost basis without any co-insurance requirements or penalties.

(e) Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within forty-five (45) days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said forty-five (45) day period, Landlord may, but shall not be obligated to, cancel or discharge the same and, promptly following Landlord’s written demand, Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs incurred by Landlord in canceling, bonding, or discharging such liens, together with Interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within thirty (30) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs (accompanied by reasonable evidence and/or detail thereof). Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, reasonable attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action incurred by Landlord arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(f) Tenant shall deliver to Landlord, within sixty (60) days after the completion of an Alteration, two (2) sets of “record” or updated shop drawings thereof prepared by Tenant’s architect showing the Premises in its “as built” (e.g. with field variations marked thereon) condition after the completion of such Alteration. During the Term, Tenant shall keep records of each Alteration costing in excess of two hundred fifty thousand dollars ($250,000.00), including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof for the Term of this Lease and shall, within thirty (30) days after written demand by Landlord, furnish to Landlord copies of such records.

(g) All Alterations installed by Tenant in the Premises shall be fully paid for by Tenant subject to the terms of this Lease and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

(h) Landlord shall sign, to the extent required, all applicable applications to the DOB for permits for Alterations within seven (7) Business Days after it receives the same from Tenant (which request for signature may be made by Tenant prior to approval of plans and specifications). Landlord and Tenant agree that Landlord’s signature of a permit application with respect to Alterations shall not be consider ed Landlord’s approval of the applicable Alterations or for the final plan therefor or waiver of any rights Landlord has under Section 4.01(a) hereof. Nothing contained in this Section 4.01(h) shall be deemed to (i) require Landlord to sign any application which Landlord reasonably believes to contain inaccurate information, (ii) impose on Landlord any obligation to verify the accuracy of any information contained in any such application or (iii) constitute Landlord’s representation or agreement as to the accuracy of any information contained in any such application. Notwithstanding anything to the contrary

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contained herein, Landlord agrees to reasonably cooperate, at no expense to Landlord, with Tenant in the procurement of any licenses, permits, “sign offs,” approvals or certificates which may be required by any governmental or quasi-governmental agency or authority with respect to Tenant’s Alterations. Any and all reasonable out of pocket third party costs, fees and/or expenses in connection with the procurement of any of the aforementioned items shall be borne solely by Tenant.

(i) Notwithstanding anything to the contrary contained in this Lease, and provided that no Event of Default has occurred and is then continuing, Tenant shall have the right, without Landlord’s prior approval or consent, to make (1) decorative Alterations to the Premises (such as painting, wall covering, carpeting (provided not installed with adhesives) and hanging pictures) and/or (2) non-structural Alterations to the Premises which are not Material Alterations and which do not adversely affect the Building exterior or structure or the Building Systems and which do not require a building permit or authorization from any governmental entity, costing less than seven hundred fifty thousand dollars ($750,000.00) as such amount shall be increased annually by the percentage increase in the “CPI” over the “Base CPI” (as those terms are herein defined) in the aggregate per twelve (12) month period. Tenant shall provide Landlord with no less than ten (10) days’ prior written notice, in reasonable detail, of such Alterations together with plans and specifications for such Alterations and the identities of the contractor(s)/materialmen who will be delivering and/or performing the work in connection with such changes. “CPI” shall mean the ‘‘Consumer Price Index” for the month of December just preceding each anniversary of the Commencement Date, and the “Base CPI” is the Consumer Price Index for December of the previous lease year. As used herein, Consumer Price Index shall mean and refer to that table in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics, now known as the “Consumer Price Index” for all Urban Consumers (Index 1982-1984 = 100). If such Index referred to above shall be discontinued, then any successor Consumer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Consumer Price Index, the parties hereto shall agree to designate a substitute Index or formula.

(j) Landlord and Tenant shall cooperate with each other in good faith to maintain harmonious labor relations in the Building and to prevent and/or end any work stoppages, picketing and labor disruptions, disputes or disharmony in the Building. Each party shall promptly notify the other if it becomes aware of any dispute among contractors or subcontractors that might result in picketing of the Building or a work stoppage. Tenant agrees that to the extent Tenant requires or permits its general contractor or construction manager to use both union and non-union subcontractors, Tenant shall (i) ensure that such subcontractors are aware that the project is an “open shop” (ii) vet the mix of union and non-union trades and contractors to be utilized to avoid work stoppages or labor actions (iii) promptly take all reasonable steps to contain any jurisdictional disputes by triggering the procedures governing such disputes in the New York Plan for the Settlement of Jurisdictional Disputes or by involving the National Labor Relations Board.

Section 4.02 Landlord’s and Tenant’s Property. All fixtures, equipment, improvements and appurtenances permanently attached to or built into the Premises (including without limitation those implemented as part of the Tenant’s Work), whether or not at the expense of Tenant (collectively, “Improvements and Betterments”) shall be and remain a part

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of the Premises and shall not be required to be removed by Tenant except as otherwise expressly set forth in this Lease.

(a) All movable partitions other than office fronts, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed by Tenant, Tenant shall repair any damage to the Premises or to the Building from the removal thereof.

(b) On or before the Expiration Date, Tenant, at Tenant’s expense, shall remove all of Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain at Tenant’s request, which, if Tenant elects to leave behind, shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any removal by Tenant of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises for at least thirty (30) days after the Expiration Date, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense (except with respect to such items thereof as Landlord shall have expressly permitted to remain at Tenant’s request). The provisions of this Section 4.02(b) shall survive the Expiration Date.

(c) Landlord, by notice given to Tenant at the time that Landlord approves or is deemed to approve an Alteration or set of Alterations shall give Tenant Landlord’s determination as to whether any such Alterations constitute “Specialty Alterations” (as that term is hereinafter defined), and may require Tenant together with such determination, notwithstanding Section 4.02, to remove all or any Specialty Alterations installed by or on behalf of Tenant on or before the end of the Term. If Landlord shall give such notice designating any of such Alterations Specialty Alterations, then to the extent Tenant shall proceed with such Alterations and does not dispute Landlord’s designation thereof as Specialty Alterations in accordance herewith, Tenant, at Tenant’s expense, on or prior to the Expiration Date, shall remove the Specialty Alterations from the Premises and shall repair any damage to the Premises or to the Building due to such removal (the “Surrender Restoration”). Notwithstanding the foregoing, and provided that this Lease is not terminated prior to the Expiration Date on the basis of a Tenant Event of Default, Tenant may elect to have Landlord perform the Surrender Restoration or any portion thereof at Tenant’s expense with respect to the actual, reasonable, third-party costs of performing the Surrender Restoration or such relevant portion thereof provided that Tenant shall make such election in writing to Landlord at least nine (9) months prior to the Expiration Date. Within thirty (30) days after Landlord receives notice that Tenant is electing to have Landlord perform the Surrender Restoration or such relevant portion thereof at Tenant’s cost and expense in accordance herewith, Landlord shall notify Tenant of Landlord’s reasonable estimate (the “Estimate”) of the costs of performing the Surrender Restoration or such relevant portion thereof, based upon the leveled bids of at least three (3) unrelated third-party contractors. Within thirty (30) Business Days after receipt of the Estimate, Tenant shall either (x) rescind its election to have Landlord perform the Surrender Restoration or any portion thereof, in which case Tenant shall be obligated to perform the Surrender Restoration or such relevant portion thereof on or before the Expiration Date, or (y) pay to Landlord the amount of

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the Estimate or the relevant portion thereof relating to the portion of the Surrender Restoration Tenant shall have elected to be performed by Landlord. If Tenant does not either rescind its election to have Landlord perform the Surrender Restoration or pay the amount of the Estimate to Landlord within such thirty (30) Business Day Period, Tenant shall be deemed to have rescinded its election to have the Surrender Restoration performed by Landlord. If Tenant does pay the Estimate, and the actual, reasonable, third-party cost of performing the Surrender Restoration or such relevant portion thereof is higher than the amount of the Estimate, Tenant shall pay any differential within ten (10) Business Days after demand therefor. Any Specialty Alterations that remain in the Premises after the Expiration Date and were not elected by Tenant to be removed by Landlord as aforesaid, may be removed by Landlord, without accountability, in such manner as Landlord shall reasonably determine, at Tenant’s expense with respect to the actual, reasonable, third-party costs of performing the same. If Tenant has elected to have Landlord perform the Surrender Restoration and Tenant shall completely vacate the Premises (or any portion thereof in which the Surrender Restoration is to be performed) prior to the Expiration Date, Landlord may perform the Surrender Restoration within the completely vacated portions of the Premises without any liability to Tenant or reduction of rent for the Premises. The provisions of this Section 4.02(c) shall survive the Expiration Date. “Specialty Alterations” shall mean any and all Alterations which (i) are located outside of the Premises (including the Antenna and the Connecting Equipment), (ii) are defined as Specialty Alterations under this Lease or (iii) are Alterations or improvements which are not customary for build-outs of tenants of first class office buildings in Manhattan generally or are unusually expensive to demolish or remove, which may include vaults, cooking kitchens, exhaust systems, subflooring structures and raised flooring systems, additional bathrooms installed by Tenant, stone flooring, structural reinforcements, auditoria, dumbwaiters, conveyors, libraries, back-up energy supply systems, generators and fuel tanks, fuel lines and all equipment related to any back-up energy supply system, internal staircases, any Skyfold installations (including its supporting steel), medical facilities, any structural work not typically undertaken in office space or that is unusually expensive to demolish or remove, including beam cuts, slab restorations and floor openings, provided, however, that notwithstanding anything to the contrary set forth in this Lease, in the event Landlord fails to designate any given Alteration as a Specialty Alteration and/or to require Tenant to remove the same, in each event by notice given to Tenant at the time Landlord approves or is deemed to approve such Alteration, then Tenant shall not be required to remove or restore such Alteration nor to pay for any costs therefor. Any dispute between the parties as to whether an Alteration constitutes a Specialty Alterations and/or as to the cost of any Surrender Restoration shall be resolved expedited arbitration in accordance with Article 14 hereof). The provisions of this Section 4.02 shall survive the expiration of this Lease.

Section 4.03 Access and Changes to Building.

(a) Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable (including the Premises, if required by Law or in case of emergency), and Landlord shall have no liability to Tenant therefor except as otherwise set forth in this Lease. Landlord may install and maintain concealed: pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises, also, without limitation, in connection with an installation of a building management system (“BMS System”) in the Building In exercising its rights under this Section 4.03, Landlord shall use reasonable efforts (i) not to interfere (except to a de minimis extent) with Tenant’s access to

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and/or from the Premises, Tenant’s use of the Premises for the ordinary conduct of Tenant’s business, and/or Tenant’s signage and/or lobby rights under this Lease and (ii) provide Tenant with prior reasonable notice, (except in emergencies where no notice shall be required). Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space from and away from the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises and the Terraces, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities (except in each event where installed by Tenant), and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises subject to Tenant’s rights to use any such portions of the Building in common with other parties.

(c) Landlord shall have no liability to Tenant if at any time any windows of the Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building or if any windows of the Premises are temporarily or permanently darkened or obstructed by reason of Law or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable. Landlord shall perform any such repairs, improvements, maintenance and/or cleaning or comply with such Laws with reasonable diligence and otherwise take such reasonably available actions as may be reasonably necessary to minimize the period during which any such windows are temporarily closed, darkened or bricked up.

(d) In addition to its rights pursuant to Section 4.03(a) hereof, Landlord, its agents, contractors and employees shall have the right, (A) upon reasonable prior written notice to Tenant, i.e. when feasible or appropriate, at least five (5) Business Days’ prior notice (except in an emergency where such shorter notice as is reasonable shall be required), to (i) enter the Premises, including without limitation the Terraces, with any necessary materials and/or equipment, to inspect or perform such work as Landlord may reasonably deem necessary or (ii) exhibit the Premises to prospective purchasers, lenders, investors, or to prospective tenants during the last year of the Term, and (B) to erect and maintain sidewalk bridges and/or scaffolding on or about the Building. Landlord shall have no liability to Tenant by reason of any such entry; provided Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s (for purposes of this sentence, “Tenant” shall be deemed to include permitted occupants) permitted use of and access to and/or from the Premises and/or Tenant’s signage and/or lobby rights under this Lease, in connection therewith. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except as otherwise expressly provided in this Lease. Notwithstanding anything to the contrary set forth in this Lease, in the event of any instance of access into the Premises by Landlord and/or anyone acting through or under Landlord, Tenant shall have the right to have a Tenant representative present throughout such period of access provided that Tenant shall make

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such representative available when Landlord and or anyone acting through or under Landlord shall require such access.

(e) Subject to the provisions of Section 4.06(e) hereof, Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

(f) Tenant shall have a non-exclusive right to use (x) the fire stairwell serving the portions of the Premises above the ground level of the Building and (y) fire stairwell “C” to travel from the Lower Level Premises to the portion of the Premises on the fourth (4th) through tenth (10th) floors of the Building (herein collectively called the “Fire Stairs”) for the purpose of access between respective, the Lower Level Premises to the rest of the Premises and in between the above ground floors of the Premises, at no additional rental charge to Tenant, provided that (1) such use shall be permitted by, and at all times in accordance with, all applicable Laws, (2) any alterations to the Fire Stairs may be designated by Landlord as Specialty Alterations upon review of plans therefor in accordance herewith, (3) Tenant shall comply with Landlord’s reasonable rules and regulations adopted from time to time with respect thereto, (4) Tenant shall not prop or block open access doors to the Fire Stairs, (5) Tenant shall not store anything in the Fire Stairs or otherwise impede ingress thereto or egress therefrom, (6) subject to applicable re-entry legal rules and regulations from time to time in effect, Tenant may, at its sole cost and expense and in its sole discretion, install a key card locking system reasonably satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises, and (7) Tenant shall tie Tenant’s security system into the Building’s Class E fire alarm system. Tenant shall provide persons designated by Landlord with “master” card keys (herein called “Master Card Keys”) so that Landlord shall have access through each entry door of the Premises. To the extent Tenant elects to install such key card locking system, Tenant shall be solely responsible for the operation of the locking system on the doors from the Fire Stairs to the Premises and hereby waives any and all claims against Landlord arising out of or in connection with parties gaining access to and from the Premises through the Fire Stairs, unless the same shall be due to the negligence or willful misconduct of Landlord and/or anyone acting through or under Landlord. Tenant shall make no Alterations to the Fire Stairs without Landlord’s approval, which may be withheld in Landlord’s sole discretion. All of the provisions of the Lease in respect of indemnification shall apply to the Fire Stairs, as if the same were part of the Premises, if and to the extent any such indemnification obligation arises from the use or misuse of the Fire Stairs by Tenant or any Tenant Party or anyone claiming by, through or under Tenant.

Section 4.04 Repairs.

(a) Tenant, at Tenant’s expense, shall in a good and workmanlike manner keep the interior, non-structural portions of the Premises (including, without limitation, all Improvements and Betterments and Tenant’s Property in the Premises) in good condition and, upon the Expiration Date shall surrender the Premises to Landlord in broom clean condition (except as otherwise provided in this Lease), reasonable wear and tear and damage from casualty and/or condemnation excepted. Tenant’s ongoing obligation shall include, without limitation, the obligation to repair all damage (normal wear and tear and casualty and condemnation damage excepted) caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or

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replacement to the windows (including, without limitation, any solar film attached thereto), the Building Systems, the Building’s structural components or any areas outside the Premises to the extent Tenant’s obligation to perform pursuant to this Section 4.04 shall be performed by Landlord at Tenant’s actual, reasonable, out-of-pocket expense. If Landlord’s access to particular areas of the Premises to perform any repairs as aforesaid is obstructed by the location of any of Tenant’s Property, Landlord may request that Tenant remove or relocate such Tenant’s Property and Tenant shall do so. Tenant shall not commit or allow to be committed any physical waste or damage to any portion of the Premises or the Building.

(b) Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building Systems, the exterior of the Building, the Building’s structural components and all areas not leased by other tenants outside the Premises shall be the obligation of and be performed by Landlord. If Landlord’s access to particular areas of the Premises to perform any repairs as aforesaid is obstructed by the location of any of Tenant’s Property, Landlord may request that Tenant remove or relocate such Tenant’s Property and Landlord shall restore any damage to the Premises and/or Tenant’s Property as a result thereof.

(c) Landlord shall repair and maintain, the public portions of the Building, both exterior and interior, including without limitation the structural portions of the Building (e.g. roof, foundation, loading bearing walls) and curtain wall, windows and exterior glass, and the systems of the Building serving the Premises up to the point of connection to the Premises, except for those repairs for which Tenant is responsible pursuant to any of the other provisions of this Lease.

(d) Tenant acknowledges and agrees that costs incurred by Landlord pursuant to Section 4.04(c) shall be included within Operating Expenses subject to the specific exclusions from Operating Expenses contained in Section 2.03 hereof. Landlord shall use commercially reasonable efforts to obtain and enforce warranties which are customarily issued with respect to any improvements, equipment, and/or other items which are Landlord’s obligations to repair hereunder.

Section 4.05 Compliance with Laws.

(a) Tenant shall comply with all laws, ordinances, codes, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Property Insurance Underwriting Association and any successor entity performing similar functions, at any time duly in force (collectively “Laws”), to the extent the basis for such compliance is attributable to any work or installation performed by Tenant, or the particular manner of use by Tenant of the Premises or any part thereof (as opposed to the mere use of the Premises for general and executive offices), subject in each case, to Tenant’s right to contest the applicability or legality of such Laws; provided, however, that no such contest shall result, directly or indirectly, in any criminal or civil charges, fines, interest, penalties, and the like being imposed against Landlord and/or the Land or Building or filed or recorded against the Land and/or Building or any interest of Landlord therein. Tenant shall procure, at its sole cost, and at

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all times comply with the terms and conditions of any license or permit required for its business, including any tax or levy imposed by any governmental authority that is specific to Tenant’s use.

(b) Tenant shall comply strictly and in all respects with the applicable laws, statutes, ordinances, permits, orders, decrees, guidelines, rules, regulations and orders pertaining to health or the environment (“Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”), as each of the foregoing may be amended from time to time, and that apply to Tenant’s particular manner of use or occupancy of the Premises (as opposed to the mere use of the Premises for general and executive offices). Tenant does hereby, for itself and its heirs, legal representatives, successors and assigns agree to and hereby does indemnify, defend and hold harmless Landlord, and its heirs, legal representatives, successors and assigns, from any and all liabilities, assessments, suits, costs and expenses, reasonable attorneys’ fees and judgments related to and/or arising out of (a) the breach of any of the agreements of Tenant under this Section 4.05(b), (b) the handling, installation, storage, use, generation, treatment or disposal of Hazardous Materials (as hereinafter defined) physically brought into the Premises or Building by Tenant, its employees, contractors, agents and/or invitees in violation of Applicable Environmental Laws, including any cleanup, remedial, removal or restoration work required by the Applicable Environmental Laws which is necessitated by Tenant’s violation of the provisions of this Section 4.05(b) or (c) the assertion of any lien or claim upon the Premises pursuant to the Applicable Environmental Laws which is instituted due to any action of Tenant or Tenant’s agents, employees, invitees, sublessees, licensees or assignees. The covenants and agreements of Tenant under this Section 4.05(b) shall survive the Expiration Date. As used in this Lease, the term “Hazardous Materials” means any lead-based paint flammables, explosives, radioactive materials, asbestos, ACM, petroleum products, the group of organic compounds known as polychlorinated byphenyls and other hazardous waste, toxic substances or related materials, including without limitation, substances defined as hazardous substances, hazardous materials, toxic substances or solid waste in CERCLA, the Hazardous Materials Transportation Act and RCRA, as each of the foregoing may be amended from time to time.

(c) Except to the extent the same is Tenant’s responsibility pursuant to this Lease, Landlord shall comply with all Laws in effect that apply to the Building (including without limitation Building Systems and the Premises), to the extent that noncompliance would have the effect of preventing or interfering with, Tenant’s use or occupancy of the Premises and/or the performance of Tenant’s Alterations therein beyond a de minimis extent in Tenant’s reasonable judgment, subject to Landlord’s right to contest the applicability or legality of such Laws.

(d) Notwithstanding anything to the contrary set forth in this Lease (i) Tenant shall only be liable for, and have an obligation to remove or remediate in compliance with Applicable Environmental Laws, those Hazardous Materials that are physically brought into the Premises or Building by Tenant, its employees, contractors, agents, and/or invitees and (ii) Landlord shall only be liable for, and have an obligation, at Landlord’s sole cost and expense, not subject to inclusion in Operating Expenses, for the removal and remediation in compliance with Applicable Environmental Laws of all Hazardous Materials existing at the Premises, Building, or Project, on or prior to the Commencement Date and all hazardous Materials

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introduced to the Building by Landlord and/or anyone acting through or under Landlord. With respect to any material(s) present in any portion of the Premises existing upon the date of delivery of possession thereof to Tenant, which material(s) was in compliance with applicable Legal Requirements at the time of its introduction into the Premises but is later required by applicable Legal Requirements to be removed, Landlord shall be responsible for the removal thereof from the Premises upon and subject to the applicable terms of this Lease and the cost thereof shall be included in Operating Expenses. If, Tenant shall be unable to use the Premises (or a portion thereof) due to the presence or remediation of Hazardous Materials and the Premises or such portion thereof is vacated by Tenant, then from and after the fifth (5th) Business Day after the date Tenant shall notify Landlord that the Premises (or such portion thereof) is unusable by Tenant by reason of the presence or remediation of Hazardous Materials and has been vacated, and as Tenant’s sole remedy for such events, the Fixed Rent and Additional Rent for Operating Expenses and Taxes shall abate (on a pro rata basis) for so long as Tenant remains unable to conduct its ordinary business in all or such portion of the Premises solely by reason of the presence or remediation of Hazardous Materials. In no event shall Landlord have any liability with respect to the presence or remediation of Hazardous Materials set forth in this Section 4.05(d) except as specifically set forth in this Section 4.05(d). A fire or other casualty causing the discharge of Hazardous Materials shall not be subject to the provisions of this subsection Section 4.05 but shall be governed by the provisions of Article 7 of this Lease only.

(e) Tenant shall be entitled to a day-for-day abatement in all Rent for every day Tenant is delayed or prevented from opening, or operating, for business (whether initially or otherwise) due to the presence or remediation of Hazardous Materials.

Section 4.06 Tenant Signage; Advertising.

(a) In the event that there is signage, wall covering or any personal property of Tenant or its employees visible outside the Premises which is of an offensive nature (e.g. pornographic or obscene materials, as defined by New York State law or legally constituting hate speech), Landlord shall have the right to direct Tenant to remove such signage, wall covering or personal property or relocate it so it is no longer visible outside the Premises. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent except in connection with indicating the address of the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to install and maintain (at Tenant’s sole cost and expense subject to the terms of this Lease) Tenant identification signage located (x) in the elevator lobby on each full floor of the Premises (and a proportionate share of elevator lobby signage on partial floors of the Premises), (y) on each entrance door to the Premises, and (z) within the Premises to the extent such signage is not visible to the public from the street level outside the Premises, subject in each case of items (x) and (y) and to Landlord’s prior approval as to size, installation, color and materials, which approval shall not be unreasonably withheld, conditioned or delayed. The signage installed by Tenant shall be maintained in good condition by Tenant, at Tenant’s sole cost and expense. On or prior to the Expiration Date, Tenant shall, at Tenant’s sole cost and expense, (i) promptly remove all logos, lettering or other signage installed or displayed by Tenant, with such work performed by contractors reasonably approved by Landlord, and (ii) promptly repair in a good and workmanlike manner in conformity with Laws

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and all applicable provisions of this Lease, all damage to the Building caused by such removal, with such work performed by contractors reasonably approved by Landlord.

(b) Tenant shall be permitted at no additional cost, a pro rata apportionment of listings in any lobby directory, which may be installed by Landlord in its sole discretion.

(c) For so long as Peloton Interactive, Inc. and/or its Affiliates (individually and collectively, the “Named Tenant”) leases at least 250,000 rentable square feet and is not marketing space in the Building which would, when aggregated with the space then being subleased by Tenant, constitute more than 25% of the Premises, (such Tenant identity and actual occupancy requirement being herein called the “Named Tenant Requirement”), the Named Tenant shall have the right to (i) maintain a single sign identifying Tenant (herein called the “Signs”) on each of the two exterior locations on the southeast corner of the Building (i.e., one location facing 34th Street on Ninth Avenue and one location facing Ninth Avenue on 34th Street) shown on Exhibit N, (ii) maintain a sign identifying Tenant on the low rise elevator bank as shown on Exhibit N-3, and (iii) maintain a single sign identifying Tenant on the exterior of the Building immediately adjacent to the ground floor lobby entrance to the Building (herein called the “Ground Floor Sign”). Tenant’s Signs shall be reasonably consistent with the size, font, materials and colors, and shall be located as, shown on Exhibit N annexed hereto. The Ground Floor Sign shall be reasonably consistent with the size, font, materials and colors, and shall be located as, shown on Exhibit N-1 annexed hereto. Tenant shall not install Tenant’s Signs or a Ground Floor Sign which is inconsistent with Exhibits N or Exhibit N-1 without Landlord’s prior approval, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall have the right to assign its rights under this subsection 4.06(c) to the Signs and the Ground Floor Sign to a subtenant acceptable to Landlord, in Landlord’s sole discretion, provided such subtenant (i) subleases at least 250,000 rentable square feet of the Premises and is not marketing space in the Premises for sub-sublease which would, when aggregated with the space then being sub-subleased by such Subtenant within the Premises, constitute more than 25% of the premises subleased to such Subtenant, and (ii) shall assume all of the Tenant’s obligations set forth in this Lease with respect to the installation, maintenance and removal of the Signs and the Ground Floor Sign. Tenant agrees that Landlord shall have approval of the size, font and colors and materials utilized in such subtenant’s signage which it may give or withhold in its sole discretion.

(d) For so long as the Tenant meets the Named Tenant Requirement, no tenant whose primary business is providing co-working space and which leases less space in the Building than Tenant, shall have or be granted the right to have signage on the exterior of the Building or within the Building, (except on any Building directory, in said tenant’s leased premises, and in the elevator lobby on the floor(s) of said tenant’s leased premises). Notwithstanding the foregoing, (i) a tenant of retail space which is in the primary business of providing co-working space (a “Co Working Entity”) may be permitted signage within their space and/or at the door of their premises and on the retail exterior sign band for the Building and (ii) a tenant whose primary business is providing co-working space which leases more space in the Building than Tenant shall have the right to have signage in the locations shown on Exhibit N-2 annexed hereto. Notwithstanding the foregoing, Tenant agrees that the tenant or operator of the Amenity Space may be a Co Working Entity and there may be Signage containing Landlord’s designated name or brand and the name of the Co Working Entity (e.g.

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“Hudson Commons Conference Center, operated by Co Working Entity”) on the exterior of the Amenity Space.

(e) For so long as the Tenant meets the Named Tenant Requirement, Landlord will not permit any tenant leasing less space in the Building than Tenant to have more prominent signage than Tenant on the exterior of the Building or within the lobby of the Building (including, without limitation, any Signs or Ground Floor Signs(s)).

(f) From time to time, Tenant shall be permitted to install additional temporary signage in the lobby of the Building to direct participants in special events sponsored by Tenant to the Premises, provided that prior to installation, such signage shall be submitted to Landlord for Landlord’s reasonable approval.

(g) Notwithstanding the forgoing, for the purposes of this subsection 4.06, during the period from the Commencement Date through December 31, 2023 (and only during such period), the Named Tenant Requirement shall be that Peloton Interactive, Inc. and/or its Affiliates lease at least 250,000 rentable square feet, is not leasing or marketing to sublease any space on the 9th or 10th floors of the Building and is not marketing to sublease space in the Premises which would when aggregated with space then being subleased by Tenant, constitute more than two full floors on the fourth (4th) through eighth (8th)floors of the Building.

Section 4.07 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency, or in case such failure materially interferes with the operation of the Building or would result in a violation of any Law or cancellation of any insurance policy maintained by Landlord, or (b) in case such failure unreasonably interferes with the use of space by any other tenant in the Building, Tenant fails to commence cure such failure within two (2) Business Days following its receipt of notice from Landlord, specifying such failure (written or oral) and, and (c) in any other case if such failure continues beyond applicable notice, grace and cure periods. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the actual, reasonable, out-of-pocket costs thereof, together with Interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within thirty (30) days after receipt by Tenant of a statement as to the amounts of such costs together with reasonably supporting documentation. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the actual reasonable, out-of-pocket cost of the Curing Party’s bond.

ARTICLE 5

ASSIGNMENT AND SUBLETTING

Section 5.01 Restrictions on Assignment and Subletting.

(a) Except as expressly permitted under this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or

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otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by Tenant, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Subject to Section 5.01(a) and Section 5.0l(c) hereof, the dissolution or direct or indirect transfer of a majority of the ownership interests which results in a change of control of, Tenant (however accomplished including, by way of example, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting (to the extent such consent is required hereunder). Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior written consent of Landlord.

(b) Notwithstanding Section 5.01(a), without the requirement of obtaining the consent of Landlord and without being deemed a right of first offer pursuant to Section 5.02 hereof and without any requirement to pay any profit to Landlord in connection therewith pursuant to Section 5.05 hereof, this Lease may be assigned to, and/or all or any part of the Premises may be subleased to, licensed to, or permitted to be used by (i) an entity created by merger, reorganization, recapitalization, of or with Tenant or other similar transaction in accordance with applicable statutory provisions or (ii) a purchaser of all or substantially all of Tenant’s assets or all of Tenant’s equity interests (each such “entity” or “purchaser” being a “Successor”); provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received written notice of such transaction from Tenant within ten (10) Business Days following the consummation thereof, (B) in connection with an actual assignment of this Lease, the assignee assumes by a written instrument reasonable acceptable to Landlord, all of Tenant’s obligations under this Lease, as applicable, (C) such transaction is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity who shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to $623,678,000.00 (“Minimum Net Worth”), which is the aggregate net worth of Tenant on the Effective Date hereof, if the assignee is a Successor of Tenant.

(c) Notwithstanding Section 5.0l(a) or any other provision herein, Landlord’s consent shall not be required with respect to (i) an assignment resulting from a consolidation, merger or purchase of substantially all of Tenant’s assets, or the assets of the business unit occupying the space, (ii) any assignment or sublease to a Parent or Affiliate, (iii) any firm which acquires, is acquired by, or merges with, Tenant, or the assets of the business unit occupying the space, (iv) the issuance (or sale or transfer) of ownership interests in Tenant or an

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Affiliate pursuant to an initial public offering, debt offering or a private placement, or (v) in connection with the sale, or transfer (including a change of control) of Tenant or a Parent (whether directly or indirectly) provided that in each of the foregoing cases, other than clause (iv) with respect to the issuance (or sale or transfer) of ownership interests in Tenant or an Affiliate pursuant to an initial public offering, the assignee of the Lease or the resulting entity shall have a net worth at least equal to the Minimum Net Worth and provided that (1) Landlord shall have received seven (7) days’ prior written notice of such assignment or sublease from Tenant; and (2) the assignment or sublease or other transaction, as applicable, is for a valid business purpose and not to avoid any obligations under this Lease; and (3) in the case of any such assignment, the assignee assumes by a written instrument reasonably acceptable to Landlord, all of Tenant’s obligations under this Lease from the Commencement Date; and (4) such assignee at all times during the remainder of the Term remains an Affiliate of Tenant named herein, that in each case such transfer or other transaction is for a valid business purpose and not principally for the purpose of transferring the interest of Tenant under the Lease. Any assignment or transaction which is permitted pursuant to this Section 5.01(c) without Landlord’s consent shall be hereinafter called a “Permitted Transaction”. Section 5.02 and Section 5.05 shall not apply to Permitted Transactions provided that Tenant shall comply with the provisions of clauses (1) through (4) above. For the purposes of this Lease, “Affiliate” shall mean, as to any designated person or entity, (i) any other person or entity which wholly owns Tenant or who wholly owns the entity which wholly owns Tenant (herein, sometimes called a “Parent”), or (ii) any person entity which is wholly owned by Tenant, a Parent, or an entity which is wholly owned by Tenant or a Parent. Tenant agrees that notwithstanding any language to the contrary in the Lease or the Exhibits annexed hereto, (I) there shall be no reduction in the Security Deposit during the thirty (30) consecutive day period following the issuance (or sale or transfer) of ownership interests in Tenant or an Affiliate pursuant to an initial public offering (“IPO”) and (ii) if the IPO of Tenant or an Affiliate results in a Tenant whose outstanding shares at any time during the thirty (30) consecutive day period following the IPO shall have a total dollar market value below Two Billion Dollars ($2,000,000,000) (the “Minimum Market Cap”), there shall be no reduction in the Security Deposit and Tenant shall increase the amount of the Security Deposit pursuant to Article 10 hereof by way of a modification of the Letter of Credit, by an amount equal to 150% of the then Fixed Rent for the Premises, for the month in which the decrease in the market value occurred (the “Additional Security”). The Additional Security may be retained by Landlord in accordance with the provisions of Article 10 hereof for twelve (12) consecutive months following the IPO. If Tenant reaches the Minimum Market Cap on or after the expiration of such twelve (12) month period and maintains it for six (6) consecutive months, the Security Deposit shall be reduced in accordance with Article 10. If Tenant achieves and maintains the Minimum Market Cap during the thirty (30) consecutive day period following the IPO, then the amount of the Security Deposit shall reduce in accordance with the provisions of Article 10.

Section 5.02 Landlord’s Right of First Offer; Recapture Right.

(a) If Tenant desires to (x) assign this Lease, or (y) sublet all or substantially all of the Premises, or part of the Premises, for all or substantially all of the balance of the Term, Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the

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consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting, the base years/amounts for escalation payments and the economic terms of any other additional rent payments, (iii) the proposed assignment or sublease commencement date, and (iv) all of the other material terms of such proposed assignment or sublease.

(b) Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises), or (ii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises). Said option may only be exercised by Landlord by notice to Tenant within twenty (20) Business Days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c) If Landlord exercises its option under Section 5.02(b)(i) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date and neither party shall have any further obligations to the other party, except with respect to any obligations expressly stated to survive the Expiration Date, and the restoration obligations of Tenant and the obligations of Landlord with respect to the Security Deposit shall apply as if such termination date of the Lease were the Expiration Date.

(d) Intentionally Omitted.

(e) If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent and security deposit submitted hereunder shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (iii) Tenant shall pay to Landlord, promptly following Landlord’s written demand, the actual, reasonable, out-of-pocket costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(f) Nothing contained in this Section 5.02 shall give Tenant any right to assign this Lease or sublet all or any part of the Premises or enter into any other Transfer (as defined in Section 5.03(a) below) and the same shall require Landlord’s consent to the extent required pursuant to Section 5.01.

Section 5.03 Assignment and Subletting Procedures.

(a) If (y) Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of the Premises (as set forth in Section 5.02(a)), and related to such Tenant’s Offer Notice, (i) Landlord shall have elected not to exercise its right of first offer under Section 5.02, or the twenty (20) Business Day period within

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which Landlord must exercise its right of first offer under Section 5.02 shall have elapsed; and (ii) Tenant intends to assign this Lease or sublease the Premises or consummate any other transaction prohibited under Section 5.01 (each a “Transfer”), or (z) Tenant intends to assign this Lease or sublease the Premises or consummate any other Transfer with respect to which Landlord’s right of first offer under Section 5.02 shall not be applicable, then in each of such events, Tenant shall send Landlord a notice of such intention (a “Transfer Notice”), which notice shall be accompanied by (i) a copy of the proposed Transfer and all related agreements, the effective date of which shall be at least twenty (20) Business Days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant or other party to the Transfer, including, without limitation, its most recent financial statement along with a Good Standing Certificate of the entity, if applicable the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant or other party to the Transfer, and (iv) such other information as Landlord may reasonably request. If (I) Landlord does not timely exercise its option under Section 5.02 with respect to Tenant’s Offer Notice relating to such Transfer, or (II) Landlord’s right of first offer under Section 5.02 shall not be applicable, then, in each event, Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed provided that:

(i) To the extent the terms of Section 5.02 shall be applicable with respect to such Transfer, such Transfer Notice shall be delivered to Landlord within nine (9) months after the delivery to Landlord of the applicable Tenant’s Offer Notice, failing which Tenant shall be obligated to again comply with the provisions of Section 5.02. For the avoidance of doubt, (i) Tenant may send a Transfer Notice simultaneously with the Tenant’s Offer Notice to which it relates and (ii) the twenty (20) Business Day period set forth in Section 5.01(b) may run concurrently with the twenty (20) Business Day period set forth below in this Section 5.04(i).

(ii) In Landlord’s reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (1) is in keeping with the then standards of the Building, and (2) is limited to general and executive offices and the ancillary uses thereto permitted by this Lease.

(iii) The proposed assignee or subtenant is, in Landlord’s reasonable judgment, a reputable person or entity and with sufficient financial worth considering the responsibility involved.

(iv) If Landlord has comparable space available or coming available in the next six (6) months, neither the proposed assignee or sublessee, is then an occupant of any part of the Building.

(v) If Landlord has comparable space available or coming available in the next six (6) months, the proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior six (6) months negotiated to lease space in the Building.

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(vi) The form of the proposed assignment or sublease shall comply with the applicable provisions of this Article 5 and be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.

(vii) There shall not be more than two (2) subtenants per floor of the Premises or ten (10) subtenants in the aggregate in the Premises, at any given time.

(viii) Tenant shall reimburse Landlord, promptly following Landlord’s written demand, as Additional Rent, for any reasonable out of pocket costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(ix) The assignment or sublease shall not permit further assignments or subleases from assignee or subtenant except in compliance with this Article 5.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred twenty (120) days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

Section 5.04 General Provisions.

(a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by any person or entity other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default as set forth in this Lease, collect rent from the subtenant or occupant so long as such default remains uncured. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b) No assignment of this Lease or other Transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Section 7.02 and Section 7.03, and (ii) agreement in form and substance approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, pursuant to which the assignee assumes Tenant’s obligations under this Lease accruing from and after the date of assignment or in the case of an assignment to an Affiliate or Successor, from and after the Commencement Date.

(c) Notwithstanding any assignment of this Lease or the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the Named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor-in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise

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modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d) Each subletting by Tenant shall be subject to the following:

(i) No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date and no subletting shall commence during the final twelve (12) months of the Term.

(ii) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to clauses (i) and (iv) of Section 7.02(a), and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii) Each sublease shall provide, among other things, that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e) Each assignment and sublease shall, among other things, provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part except in compliance with this Article 5.

(f) Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent which shall be granted or denied in Landlord’s sole discretion, provided however Tenant may list the availability of the Premises with brokers without Landlord’s consent.

(g) The listing of any name other than that of Tenant, whether on the door of the Premises, the building directory or otherwise, shall not be deemed to vest any right or interest in the named party in this Lease or the Premises nor shall it be deemed Landlord’s consent to any assignment of this Lease, sublease of the Premises, or to the use or occupancy thereof by others.

(h) Any then-existing guarantor shall deliver to Landlord such agreements as Landlord may reasonably require confirming such guarantor’s continuing liability under its guaranty of this Lease, but no failure to execute or deliver such documents shall impair such guarantor’s continuing liability under such guaranty in accordance with the terms of such guaranty.

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(i) Landlord shall respond to a Transfer Notice by either granting or denying consent to the proposed Transfer contained therein. In the event that Landlord does not respond to a request by Tenant to a consent to an assignment or sublease or other Transfer by either granting or denying such consent within twenty (20) days of receipt of Tenant’s request therefor, Tenant shall have the right to give a second notice to Landlord requesting such consent, and if Landlord does not respond to such second notice within five (5) Business Days after receipt of same by either granting or denying such consent, Landlord shall be deemed to have disapproved such request.

Section 5.05 Assignment and Sublease Profits.

(a) Other than in connection with a Permitted Transaction, if the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Rent, 50% of such excess. Tenant shall deliver to Landlord within sixty (60) days after the end of each calendar year and within sixty (60) days after the Expiration Date a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments, Operating Payments and any other charge which is attributable to the sublet space for the sublease term, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant to prepare the sublet space for the occupancy of the subtenant or granted as a work allowance or free rent, plus (iv) the amount of any reasonable brokerage commissions, reasonable legal fees and any other customary fees, expenses and concessions actually paid by Tenant in connection with the sublease. “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b) Other than in connection with an assignment pursuant to Sections 5.01(a) and 5.01(c), upon any assignment of this Lease (or otherwise as and when collected pursuant to the terms of such assignment), Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom the amount of any reasonable brokerage commissions and, reasonable legal fees and any other customary fees, expenses and/or concessions actually paid by Tenant in connection with the assignment. “Assignment Consideration” means an amount equal to all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant) and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns).

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Section 5.06 Service Entities. Tenant shall have the right, without Landlord’s consent or right of recapture hereof, hereof, to permit portions of the Premises not to exceed twenty (20%) percent of the Premises, to be occupied by “Service Entities” (as hereinafter defined) pursuant to so-called “desk-sharing arrangements”. Tenant shall notify Landlord of any such desk sharing arrangement that results in a profit to Tenant in accordance with the terms and conditions of Section 5.06 hereof and Tenant shall respond to inquiries made by Landlord from time to time as to desk sharing arrangements that are then in effect. All acts, omissions and operations of Service Entities shall be deemed acts, omissions and operations of Tenant solely with respect to Tenant’s obligations to Landlord under this Lease. “Service Entities” shall mean (i) persons or entities which are engaged as a material portion of their business in providing services to Tenant in connection with the customary conduct of Tenant’s business at the Premises or otherwise have a substantial ongoing business relationship with Tenant; (ii) persons or entities with which Tenant has entered into outsourcing arrangements for the conduct of certain functions at the Premises which are permitted by this Lease (for example, mailroom, data center, medical office, cafeteria and other special purpose functions permitted by this Lease); (iii) person or entities operating a family office related to holders of equity interests in Tenant; and (iv) persons or entities operating a not-for-profit organization; provided that persons or entities occupying pursuant to clauses (iii) and (iv) above shall not occupy in the aggregate more than 25,000 rentable square feet in the Premises.

Section 5.07 Eligible Subtenant. Notwithstanding anything to the contrary set forth in this Lease, including, without limitation,
Section 5.04(d)(iii), Landlord shall, within ten (10) Business Days after Tenant’s request, accompanied by an executed counterpart of an “Eligible Sublease” (as hereinafter defined), deliver to the subtenant under an Eligible Sublease (herein called an “Eligible Subtenant”) a Recognition Agreement on Landlord’s then standard form therefore with such negotiated revisions as may be reasonably acceptable to the Eligible Subtenant, Tenant and Landlord. For purposes hereof, the term “Eligible Sublease” shall mean a direct sublease:

(a) between Tenant and an Eligible Subtenant which (1) has a net worth, computed in accordance with GAAP, equal to or greater than the product of (X) the annual Fixed Rent and Recurring Additional Charges then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease, and (Y) twenty five (25), and Landlord has been provided with proof thereof reasonably satisfactory to Landlord or (2) if such Eligible Subtenant does not satisfy the aforementioned net worth test, provides to Landlord a letter of credit (in a form reasonably satisfactory to Landlord) as security for said Eligible Subtenant’s obligations under the Eligible Sublease upon an attornment to Landlord, in an amount equal to two (2) years’ then-current Lease Rent (as defined below),

(b) that has been consented to by Landlord and meets all of the applicable requirements of this Article 5; and

(c) which demises at least one full floor with an initial sublease term (i.e., not including any renewals) of not less than five (5) years and is coterminous with all other Eligible Subleases with respect to which a Recognition Agreement has been issued by the Landlord, and

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(d) which provides for a rental rate, on a per rentable square foot basis (including fixed rent and additional charges on account of Taxes, Operating Expenses and electricity) which (after taking into account all rent concessions provided for therein) is equal to or in excess of the Fixed Rent and Additional Rent pursuant to this Lease for the term of the sublease (herein called the “Lease Rent”).

ARTICLE 6

SUBORDINATION; DEFAULT; INDEMNITY

Section 6.01 Subordination.

(a) This Lease is subject and subordinate to each mortgage and each underlying lease which may now or hereafter affect all or any portion of the Project or any interest therein and to any amendment, modification, supplement, consolidation, renewal or extension thereof. provided that such subordination of this Lease and Tenant’s rights hereunder to any future lease or mortgage shall be conditioned upon Tenant’s receipt of a fully executed Subordination, Non-disturbance and Attornment Agreement ( “SNDA”) between Tenant and the holder of any such future lease or mortgage on the then customary form of such holder, which form shall in all events expressly recognize Tenant’s offset right with respect to any unfunded Tenant improvement allowance funds pursuant to this Lease. In confirmation of any subordination of this Lease, Tenant shall promptly execute, acknowledge and deliver any instrument, that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called a “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called a “Superior Lessor”; and any mortgage to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called a “Superior Mortgagee”. Tenant shall execute any amendment of this Lease reasonably requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not (A) reduce or extend the Term, (B) increase the Rent, (C) reduce the area of the Premises, (D) result in an increase in Tenant’s obligations or an increase in the rights of any Landlord, Superior Lessor or Superior Mortgagee under this Lease except in each instance to a de minimis extent, or (E) a reduction in the rights of Tenant or the obligations of any Landlord, Superior Lessor or Superior Mortgagee under this Lease, except to a de minimis extent. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor ( each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that subject to the terms of any superseding SNDA, any Successor Landlord shall not be (i) except for defaults of a continuing nature which continue after the date Tenant becomes the tenant of the Successor Landlord, liable for any act, omission or default of any prior landlord (including, without

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limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, or claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month or other relevant payment period to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord and/or such payment shall have been approved by such Successor Landlord in writing; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by an amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Promptly following written request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) If Tenant intends to terminate this Lease on the basis of a Landlord default (other than with respect to express termination rights under this Lease), Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord on the basis of which default Tenant is entitled to terminate this Lease (excluding any express termination rights under this Lease), provided that Tenant has been notified of the address of such Superior Mortgagee or Superior Lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such Superior Mortgagee or Superior Lessor shall have an additional ninety (90) days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be reasonably necessary if, within such ninety (90) days, any such Superior Mortgagee or Superior Lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated on the basis of such default (other than with respect to express termination rights under this Lease) while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

(c) Landlord represents and warrants that, as of the Effective Date, there are no Superior Mortgagees or Superior Lessors or other holders of instruments encumbering the Building other than Apollo Commercial Real Estate Finance. Landlord shall promptly after the date hereof provide to Tenant the Apollo SNDA in the form annexed as Exhibit J.

Section 6.02 Estoppel Certificate. Tenant agrees, at any time from time to time, within ten (10) Business Days after Tenant receives notice from Landlord, to execute and deliver to Landlord, or Landlord’s designee, an estoppel certificate reasonably requested by Landlord, stating that this Lease is unmodified and in full force and effect ( or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to Tenant’s actual knowledge,

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Landlord is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed (including, without limitation, any prospective purchaser or mortgagee of any portion of the Project that includes the Premises or any prospective assignee of any such mortgagee). Tenant also shall include or confirm in any such statement such other information concerning this Lease as Landlord, Superior Mortgagee or Superior Lessor may reasonably request.

Section 6.03 Default. This Lease and the term and estate hereby granted are subject to the limitation that (each, an “Event of Default”):

(a) if Tenant defaults in the payment of any Rent and such default continues for seven (7) Business Days after Landlord gives to Tenant a written notice specifying such default (provided that the foregoing notice and grace period shall not apply with respect to payments of Fixed Rent or recurring Additional Rent hereof in the event Landlord has properly sent one (1) notice of failure to pay any Fixed Rent or recurring Additional Rent hereof when due in any twelve (12) month period), or

(b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement ( other than a default of the character referred to in Section 6.03(a), (c), (d), (e), (f), (g) or (h)), and if such default continues and is not cured within thirty (30) days after Landlord gives to Tenant a written notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not promptly following Tenant’s receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) commence to institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

(c) if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5 and the same is not cured within five (5) Business Days after Landlord gives to Tenant a written notice specifying the same, or

(d) To the extent permitted by applicable Law, this Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant or any then-exiting guarantor shall make an assignment of all or substantially all of the property of Tenant or such guarantor for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant or such guarantor under any bankruptcy or insolvency law, or whenever a petition shall be filed against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant or such guarantor under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant or such guarantor shall be appointed ( each of such events, a “Bankruptcy Event”), then, (a) at any time after receipt of notice of the occurrence of any Bankruptcy Event, or (b) if such Bankruptcy Event occurs without the acquiescence of Tenant or such guarantor, at any time after the event continues unstayed or

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discharged for ninety (90) days, Landlord may, at Landlord’s sole discretion, give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period this Lease and the term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law, or

(e) if a default in the keeping, observance or performance of any covenant or agreement under Section 6.02 occurs and if such default continues and is not cured within five (5) Business Days after Landlord gives to Tenant a notice specifying the same, or

(f) if a default in the keeping, observance or performance of any covenant or agreement under Section 4.01(d) occurs and if such default continues and is not cured within ten (10) Business Days after Landlord gives to Tenant a notice specifying the same, or

(g) intentionally omitted, or

(h) intentionally omitted, or

(i) if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates thereof when required hereunder, and does not cure within five (5) Business Days after Landlord gives to Tenant a notice specifying the same.

In any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) Business Days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such five (5) Business Days with the same effect as if the last of such five (5) Business Days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

Section 6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent beyond all applicable notice and cure periods, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or, for so long as such default remains uncured prior to termination as set forth in Section 6.03, at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable lawful action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises, subject to the terms of any Recognition Agreement required to be issued under this Lease. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

Section 6.05 Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

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(a) a sum which, at the time of such termination, represents the then present value (using a discount rate of 6%)) of the excess, if any, of (1) the aggregate of the Fixed Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period, or

(b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall re let (without obligation to do so) all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date or collect any rent from Tenant’s subtenants or licensees, Landlord shall credit Tenant with the net rents received by Landlord from such reletting and/or collection, such net reletting rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the actual, reasonable expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the actual expenses of reletting in each case to the extent of the remainder of the Term, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the disposition of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

(c) Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

Section 6.06 Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant, except as otherwise expressly set forth in this Lease. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant beyond the expiration of any applicable cure periods, Tenant shall not be entitled to receive any funds or proceeds being held under this Lease subject however to the provisions of Section 10.02 hereof. Except as otherwise expressly set forth in this Lease, the specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be

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entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for. Notwithstanding anything to the contrary contained herein, except for in connection with any holding over by Tenant as provided in Section 6.10 hereof, in no event will Tenant be liable to Landlord for consequential, exemplary, special or punitive damages which may be incurred by Landlord under this Lease (including, without limitation, lost profits and loss of business) and in no event shall Tenant be liable for acceleration of rent, except as provided in Section 6.05(a).

Section 6.07 Right at Law and in Equity. In the event of a breach (beyond the expiration of any applicable cure period) or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

Section 6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

Section 6.09 No Waiver. Except as otherwise expressly set forth in this Lease, failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by either party (“Paying Party”) to the other party (“Receiving Party”) may be applied by the Receiving Party, to any items then owing by the Paying Party to the Receiving Party under this Lease. Tender by the Paying Party and receipt by the Receiving Party of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall tender constitute a waiver by the Paying Party of the Paying Party’s dispute as to its obligations to make payment nor shall such receipt constitute a waiver by the Receiving Party of the Paying Party’s obligation to make full payment. Except in connection with express Tenant termination rights under this Lease, no act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

Section 6.10 Holding Over. If Tenant holds over in the Premises without the consent of Landlord after the Expiration Date, the parties herby agree that Tenant’s occupancy of the Premises after the expiration of the term shall be under a month to month tenancy commencing on the first day after the expiration of the applicable term, which tenancy shall be upon all of the terms set forth in the Lease except that (a) Tenant shall pay for each month or portion thereof of

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the holdover period, an amount (to be prorated for partial months during the holdover period based on the actual number of days in such month) equal to (1) Fixed Rent for the entire Premises in the following amounts: (x) for the first thirty (30) days (or prorated portion thereof) of such holdover, one hundred twenty five percent (125%) of the Fixed Rent for the entire Premises (y) for the next thirty (30) days (or prorated portion thereof), one hundred fifty percent ( 150%) of the Fixed Rent for the entire Premises and (z) for each month thereafter ( or portion thereof), two hundred percent (200%) of the Fixed Rent for the entire Premises, which in each case Tenant was obligated to pay for the month immediately preceding such Expiration Date, and (2) all Additional Rent for the entire Premises which is attributable to each month of the holdover tenancy (to be prorated for partial months during the holdover period based on the actual number of days in such month) ; and (b) if Tenant holds over for more than sixty (60) days, Tenant shall be liable to Landlord for and indemnify Landlord against all actual and consequential damages, including without limitation (1) any payment or rent concession which Landlord shall be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over for more than sixty (60) days or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant for more than sixty (60) days, (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant for more than sixty (60) days and (3) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term. The acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover summary eviction proceeding.

Section 6.11 Attorneys’ Fees. If either party brings action or proceeding for relief against the other, declaratory or otherwise, arising out of this Lease, including any suit or proceeding by Landlord for the recovery of Rent and/or possession of the Premises, and a final, non-appealable judgment or order of a court of competent jurisdiction is rendered in any such action or proceeding, the non-prevailing party in such action or proceeding shall pay the prevailing party its reasonable costs, fees and expenses incurred in connection with and in preparation for said action or proceeding, including its reasonable attorneys’ fees. Further, in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall reimburse Landlord on demand for Landlord’s reasonable attorneys’ fees and disbursements and court costs incurred in connection with the assertion and prosecution by Landlord of a claim in any such bankruptcy, insolvency or other similar proceeding to recover Rent and/or possession of the Premises.

Section 6.12 Non-liability and Indemnification.

(a) Except to the extent caused by the negligence and/or willful misconduct of Landlord and/or anyone acting through or under Landlord, neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or

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about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential, special or punitive damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees ( each, a “Landlord Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, by any party other than Landlord, its agents, contractors or employees or anyone acting through or under such parties (ii) any negligent act or omission (where Tenant has a duty to act) committed by Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises, except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, contractors or employees or anyone acting through or under such parties (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease, and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all reasonable costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements. If any action or proceeding is brought against any Landlord Indemnified Party by reason of any such claim, Tenant, upon notice from Landlord shall resist and defend such action or proceeding by counsel approved by Landlord, with approval shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION

Section 7.01 Compliance with Insurance Standards.

(a) Tenant shall not violate, or knowingly permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or knowingly permit anything to be done, or keep or knowingly permit anything to be kept in the Premises, which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in the amounts required by any Superior Lessor or Superior Lessee, or which would directly and result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project ; it being understood that the mere use of the Premises as expressly permitted under this Lease, and subject to compliance with Section 4.05 of this Lease, will not result in a violation of the provisions hereof.

(b) If, directly, solely, and demonstrably by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within ten (10) Business Days

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following written demand, for that part of such premiums directly and solely attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Property Insurance Underwriting Association or any successor entity making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

Section 7 .02 Landlord’s and Tenant’s Insurance.

(a) Tenant shall obtain and keep in full force and effect during the Term (and holdover period, if any):

(i) a policy of commercial general liability (ISO CG 00 01 occurrence policy form or successor form) insurance including a separation of insureds clause and coverage for contractual liability, covering Tenant’s obligations assumed under this Lease as an “insured contract” for claims for host liquor liability, premises-operations and hazards thereto, personal injury, death and/or property damage occurring in or about the Premises, the Building and/or the Project naming Landlord, and any Landlord’s managing agent, Superior Mortgagees and other lenders on the Building (whose name and address have been furnished to Tenant) and other additional parties Landlord may designate, in each case, identified by Landlord, as additional insureds, (including for ongoing and products-completed operations coverage) and which policy shall be primary and any other insurance that may be available to Landlord or any such additional insured will be excess and non-contributory, and minimum limits of liability under such policy in amounts of not less than Ten Million Dollars ($10,000,000.00) each occurrence and Ten Million Dollars ($10,000,000.00) general aggregate (per location) for bodily injury (or death) and damage to property; Twenty Million Dollars ($20,000,000.00) personal and advertising injury, and Ten Million Dollars ($10,000,000.00) it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability and property damage policy in conjunction with an umbrella liability or excess liability policy;

(ii) property insurance written on an ISO CP 10 30-Cause of Loss-Special Form, insuring against loss or damage by fire, sprinkler leakage and other damage due to water, and such other risks and hazards (including, during the period of construction of any Tenant’s Property and Improvements and Betterments, casualty insurance in the so-called “Builder’s Risk Completed Value Non-Reporting Form”, burglary, theft and breakage of glass within the Premises) as are insurable under the available standard forms of “special form” (formerly known as “all risk”) insurance policies, to Tenant’s Property and Alterations, and any other personal property leased by or in the care, custody and control of Tenant and located in the Premises, for the full replacement cost value thereof (including an “agreed amount” endorsement and waiving applicable co-insurance clause);

(iii) worker’s compensation and New York Temporary Disability Benefits insurance, in such amounts as shall be required, from time to time during the Term, by applicable Laws together with employer’s liability insurance in amounts of not

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less than One Million Dollars ($1,000,000.00) each accident, One Million Dollars ($1,000,000.00) disease policy limit, and One Million Dollars ($1,000,000.00) disease each employee;

(iv) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than Five Million Dollars ($5,000,000.00); and

(v) business interruption insurance covering any loss due to the occurrence of any of the hazards insured against by Tenant in Section 7.02(a)(ii) hereof, in amounts equal to the Fixed Rent for one year;

(vi) commercial automobile liability insurance covering liability arising from any auto, including any owned, non-owned, and hired vehicles, provided that, such non-owned and hired auto liability may be satisfied by endorsement to the commercial general liability policy, in an amount of not less than One Million Dollars ($1,000,000.00) combined single limit each accident for bodily injury and property damage; and

(vii) liquor liability insurance, if Tenant sells or dispenses alcoholic beverages, in amounts of not less than Five Million Dollars ($5,000,000.00) each occurrence and Five Million Dollars ($5,000,000.00) annual aggregate.

(b) For purposes of this Lease, Tenant hereby agrees that Landlord, Landlord’s managing agent, if any, and all Superior Lessors and Superior Mortgagees, respectively, as the case may be, and any additional party Landlord may designate shall be designated as additional insureds to the commercial general liability and umbrella/excess liability, automobile liability, and liquor liability (if applicable) policies, which shall be primary and any other insurance that may be available to Landlord and any such additional insured will be excess and non-contributory. The proceeds of policies providing “all risk” property insurance of Tenant’s Property and Alterations shall be payable to Tenant, Landlord and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall endorse all such liability policies to waive rights of subrogation against Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant. Tenant shall endeavor to obtain a provision that it will be non-cancelable with respect to the additional insureds without ten (10) days’ prior written notice to such insureds, which notice shall contain the policy number and names of the insureds and certificate holders. A certificate of each of the required policies shall be delivered to Landlord by Tenant on or prior to the Commencement Date or any earlier date of entry on or to the Premises and/or the Building by Tenant or anyone claiming by, through or under Tenant, and a renewal certificate shall be delivered to Landlord by Tenant at least thirty (30) days prior to the expiration of any of such policies. The deductible or self-insured retention amount required under any insurance policy maintained by Tenant shall be the sole responsibility of Tenant and not exceed One Hundred Thousand Dollars ($100,000.00), unless otherwise approved by Landlord in writing.

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(c) Notwithstanding the limits of insurance specified in this Article 7, Tenant’s obligations to indemnify any Landlord Indemnified Party as set forth elsewhere in this Lease (including Section 6.12(b)) shall operate whether or not Tenant has placed and maintained the insurance specified in Section 7.02(b) and whether or not such insurance having been placed and maintained. proceeds from such insurance shall have been received from any or all of the respective insurance companies; provided, however, Tenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered from one or more of the insurance companies by reason of injury or damage to or loss sustained on the Premises and to the extent insurance coverage is denied because of the acts or omissions of Landlord or any of the parties designated above in Section 7.02(a).

(d) All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers licensed to do business in the State of New York, and rated in Best’s Insurance Guide or any successor thereto ( or if there be none, an equivalent organization having a national reputation) as having a general policyholder rating of “A” and either (1) a financial rating of at least “8”, or (2) a policy bolder surplus of at least Fifty Million Dollars ($50,000,000.00). All contractors working in the Premises shall be required to provide coverages outlined above with a One Million Dollar ($1,000,000.00) minimum for Commercial General Liability.

(e) Tenant shall pay all premiums and charges for all of such policies. On the Commencement Date and thereafter, at least ten (10) days prior to the expiration of any such policies, Tenant shall deliver to Landlord a certificate of insurance for each insurance policy required hereunder together with evidence of payment for the policies noted in such certificates. If Tenant shall fail to make any payment when due with respect to, or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with Interest thereon at the Interest Rate shall be repaid to Landlord by Tenant within ten (10) Business Days after demand, and all such amounts so repayable, together with Interest at the Interest Rate, shall be considered as Additional Rent hereunder. Payment by Landlord of any such premium or the carrying by Landlord of any such policy shall not be deemed to waive or release Tenant with respect to such default.

(f) Notwithstanding anything to the contrary set forth in this Lease, at all times throughout the Term Landlord shall maintain property insurance as and to the extent required by any Superior Mortgagee or, in the absence of any such requirement, to the extent customarily carried by similarly situated landlords in midtown Manhattan. covering the full replacement cost of the Building with commercially reasonable deductibles.

Section 7.03 Subrogation Waiver and Landlord’s Insurance. Landlord shall carry such special form insurance coverage for the Building as may be required by the Superior Mortgage. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property, Tenant’s Work, and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty): (i) a waiver of the insurer’s right of subrogation against the other party during the Term or, (ii) if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any

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party responsible for a casualty covered by the policy before the casualty, or (b) any other legally enforceable form of permission for the release of the other party. Notwithstanding anything to the contrary contained in this Lease, each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it would be released under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed pursuant to Section 7.05 of this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

Section 7 .04 Condemnation.

(a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within sixty (60) days after the date Landlord receives notice of such taking of possession by the condemning authority provided that Landlord has terminated all of the other office leases similarly situated within the Building or impacted by the taking. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that would adversely and to a material extent affect Tenant’s ability to continue conducting it business at the Premises, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within sixty (60) days after Tenant receives notice of such taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date.

(b) In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property, or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord.

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(c) If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property, interruption to Tenant’s business and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence, and at Landlord’s sole cost and expense, to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property or the Improvements and Betterments and those parts of the Building repair of which is not reasonably necessary to prevent material interference with Tenant’s use of the Premises for the Permitted Use in accordance with this Lease) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises, and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises including without limitation Tenant’s Property and the Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which Tenant deems desirable, which shall be deemed Alterations.

Section 7.05 Casualty.

(a) If the Premises are partially damaged or rendered partially unusable by fire or other casualty, Landlord shall repair, at Landlord’s cost and expense (but only to the extent of insurance proceeds made available to Landlord), the damages to the core and shell of the Premises, the portions of the Building Systems contained in the Premises up to the point of connection (if any) of localized distribution, and those other parts of the Building outside of the Premises as are reasonably necessary to prevent material interference with Tenant’s use of the Premises for the Permitted Use in accordance with this Lease (“Landlord’s Restoration Work”), and Tenant shall repair, at Tenant’s cost and expense and with reasonable diligence, the remaining parts of the Premises including without limitation Tenant’s Property and the Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

(b) If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.02, 2.01 and Section 2.04(a) shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date that

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Landlord’s Restoration Work is substantially completed, (provided, that if Landlord’s Restoration Work would have been substantially completed at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds, then the Landlord’s Restoration Work shall be deemed to have been substantially completed on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for the purpose of the commencement of Tenant’s or such subtenant’s restoration of its improvements in the Premises (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the day following the date of such occupancy).

(c) If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than three hundred sixty-five (365) days from the date of the Casualty or the expenditure of more than forty percent (40%) of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty and Landlord shall have simultaneously terminate leases covering no less than 75% of space in the Building (including the Premises, as set forth below in this Section 7.05(c)), then in any such case Landlord may terminate this Lease by notice given to Tenant within one hundred eighty (180) days after the Casualty.

(d) Landlord shall not carry any insurance on Tenant’s Property, or Tenant’s Improvements and Betterments and shall not be obligated to repair or replace Tenant’s Property, Tenant’s Improvements and Betterments. Tenant shall look to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments. Tenant shall notify Landlord promptly of any Casualty in the Premises after becoming aware thereof.

(e) If, by reason of a Casualty, more than fifty percent (50%) of the Premises shall be damaged or access to the Premises shall be materially damaged and rendered substantially unusable, and provided Landlord has not otherwise elected to terminate this Lease as provided herein, then Landlord, within one hundred twenty (120) days following the date of such Casualty, shall deliver to Tenant a written statement prepared by a reputable contractor setting forth such contractor’s estimate as to the time required to substantially complete the Landlord’s Restoration Work. If the estimated time period exceeds three hundred sixty (360) days from the date of such Casualty, Landlord or Tenant may elect to terminate this Lease by giving notice to the other within thirty (30) days after Tenant’s receipt of such statement (time being of the essence with respect to Tenant’s giving of such termination notice). If Landlord or Tenant timely gives such notice, the Term shall expire upon thirty (30) days after such notice is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease. If each of Landlord and Tenant fails timely to deliver such notice as aforesaid, each shall be deemed to have waived its right to give such termination notice and shall have no further right to terminate this Lease under this Section 7.05(e) except to the extent set forth below. Except as set forth below in this Section 7.05(e), if Landlord fails to substantially complete the restoration within three hundred sixty (360) days from the date of such Casualty (or such later date set forth in such estimate for restoration), subject to extension by reason of Force Majeure or Tenant Delay, then Tenant shall have the

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option of terminating this Lease at any time thereafter (but prior to Landlord substantially completing the restoration) by written notice to Landlord, whereupon the Term shall expire thirty (30) days after such notice is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease. The foregoing to the contrary notwithstanding, if, by written notice given during the sixty (60) day period immediately preceding the expiration of the aforesaid three hundred sixty (360) day period, Landlord informs Tenant that such restoration will not be completed prior to the expiration of the three hundred sixty (360) day period, but anticipates completion of such restoration within thirty (30) days thereafter (herein, the “Restoration Extension Period”), each of Landlord and Tenant shall not have the right to exercise its termination right, as aforesaid, until after the expiration of the Restoration Extension Period (provided Tenant exercises such termination right, in any event, prior to Landlord substantially completing the restoration).

(f) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLES 8

MISCELLANEOUS PROVISIONS

Section 8.01 Notice. All notices, demands, consents, approvals, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) the United States mail, certified or registered, postage prepaid, return receipt requested, or (b) a nationally recognized overnight courier, in each case addressed to the party to be notified as follows:

If to Landlord:	Cove Property Group
501 Madison Avenue 5th Floor
New York, New York 10022-5622
Attn: Amit Patel

with copies being simultaneously delivered to:

Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attn: Carl Schwartz, Esq.

If to Tenant:	Peloton Interactive, Inc.
125 West 25th Street
New York, New York 10001
Attention: Hisao Kushi, Esq., General Counsel

with copies being simultaneously delivered to:

Peloton Interactive, Inc.
125 West 25th Street
New York, New York 10001
Attention: Jill Woodworth, CFO

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and

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Samuel Walker, Esq.

Either party may from time to time designate a different (or additional) address(es) for Notices by at least five (5) days’ prior Notice to the other party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney, and Notices from Tenant may be given by Tenant’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor (or computer record) from the United States Postal Service, or national courier service, as applicable, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure or refusal as evidenced by a written receipt therefore (or computer record) from the United States Postal Service, or national courier service, as applicable.

Section 8.02 Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C attached hereto, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein; provided, (a) Landlord shall deliver reasonable prior written notice to Tenant regarding any such modification or supplement to the rules of the Building, (b) any such modification or supplement to the rules of the Building shall not reduce Tenant’s rights (or Landlord’s obligations) or increase Tenant’s obligations (or Landlord’s rights) under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease and (c) Landlord agrees that Landlord shall not make any changes to the rules of the Building, nor shall it enforce any such rules in a manner which is discriminatory to Tenant. In no event shall Landlord have an affirmative obligation to enforce any of the rules against Tenant or other tenants of the Building (provided that should Landlord elect to so enforce any such rule, Landlord shall not enforce the same in a discriminatory manner against Tenant), nor shall Landlord have any liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building, except in the event that such rules are enforced in a discriminatory manner. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

Section 8.03 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

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Section 8.04 Certain Definitions.

(a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that except as otherwise set forth in this Lease, Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises except as may otherwise be expressly set forth herein.

(c) “Fair Market Rent” means for the purposes of Articles 9, 11 and 13 hereof, the annual fair market rental value of the Premises (or Option Premises or the Offered Space) as of the applicable date for determination set forth in those Articles, the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, or the Offered Space or the Option Premises, as applicable, taking into account all then-relevant factors.

Section 8.05 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Landlord shall at all times have the right to exercise its rights hereunder or at law with respect to any default by Tenant under this Lease.

Section 8.06 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Project and, subject to the rights of the Superior Mortgagee and Superior Lessor, and the requirements of the Superior Mortgage and Superior Lease and the obligations of Landlord thereunder, Landlord’s interest in all rent, profits, income, sales proceeds, insurance proceeds, refinancing funds and/or condemnation proceeds for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s affiliates, partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

Section 8.07 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

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Section 8.08 Survival. Whether or not expressly provided for in this Lease, it is the intent and agreement of Landlord and Tenant that all obligations and liabilities of Landlord or Tenant to the other which accrued before the Expiration Date and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments and Operating Payments (and any adjustments to, or computations of, Tax Payments and Operating Payments in accordance with this Lease), electricity and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 8.09 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction or resolution by way of expedited arbitration in accordance with Article 14 hereof, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

Section 8.10 No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

Section 8.11 Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. This Lease may be executed in multiple counterparts, each of which constitutes an original and all of which, taken together, constitute one and the same instrument.

Section 8.12 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

Section 8.13 Broker. Each party represents to the other that such party has not dealt with a broker, agent or finder in connection with this Lease other than CBRE, Inc. and Newmark and Company Real Estate, Inc. d/b/a Newmark Knight Frank (collectively the “Brokers”), and (i) Landlord shall indemnify, defend and hold Tenant harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by Tenant and arising out of any claim for a commission or other compensation by any broker, agent or finder who alleges that it has dealt with Landlord in

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connection with this Lease or the Building; and (ii) Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by Landlord and arising out of any claim for a commission or other compensation by any broker, agent or finder other than the Brokers who alleges that it has dealt with Tenant in connection with this Lease or the Building. Landlord shall be solely responsible for any payment to the Brokers, which may be due pursuant to a separate agreement between Landlord and the Brokers.

Section 8.14 Merger. Each party acknowledges that the other party has not made and is not making, and neither party, in executing and delivering this Lease, is relying upon, any warranties, representations, promises or statements. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements understanding and statements, oral or written, with respect thereto are merged in this Lease.

Section 8.15 Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and assigns in accordance with the terms of this Lease.

Section 8.16 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

Section 8.17 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord, provided the same shall not materially interfere with Tenant’s (for purposes of this sentence, “Tenant” shall be deemed to include permitted occupants) access to and/or from the Premises, Tenant’s use of the Premises for the ordinary conduct of Tenant’s business, and/or Tenant’s signage and/or lobby rights under this Lease. Tenant shall promptly execute and deliver any instruments which may be reasonably requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

Section 8.18 No Recording. Tenant shall not record this Lease or any memorandum thereof and any attempt to do so shall be deemed to be a default hereunder.

Section 8.19 Jurisdiction/Service of Process. (a) Landlord and Tenant, any subtenant, and any guarantor of Tenant’s obligations under this Lease, irrevocably consent and submit to the jurisdiction of the Civil Court of the City of New York and the Supreme Court of The State of New York with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to this Lease, and each of such subtenant, guarantor, Landlord and Tenant agrees that venue in any action commenced in such court shall lie in New York County and each waives any rights it might have to object thereto. Each of Landlord and Tenant agrees that the laws of the State of

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New York shall govern in any action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction and agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Tenant represents, warrants, covenants and agrees that, to the extent Tenant then in occupancy of the same, the Premises shall be the proper and correct address for service on Tenant of Tenant of any summons, complaint, notice of petition, petition or other service of process in any action or proceeding between Landlord and Tenant with respect to any rights or obligations of either party pursuant to and/or in connection with this Lease.

Section 8.20 Financial Statements. Tenant shall within sixty (60) days after the end of each of its fiscal quarters (commencing on the Commencement Date thereafter) deliver to Landlord, Tenant’s financial statements (either audited or certified by Tenant’s chief financial officer as set forth below), in form and scope reasonably satisfactory to Landlord, for Tenant’s most recent fiscal quarter until such time as Tenant is a publicly traded company on an internationally recognized exchange The financial statements Tenant delivers to Landlord shall be audited only if such financial statements are audited for any other purpose, and if not audited, shall be certified as true and complete by Tenant’s chief financial officer and accompanied by a summary of the last audited financial statements available.

(a) Competitors. For so long as the Tenant meets the Named Tenant Requirement, Landlord shall not (i) lease any retail space in the Building to any Competitor of Tenant nor shall Landlord consent to or approve a sublease of any retail space in the Building or assignment of a retail lease or occupancy agreement to a Competitor of Tenant, or (ii) permit any Competitor of Tenant to install signage in, on, or around the Building, including, without limitation, any lobby signage, Signs, or Ground Floor Signs(s), nor shall Landlord consent to or approve a sublease of any space in the Building or assignment of any lease or occupancy agreement that permits a Competitor of Tenant to install signage in, on, or around the Building, including, without limitation, any lobby signage, Signs, or Ground Floor Signs(s). For purposes hereof, a “Competitor of Tenant” shall mean any person or entity on the list annexed as Exhibit O; provided that Tenant may from time to time, but no more often than once in any twelve (12) month period, revise Exhibit O by giving written notice thereof to Landlord, to replace up to (2) two person(s) or entit(y/ies) listed thereon with up to (2) new person(s) or entit(y/ies) (in the aggregate) (each such new person or entity, a “Substitute Competitor of Tenant”; provided further that (a) no such Substitute Competitor of Tenant shall, at the time such notice is given, be an occupant of any part of the Building or a person or entity with whom Landlord is negotiating or has within the prior six (6) months negotiated to lease space in the Building, (b) each Substitute Competitor of Tenant must be, at the time such notice is given, engaged in one or more of the following businesses as its primary line of business: (i) the web based streaming of fitness content, (ii) providing gym or health clubs open to the public, or (iii) a fitness, health, wellness or lifestyle business offering exercise or fitness related classes or instruction to the public on a primary basis, and (c) at no time shall there be more than ten (10) Competitors of Tenant. Tenant agrees that nothing contained in this Section 8.21 shall preclude Landlord from offering a gym, fitness or wellness center or health and fitness classes in the Building as an amenity exclusively to the tenants of the Building (and its invitees), or offering fitness classes in

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the Amenity Space exclusively to any user of the Amenity Space (and its invitees), or preclude another tenant of the Building from providing a gym or fitness and/or wellness center or fitness or wellness classes exclusively for the use of its employees, which in each case could be outsourced to any third (3rd ) party, including a Competitor of Tenant. Notwithstanding the forgoing, for the purposes of this subsection 8.20, during the period from the Commencement Date through December 31, 2023 (and only during such period), the Named Tenant Requirement shall be that Peloton Interactive, Inc. and/or its Affiliates lease at least 250,000 rentable square feet, is not leasing or marketing to sublease any space on the 9th or 10th floors of the Building and is not marketing to sublease space in the Premises which would when aggregated with space then being subleased by Tenant, constitute more than two full floors on the fourth ( 4th) through eighth (8th) floors of the Building.

Section 8.21 Confidentiality. Tenant shall keep the Lease terms, provisions and conditions confidential and shall not disclose them to any other person without Landlord’s prior written consent. However, Tenant may disclose Lease terms, provisions and conditions to Tenant’s accountants, attorneys, managing employees and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, including any filings with any agency or governmental entity required by any Law or regulation applicable to Tenant, without such prior consent.

Section 8.22 Added space. Any space added to the Premises pursuant to the provisions of Article 11 or 13 hereof shall be deemed Premises for the purposes of this Lease, including without limitation for the purposes of permitted use of the Fire Stairs.

ARTICLE 9

TENANT’S RENEWAL RIGHT

Section 9.01 First Renewal Right.

(a) Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, (ii) the Tenant is the Named Tenant and leasing the entire initially demised Premises and occupying at least 75% of the “Renewal Premises” as hereinafter defined (collectively the “Renewal Term Requirements”), and (iii) Tenant shall not be in a continuing default under this Lease beyond applicable notice and cure periods, Tenant shall have the option to either (1) extend the term of this Lease with respect to the “Renewal Premises” (as hereinafter defined) for one additional ten (10) year period with no additional renewal rights (the “Ten Year Option”), or (2) extend the term of this Lease with respect to the then-applicable Renewal Premises for one additional five (5) year period with the additional right (but not the obligation) to extend the term for the then-applicable Renewal Premises for another five (5) year period (the “Five Year Option”), in each instance to commence at the expiration of the initial Term (each option, as applicable, the “Renewal Option”). “Renewal Premises” shall mean either (x) the entire Premises demised by the Lease as of the expiration of the initial term, or (y) a minimum of 234,150 rentable square feet of the Premises consisting of either (i) the lowest full floor of the Premises above the ground level of the Building and then including the next progressively then contiguous full floor(s) above the lowest full floor as Tenant shall elect to renew in accordance herewith together with so many of the then contiguous partial floors forming part of the Premises that Tenant shall elect to

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renew, together with so much of the Lower Level Premises as Tenant shall elect to renew; or (ii) the highest full floor of the Premises and then including the next then progressively contiguous full floor(s) below the highest full floor as Tenant shall elect to renew in accordance herewith together with so many of the then contiguous partial floors forming part of the Premises that Tenant shall elect to renew, together with so much of the Lower Level Premises as Tenant shall elect to renew. In no event may the Renewal Premises be comprised of a part of a full floor then leased to Tenant hereunder.

(b) The Renewal Option may only be exercised by Tenant by giving notice to Landlord (the “Renewal Notice”) at least eighteen (18) months before the last day of the initial Term as to whether it is exercising the Ten Year Option or the Five Year Option and specifying the Renewal Premises. Time is of the essence with respect to the giving of the Renewal Notice. If Tenant shall send the Renewal Notice, the renewal term it elects shall hereinafter be called the “Renewal Term”.

Section 9.02 Renewal Rent and Other Terms.

(a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the provisions of this Section 9.02; (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work or improvements to the Renewal Premises, to pay any tenant improvement allowance or any other amount or to render any services to make the Renewal Premises ready for Tenant’s continued use and occupancy or to provide any abatement of Fixed Rent or Additional Rent, in each case with respect to the Renewal Term; (iii) unless Tenant shall have elected the Five Year Option, Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; (iv) the rentable square foot area of the Renewal Premises shall be calculated using then current market loss factors for buildings in Manhattan comparable to the Building, and (v) the Base Tax Amount shall be the amount of Taxes paid during the last Tax Year of the initial Term and (v) the Base Operating Amount shall be the amount of Operating Expenses paid during the last Operating Year of the initial Term.

(b) The annual Fixed Rent for the Premises for the Renewal Term in question shall be one hundred percent (100%) of the Fair Market Rent as of the date that is three (3) months prior to the expiration of the initial Term.

(c) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least one hundred eighty (180) days before the last day of the initial Term of Landlord’s reasonable determination of the Fair Market Rent (“Landlord’s Determination”) for the Renewal Premises during the Renewal Term in question. Tenant shall notify Landlord (“Tenant’s Notice”), within thirty (30) days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent. If Tenant fails to give Tenant’s Notice within such thirty (30) day period, Tenant shall be deemed to have accepted Landlord’s Determination.

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(d) If Tenant timely disputes Landlord’s Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within twenty-five (25) days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined as follows. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York. Landlord and Tenant shall each select a reputable qualified, licensed real estate broker having an office in New York County with at least fifteen (15) years’ experience in evaluating midtown Manhattan commercial property and who is familiar with the rentals then being charged in the Building and in comparable buildings and areas (respectively, “Landlord’s Broker” and “Tenant’s Broker”) who shall confer promptly after their selection by Landlord and Tenant and shall attempt to agree upon the Fair Market Rent. If Landlord’s Broker and Tenant’s Broker cannot reach agreement within sixty (60) days after their selection, then within thirty (30) days after the lapse of such sixty (60) day period , they shall designate a third reputable, licensed real estate broker having an office in New York County with at least ten (10) years’ experience in evaluating midtown Manhattan commercial property and who is familiar with the rentals then being charged in the Building and in comparable buildings and areas (the “Independent Broker”). Upon the failure of Landlord’s Broker and Tenant’s Broker to timely agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by the President of the Real Estate Board of New York. The Independent Broker shall not be an individual who had represented Landlord or Tenant as a broker nor been employed by either Landlord or Tenant within the five (5) year period prior to appointment of the Independent Broker, nor shall the Independent Broker be an individual who had represented Landlord or Tenant in the determination of Fair Market Rent in the five (5) year period prior to appointment of Independent Broker. Concurrently with such appointment, Landlord’s Broker and Tenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the Fair Market Rent (respectively, “Landlord’s Broker’s Letter” and “Tenant’s Broker’s Letter”).

(e) The Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her designation, choose either the rental set forth in Landlord’s Broker’s Letter or Tenant’s Broker’s Letter to be the Fair Market Rent during the Renewal Term and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument amending and modifying this Lease setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent

(f) If Tenant disputes Landlord’s Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, the Fixed Rent then in effect during the last month of the initial Term. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were (i) less than the Fixed Rent payable for the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand

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therefor or (ii) greater than the Fixed Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Rent payable by Tenant.

Section 9.03 Second Renewal Term Five Year Option Renewal Term. If Tenant shall have elected the Five Year Option, then provided that on the date Tenant exercises the Second Renewal Option and at the commencement of the Second Renewal Term (i) this Lease shall not have been terminated, (ii) the Tenant meets the Renewal Term Requirements, and (iii) Tenant shall not be in a continuing default under this Lease beyond applicable notice and cure periods, Tenant shall have the option to extend the term of this Lease for the then-applicable Renewal Premises for one additional five (5) year period (the “Second Renewal Term”) to commence at the expiration of the Renewal Term. Tenant shall send Landlord a notice that it elects to lease the Premises for the Second Renewal Term (the “Second Renewal Notice”) at least eighteen (18) months before the last day of the Renewal Term. Time is of the essence with respect to the giving of the Second Renewal Notice. For the purposes of the Second Renewal Term, Renewal Premises shall mean either (x) the entire Premises demised by the Lease as of the expiration of the Renewal Term or (y) a minimum of 234,150 rentable square feet of the Premises consisting of either (i) the lowest full floor of the Premises above the ground floor and then including the next progressively then contiguous full floor(s) above the lowest full floor as Tenant shall elect to renew in accordance herewith together with so many of the then contiguous partial floors forming part of the Premises that Tenant shall elect to renew, together with so much of the Lower Level Premises as Tenant shall elect to renew; or (ii) the highest full floor of the Premises and then including the next progressively then contiguous full floor(s) below the highest full floor as Tenant shall elect to renew in accordance herewith together with so many of the then contiguous partial floors forming part of the Premises that Tenant shall elect to renew, together with so much of the Lower Level Premises as Tenant shall elect to renew. In no event may the Renewal Premises for the Second Renewal Term be comprised of a part of a full floor then leased to Tenant hereunder.

Section 9.04 Renewal Rent and Other Terms for the Second Renewal Term.

(a) The Second Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 9.04; (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the Second Renewal Term, and Landlord shall not be required to perform any work or improvements to the Renewal Premises, to pay any tenant improvement allowance or any other amount or to render any services to make the Renewal Premises ready for Tenant’s continued use and occupancy or to provide any abatement of Fixed Rent or Additional Rent, in each case with respect to the Second Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Second Renewal Term; (iv) the Base Tax Amount shall be the amount of Taxes paid during the last Tax Year of the Second Renewal Term; and (v) the Base Operating Amount shall be the amount of Operating Expenses paid during the last Operating Year of the Second Renewal Term.

(b) The annual Fixed Rent for the Premises for the Second Renewal Term shall be one hundred percent (100%) of the Fair Market Rent as of the date that is three (3) months prior to the expiration of the Renewal Term. The provisions of Sections 9.02(c), (d), (e)

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and (f) shall apply with respect to the determination of the annual Fixed Rent for the Premises for the Second Renewal Term as if set out in full in this Section 9.04 except that references to the Renewal Term shall be deemed references to the Second Renewal Term and references to the initial Term shall be deemed references to the Renewal Term.

Section 9.05 Surrendered Floors. If Tenant does not exercise its rights pursuant to this Article 9 to lease the entire Premises demised by this Lease as of the day immediately preceding the commencement of the Renewal Term, or the Second Renewal Term, as the case may be, (any such floors that are not included as part of the Renewal Premises being herein called the “Surrendered Floors”), then prior to the expiration of the term with respect to such Surrendered Floors, Tenant shall, at Tenant’s sole cost and expense, (x) disconnect and cap (in a commercially reasonable manner) any connection of any system or equipment between the base Building portions of such Surrendered Floors and any other portions of the Premises, and (y) cap all applicable Building Systems (including, without limitation, electrical, chilled water, HVAC and back-up power systems) at the point where the horizontal distribution meets the vertical distribution on such Surrendered Floors, in each such case, with all work coordinated with Landlord if and to the extent such work would affect any Building Systems serving any portion of the Building outside of the Premises.

ARTICLE 10

SECURITY DEPOSIT

Section 10.01 Letter of Credit. Upon execution of this Lease, Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, a clean, irrevocable and unconditional letter of credit (the “Letter of Credit”) in the face amount of $30,580,737.42 issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York (the “Issuing Bank”) which, in each case, has outstanding unsecured, uninsured and unguaranteed indebtedness that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “A” or better by Moody’s Investors Service and “A” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000 (the “Issuing Bank Standard”). The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one (l) year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any material fees or charges by Landlord, and (e) be substantially in the form annexed hereto as Exhibit K and comply with the terms of this Article 10 and otherwise satisfactory to Landlord in all respects, in Landlord’s sole discretion. The Letter of Credit shall provide that it shall be automatically renewed without amendment or need for any other action, for consecutive periods of one (1) year each thereafter during the Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the forty fifth (45th) day following the Expiration Date) unless the lssuing Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by registered or certified mail, return receipt requested (one of which shall be addressed “Attention, Chief Executive Officer” and the other of which shall be addressed “Attention, Chief Financial Officer”), not less than forty five (45) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to

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the Issuing Bank at an office location in New York, New York. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. Landlord acknowledges and agrees that JPMorgan Chase Bank, N.A. is deemed to be an Issuing Bank that meets the Issuing Bank Standard which, together with that certain JPMorgan Chase Bank, N.A. draft Letter of Credit submitted by Tenant to Landlord, otherwise complies with the terms of this Article 10 for purposes of this Lease.

Section 10.02 Draws. If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, (b) Landlord receives a Non-Renewal Notice or (c) the credit rating of the Issuing Bank has been downgraded below the rating specified above or fails to meet the Issuing Bank Standard in any other way, declares bankruptcy or is put into receivership by the FDIC and in any of those cases under clause (b) and/or this clause (c), Tenant has failed to deliver a new Letter of Credit from a bank with a credit rating meeting the standard specified above and otherwise meeting the requirements set forth in this Article 10 within ten (10) Business Days following notice from Landlord of any of such events, Landlord shall have the right by sight draft to draw all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Rent or any other sum as to which Tenant is in an Event of Default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default to the extent such expenditure is otherwise permitted hereunder, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord and/or (y) as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 10; provided in the case where Landlord is making a draw pursuant to the foregoing clause (a), Landlord shall only be entitled to draw down so much of the Letter of Credit as shall be reasonably necessary for the purposes set forth in the foregoing clause (x). If Landlord applies any part of the cash proceeds of the Letter of Credit, Tenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied so that Landlord shall have the full amount thereof on hand at all times during the Term.

Section 10.03 Assignment. The Letter of Credit shall be assignable, upon request, to any Superior Lessor, Superior Mortgagee or successor to Landlord (including without limitation, a purchaser of the Building). If the Issuing Bank shall refuse to assign the Letter of Credit or delay in such assignment, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to a substitute Letter of Credit for the benefit of such Superior Lessor, Superior Mortgagee or successor to Landlord which meets the requirements of this Article 10.

Section 10.04 Reduction in Security Deposit. Notwithstanding anything to the contrary contained herein, provided that no Event of Default shall then exist and be continuing, Tenant shall have the right, at any time after each date provided therefor on Exhibit K-1 attached hereto, to reduce the Security Deposit to the amount shown on such Exhibit K-1 by providing a Replacement Letter to Landlord, in which event Landlord shall promptly deliver the then current

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Letter of Credit to Tenant; provided that should six (6) distinct Events of Default occur during the term of this Lease, Tenant shall no longer be entitled to reduce the Security Deposit pursuant to this Section 10.04, notwithstanding that any such Event of Default may be cured.

ARTICLE 11

RIGHT OF FIRST OFFER

Section 11.01 Right of First Offer.

(a) Provided that at the time of such exercise (1) Tenant shall not be in default under this Lease beyond the expiration of applicable notice and/or cure periods, (2) this Lease is in full force and effect, (3) the Named Tenant leases the entire Premises initially demised hereunder and occupies at least 75% of the initially demised Premises, and (4) there shall be at least forty-eight (48) full calendar months remaining in the Term or, if less than forty-eight (48) full calendar months then remain in the Term, then so long as Tenant shall exercise its Renewal Option together with its acceptance of a ROFO Offer in accordance with the terms of this Lease, this clause (4) shall be deemed to be satisfied for purposes hereof (collectively, the “ROFO Conditions”), then if at any time any space on the second (2nd) through ninth (9th) floors or the eleventh (11th) and twelfth (12th) floors of the Building (the “ROFO Floors”) becomes “available for leasing” or is anticipated to become “available for leasing”, Landlord shall (i) so notify Tenant (a “ROFO Notice”) offering Tenant the option to lease the Offered Space in accordance with the terms hereof for a term that shall be co-terminus with the Term of this Lease and at a Fixed Rate Rent equal to the Fair Market Rent for the Offered Space, (ii) identify the space available (the “Offered Space”), (iii) set forth the date (the “Delivery Date”) on which Landlord reasonably anticipates the Offered Space can be delivered to Tenant in accordance herewith and leased pursuant to the exercise by Tenant of its rights under this Section 11.01, (iv) set forth the Fair Market Rent for the Offered Space reasonably determined in good-faith by Landlord as of the date of the ROFO Notice; and (v) describe the condition in which the Offered Space will be upon delivery to Tenant (the “ROFO Offer”). Tenant shall, within twenty (20) Business Days after receipt of the ROFO Notice, by written notice (the “ROFO Election Notice”), either (I) accept the ROFO Offer (and state in Tenant’s notice whether Tenant accepts the Fair Market Rent specified by Landlord in the ROFO Offer for the Offered Space as of the Accepted Offered Space Inclusion Date (hereinafter defined) for the applicable Offered Space, taking into account all then relevant factors, or, if Tenant does not accept such Fair Market Rent, specify Tenant’s determination of the Fair Market Rent of the Offered Space), or (II) reject the ROFO Offer, it being understood that Tenant’s failure to respond to the ROFO Offer as aforesaid shall be deemed a rejection thereof. Any election by Tenant to accept or reject the ROFO Offer shall be irrevocable. Tenant’s option to lease Offered Space under this Section 11.01 shall be referred to herein as the “ROFO Option”.

(b) If Tenant accepts a ROFO Offer, Landlord and Tenant shall, as soon as reasonably practical after such election, and subject to the terms of clause (d) below, enter into a commercially reasonable amendment to this Lease adding the applicable Offered Space (the “Accepted Offered Space”) to the Premises for a term commencing on the Accepted Offered Space Inclusion Date and co-terminus with the Term of this Lease and otherwise incorporating the terms contained in the applicable ROFO Notice (or if Tenant does not accept the Fair Market Rent specified by Landlord in any ROFO Offer, then such commercially reasonable amendment

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shall be entered into by Landlord and Tenant as soon as reasonably practical after the date of the determination of the Fair Market Rent of such Offered Space as provided in this Section 11.01). Tenant may only accept the entirety of the space offered in the applicable ROFO Offer and shall have no right to accept only a portion thereof. If Tenant accepts the ROFO Offer, the Accepted Offered Space shall be delivered vacant, free of tenancies, broom clean, with all of the Building Systems servicing the Accepted Offered Space up to the point of connection of localized distribution in good working order, and in its otherwise then “as is” condition without representation or warranty by Landlord (the date of such delivery, the “Accepted Offered Space Inclusion Date”). Except as otherwise may be expressly provided for in the ROFO Offer, Landlord shall have no obligation to remove improvements made to the Accepted Offered Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the Accepted Offered Space for Tenant’s occupancy; and any work necessary to connect the Accepted Offered Space to the Premises shall be Tenant’s responsibility at Tenant’s sole cost and expense. Effective as of the Accepted Offered Space Inclusion Date, (I) for purposes of calculating Tenant’s Operating Payments and Tenant’s Tax Payments attributable to the Accepted Offered Space, (w) the Base Operating Year shall be the calendar year in which occurs the Accepted Offered Space Inclusion Date, (x) the Base Tax Amount shall be the Taxes, as finally determined, for the Tax Year in which occurs the Accepted Offered Space Inclusion Date, and (y) Tenant’s Share attributable to the Accepted Offered Space shall be calculated based on the rentable square footage of the Accepted Offered Space and (II) Tenant shall be entitled to an increased amount of condenser water and riser space to service the Accepted Offer Space equal to the lesser of (A) the proportional share thereof attributable to the Accepted Offer Space (based on the rentable square footage of the Accepted Offer Space and the rentable footage of the Building) or (B) the amount thereof then available for use in the Accepted Offer Space. If Tenant accepts the ROFO Offer, a Replacement Letter shall be furnished increasing the amount of the Letter of Credit by an amount equal to the product of (i) the amount of the Letter of Credit that Tenant is then required to provide under this Lease (taking into account any reduction thereto that Tenant may be entitled to pursuant to Section 10.04) divided by the monthly installment of Fixed Rent at the initial rate applicable under this Lease, and (ii) the monthly installment of Fixed Rent at the initial rate under this Lease for the applicable Offered Space.

(c) As used in this Section 11.01, the term “available for leasing” shall mean that Landlord reasonably anticipates that the Offered Space shall be available for Tenant to lease in accordance with the terms of this Section 11.01 after the expiration or earlier termination of the initial lease with respect to such Offered Space (it being agreed and understood that the space on the ROFO Floor that is vacant and not under lease as of the date hereof shall not be considered “available for leasing” unless and until such space is initially leased, whether the same shall occur before or after the date of execution of this Lease, and such initial lease shall expire or earlier terminate). Notwithstanding the foregoing, Tenant’s rights under this Section 11.01 shall be subject and subordinate to (A) any fixed expansion option (i.e., an option to lease specified space as of a specified date or within a specified window of time) granted by Landlord prior to or after the date hereof to a tenant of space in the Building, and (B) the renewal or extension of any occupancy of a tenant of space in the Building comprising (x) less than a full floor of the Building pursuant to a renewal option contained in such tenant’s lease or (y) one full floor or more of the Building, whether or not pursuant to the exercise of an option or right set forth in such tenant’s lease.

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(d) If, within sixty (60) days after receipt of the ROFO Notice, Landlord and Tenant fail to reach agreement on the determination of the Fair Market Rent to be paid by Tenant for the applicable Offered Space, then either Landlord or Tenant shall initiate the arbitration proceedings for such determination by notice to the other. Fair Market Rent for any Offered Space shall be determined in the same fashion as Fair Market Rent for the Premises during a Renewal Term as determined pursuant to Section 9.02(d) (other than the introductory clause thereof).

(e) If, pursuant to the preceding provisions of this Section 11.01, the Fair Market Rent for such Offered Space has not been determined as of the actual Accepted Offered Space Inclusion Date thereof, Tenant shall pay on account of Fixed Rent for such Accepted Offered Space Landlord’s determination thereof until such final determination is made, with necessary adjustments between Landlord and Tenant to be made retroactively, by credit against the next installment(s) of Fixed Rent becoming due with respect to such Accepted Offered Space, after a final determination of the Fair Market Rent of such Offered Space as provided in this Section 11.01. Fixed Rent with respect to the Accepted Offered Space shall commence to be payable on the actual Accepted Offered Space Inclusion Date thereof.

(f) If Landlord fails or is unable to deliver the entire Offered Space to Tenant in accordance herewith on the Delivery Date thereof as a result of the holding over of the prior tenant or for any other reason (other than Landlord’s willful refusal to deliver possession thereof to Tenant after such space has been vacated by the prior tenant thereof), Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession, and the exercise of the ROFO Option shall remain effective, but the Fixed Rent and Additional Rent shall not commence with respect to such Accepted Offered Space until the date on which the same is actually delivered to Tenant; provided that if such delivery does not occur by the date that is twelve (12) months following such Delivery Date, Tenant shall have the option to give Landlord notice that it desires to rescind the ROFO Election Notice with respect to such ROFO Option, and if such Delivery Date does not occur by the date that is thirty (30) days after the date that Tenant gives such rescission notice, Tenant shall be deemed to not have been offered the ROFO Offer with respect to such rescinded space (it being understood that, should such rescinded space subsequently become available, Landlord shall deliver to Tenant a ROFO Offer and the rescinded space shall be subject to the terms set forth in this Article 11 as if the same had never been offered to Tenant before under the terms of this Article 11). Landlord will use reasonable efforts to cause the prior tenant to vacate such space on or before the expiration or termination of its lease without holding over (and, if applicable, to minimize the duration of any holding over) including, without limitation, promptly commencing summary dispossess proceedings or reaching an agreement with the existing tenant or occupant which includes a Stipulation of Settlement and a Warrant of Eviction (with a date for such tenant or occupant, as applicable, to vacate that is no later than ninety (90) days following the expiration date of its lease or occupancy agreement).

(g) Notwithstanding anything to the contrary contained herein, if the Delivery Date for any Offered Space offered to Tenant as provided in this Article 11 is such that, upon the occurrence of the Delivery Date (as set forth in the applicable ROFO Notice) there will be less than forty-eight (48) months remaining in the then-applicable Term, then Landlord shall have no obligation to accept a ROFO Election Notice from Tenant, and Tenant shall be deemed

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for all purposes to have rejected such ROFO Offer, unless Tenant simultaneously with the delivery of such ROFO Election Notice delivers to Landlord the Renewal Notice and effectively exercises the Renewal Option as provided in Article 11 hereof. Without limiting the restrictions set forth under this Lease, Landlord shall not delay the Delivery Date for any reason, including, without limitation, such that upon the occurrence of the Delivery Date there will be less than forty-eight (48) months remaining in the then-applicable Term.

(h) Notwithstanding any language to the contrary contained herein, if Tenant shall deliver a Contraction Notice to Landlord pursuant to Article 12 hereof, Landlord shall not be obligated to send to Tenant any ROFO Notice with respect to any ROFO Floors and Tenant shall have no rights to lease any Offered Space pursuant to this Article 11, during the period commencing on the delivery of the Contraction Notice and ending twenty-four (24) months thereafter. In no event shall any assignee of this Lease, other than an Affiliate of the Tenant named herein, have any rights to receive a ROFO Notice or to lease any additional space under this Article 11.

(i) In no event shall Landlord be obligated to make any ROFO Offer or enter into any Lease amendment adding any Accepted Offer Space to the Premises if at the applicable time, the ROFO Conditions have not all been met

ARTICLE 12

CONTRACTION RIGHT

Section 12.01 Contraction Terms. For purposes of this Article 12, the following terms shall have the following meanings:

(a) “Contraction Notice” shall mean a notice given by Tenant to Landlord in accordance with the provisions of Section 12.02 hereof exercising Tenant’s right to terminate this Lease with respect to a portion of the Premises effective as of the last day of the month in which occurs the tenth (10th) anniversary of the Rent Commencement Date (such day is herein called the “Contraction Date”).

(b) “Contraction Payment” shall mean the sum equal to the amount of principal which would remain unpaid as of the Contraction Date with respect to a loan in an original principal amount equal to “Landlord’s Transaction Costs” ( as herein defined) for the Contraction Premises and which is repaid in equal monthly payments of principal and interest on a direct reduction basis over the term of the Lease with interest at the rate of ten (10%) percent per annum, compounding monthly in advance. For the purposes hereof, “Landlord’s Transaction Costs” shall be equal to the sum of (a) any free rent provided by Landlord to Tenant, plus (b) the brokerage commission paid by Landlord to the Brokers, plus (c) the attorney’s fees incurred by Landlord to prepare and negotiate this Lease, plus (d) the Work Allowance.

(c) “Option 1 Contraction Premises” shall mean either the highest floor of the Premises as of the date of Tenant’s exercise of the Contraction Right or the two (2) highest contiguous floors in the Premises as of the date of Tenant’s exercise of the Contraction Right.

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(d) “Option 2 Contraction Premises” shall mean the lowest floor in the Premises above the ground floor level of the Building that is contiguous to other space in the Premises as of the date of Tenant’s exercise of the Contraction Right.

(e) “Option 3 Contraction Premises” shall mean one (1) full floor in the Premises above the ground level of the Building which is not contiguous to any other space within the Premises as of the date of Tenant’s exercise of the Contraction Right.

(f) “Contraction Premises” shall mean the portion of the Premises Tenant elects to surrender pursuant to this Article 12, which portion may only comprise the Option 1 Contraction Premises, the Option 2 Contraction Premises, or the Option 3 Contraction Premises, as designated by Tenant in the Contraction Notice. Any Contraction Notice which fails to designate the Contraction Premises shall be null, void and of no force or effect.

Section 12.02 Contraction Right and Notice. The Tenant named herein or any assignee which is an Affiliate of the Tenant named herein shall have a one-time right to terminate this Lease (herein called the “Contraction Right”), with respect only to the Contraction Premises, effective as of 11:59 p.m. on the Contraction Date provided that (i) Tenant gives to Landlord the Contraction Notice no earlier than the first day of the month in which occurs the date that is 27 months prior to the Contraction Date and no later than the last day of the month in which occurs the date that is fifteen (15) months prior to the Contraction Date (the “Notice Deadline”), (ii) this Lease has not theretofore been terminated, and (iii) Tenant shall have paid to Landlord the Contraction Payment within thirty (30) days after the Notice Deadline.

Section 12.03 Delivery of Premises Upon Contraction. If Tenant exercises its rights under this Article 12, Tenant shall, on or before the Contraction Date, deliver to Landlord possession of the Contraction Premises vacant and broom clean, free of all tenancies and occupancies of parties claiming by or through or under Tenant and/or encumbrances created by Tenant ( or by any party claiming by or through or under Tenant), and otherwise in accordance with the terms, covenants and conditions of this Lease, including the removal of Specialty Alterations, as if the Contraction Date were the date originally scheduled for the expiration of the Term for the Contraction Premises.

Section 12.04 Obligations and Liabilities. Notwithstanding any partial termination of this Lease by Tenant under the provisions of this Article 12, Tenant and Landlord shall each remain liable to satisfy all of its obligations under the terms, covenants and conditions of this Lease which have accrued up to and including the Contraction Date, which obligations shall survive the Contraction Date, and Tenant shall remain liable for any amounts with respect to the Contraction Premises for which Tenant may be liable under Section 6.10 hereof ( as if any reference in such Section to the “Premises” shall be deemed to be referring to the “Contraction Premises” and any reference to the “Expiration Date” shall be deemed to be referring to the “Contraction Date”) if Tenant does not surrender the Contraction Premises on or before the Contraction Date in accordance with the terms of this Article 12.

Section 12.05 Lease Modification. Landlord and Tenant shall utilize good faith efforts to promptly execute a modification to this Lease, in form reasonably satisfactory to both Landlord and Tenant, which shall confirm the exercise of Contraction Right by Tenant, the

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appropriate reductions in Tenant’s Operating Share, Tenant’s Tax Share, the amount of condenser water available to Tenant, and the amount of the Security Deposit (which shall be proportionately reduced). In no event shall either party’s failure to so execute such a modification affect this Lease or the validity of the otherwise duly exercised Contraction Right by Tenant or be a default by either such party under this Lease.

Section 12.06 Building Systems. If Tenant exercises the Contraction Right, then prior to the Contraction Date, Tenant shall, at Tenant’s sole cost and expense, (x) disconnect and cap (in a commercially reasonable manner) any infrastructure or supplemental systems or telecommunication connections between (i) the Contraction Premises and the balance of the Premises and (y) cap all applicable Building Systems (including, without limitation, electrical, chilled water, HVAC and back-up power systems) at the point where the horizontal distribution meets the vertical distribution on the floor(s) on which the Contraction Premises are located, in each such case, with all work coordinated with Landlord if and to the extent such work would affect any Building Systems serving any portion of the Building outside of the Premises.

Section 12.07 Restrictions on Contraction Rights. Notwithstanding any language to the contrary contained herein, this Article 12 shall be null and void if Tenant shall exercise (and not effectively rescind as set forth under this Lease) its rights pursuant to Article 11 or Article 13 of this Lease to include additional space within the Premises during the twenty-four (24) month period immediately preceding Tenant’s exercise of Tenant’s Contraction Right hereunder. In no event shall any assignee of this Lease, other than an Affiliate of the Tenant named herein have any rights to exercise Tenant’s Contraction Right under this Article 12, provided that Tenant’s assignees, subtenants, licensees, and permitted occupants shall be permitted to benefit from Tenant’s or such Affiliate’s exercise of Tenant’s Contraction Right hereunder.

ARTICLE 13

OPTION PREMISES

Section 13.01 Definitions. For purposes hereof, the following terms shall have the following meanings:

“First Option Premises” shall mean the area designated by Landlord in Landlord’s sole discretion and specified in Landlord’s First Option Space Notice which shall comprise 15,000 to 25,000 contiguous rentable area on any floor of the Building which Landlord shall cause to be available to be leased to Tenant and shall deliver same thereto in accordance herewith, all at some time between the fifth (5th) and seventh (7th) anniversaries of the Rent Commencement Date.

“Second Option Premises” shall mean the area designated by Landlord in Landlord’s sole discretion and specified in Landlord’s Second Option Space Notice which shall comprise 15,000 to 25,000 contiguous rentable area on any floor of the Building which Landlord shall cause to be available to be leased to Tenant and shall deliver same thereto in accordance herewith, all at some time between the tenth (10th) and eleventh (11th) anniversaries of the Rent Commencement.

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“First Option Designation Notice” shall mean the notice sent by Landlord to Tenant designating the location, rentable square foot area, and the Landlord’s good-faith reasonable determination of the Fair Market Rent, for the First Option Premises, together with the date on which Landlord anticipates delivering the First Option Premises to Tenant in accordance with the terms hereof (such date, the “First Option Premises Delivery Date”).

“Second Option Designation Notice” shall mean the notice sent by Landlord to Tenant designating the location, rentable square foot area, and the Landlord’s good-faith reasonable determination of the Fair Market Rent, for the Second Option Premises, together with the date on which Landlord anticipates delivering the Second Option Premises to Tenant in accordance with the terms hereof (such date, the “Second Option Premises Delivery Date”).

“Option Criteria” shall mean that Tenant is the Named Tenant, is leasing the entire Premises initially demised hereunder and occupying at least 75% of the initially demised Premises, the Lease is in full force and effect, Tenant is not in default under the Lease beyond all applicable notice and cure periods upon the date of Tenant’s exercise hereunder, and Tenant has a net worth equal to or greater than the Minimum Net Worth.

Section 13.02 First Option. (a) Provided that Tenant meets the Option Criteria, Tenant shall have the right (herein called the “First Option”), to be exercised by written notice (herein called “Tenant’s First Election Notice”) given to Landlord not later than the date which is thirty (30) days after the date the First Option Designation Notice is sent by Landlord, to add to the Premises the First Option Premises designated by Landlord in such First Option Designation Notice upon the terms hereof and for a term to be co-terminus with the Term of this Lease. Landlord shall send the First Option Designation Notice at least one hundred eighty (180), but not more than three hundred sixty-five (365), days prior to the First Option Premises Delivery Date. The First Option Premises shall be added to and included in the Premises on the date on which possession of the entirety of such First Option Premises is delivered to Tenant vacant, broom clean, free of all tenancies, occupancies, and third-party rights, with all of the Building Systems servicing the Accepted Offered Space up to the point of connection of localized distribution in good working order, and in its otherwise then “as is” condition (herein called the “First Option Space Inclusion Date.” Landlord shall have no obligation to remove improvements made to the First Option Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the First Option Space for Tenant’s occupancy; and any work necessary to connect the First Option Space to the balance of the Premises shall be Tenant’s responsibility at Tenant’s sole cost and expense. Landlord shall cause the First Option Space Inclusion Date to occur on or prior to the First Option Premises Delivery Date. If the First Option Space Inclusion Date does not occur by the First Option Premises Delivery Date as a result of the holding over of the prior tenant or for any other reason (other than Landlord’s willful refusal to deliver possession thereof to Tenant after such space has been vacated by the prior tenant thereof), Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession, and the exercise of the First Option shall remain effective, but the date upon which Fixed Rent and Additional Rent shall commence with respect to such First Option Premises (the “First Option Space Rent Commencement Date”) shall not occur until the date on which the same is actually delivered to Tenant. Landlord will use reasonable efforts to cause the prior tenant to vacate such space on or before the expiration or termination of its lease without holding over (and, if applicable, to minimize the

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duration of any holding over) including, without limitation, promptly commencing summary dispossess proceedings or reaching an agreement with the existing tenant or occupant which includes a Stipulation of Settlement and a Warrant of Eviction (with a date for such tenant or occupant, as applicable, to vacate that is no later than ninety (90) days following the expiration date of its lease or occupancy agreement). In the event of such holdover, Landlord shall also have the right at any time to substitute comparable space for the First Option Space. Notwithstanding anything to the contrary set forth in this Lease, (i) if the First Option Inclusion Date does not occur by the First Option Premises Delivery Date and substitute comparable space has not been offered to Tenant, Landlord shall pay Tenant any and all holdover payments made by any occupant or tenant of the First Option Premises or portion thereof, which is in excess of the Fixed Rent and Additional Rent that Tenant would have paid for such First Option Premises, or portion thereof; and (ii) unless Landlord shall offer Tenant space elsewhere in the Building substantially similar to the First Option Premises, then if the First Option Inclusion Date does not occur by the date that is the twelve (12) months following the First Option Premises Delivery Date, Tenant shall have the option to rescind the First Election Notice by giving notice to Landlord thereof, in which event the First Option Premises shall be deemed not to have been delivered as required hereunder.

Section 13.03 First Election Notice.

(a) If Tenant does not give (or fails to timely give) a Tenant’s First Election Notice pursuant to the provisions of this Article 13, Landlord shall thereafter be entitled to lease all of the First Option Premises to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire.

(b) If Tenant exercises its option in accordance with the provisions of this Article 13 to include the First Option Premises within the Premises, the First Option Premises will be added to the Premises on the First Option Premises Inclusion Date.

Section 13.04 Second Option. (a) Provided that the Option Criteria is met, Tenant shall have the right (herein called the “Second Option”), to be exercised by written notice (herein called “Tenant’s Second Election Notice”) given to Landlord not later than the date which is thirty (30) days after the date the Second Option Designation Notice is sent by Landlord, to add to the Premises the Second Option Premises designated by Landlord in such Second Option Designation Notice upon the terms hereof and for a term to be co-terminus with the Term of this Lease. Landlord shall send the Second Option Designation Notice at least one hundred eighty (180), but not more than three hundred sixty-five (365), days prior to the Second Option Premises Delivery Date. The Second Option Premises shall be added to and included in the Premises on the date on which possession of the entirety of such Second Option Premises is delivered to Tenant vacant, broom clean, free of all tenancies, occupancies, and third-party rights, with all of the Building Systems servicing the Accepted Offered Space up to the point of connection of localized distribution in good working order, and in its otherwise then “as is” condition (herein called the “Second Option Space Inclusion Date.” Landlord shall have no obligation to remove improvements made to the Second Option Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the Second Option Space for Tenant’s occupancy; and any work necessary to connect the Second Option Space to the balance of the Premises shall be Tenant’s responsibility at Tenant’s sole cost

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and expense. Landlord shall cause the Second Option Space Inclusion Date to occur on or before the Second Option Premises Delivery Date. If the Second Option Space Inclusion Date does not occur by the Second Option Premises Delivery Date as a result of the holding over of the prior tenant or for any other reason (other than Landlord’s willful refusal to deliver possession thereof to Tenant after such space has been vacated by the prior tenant thereof), Landlord shall not be subject to any liability whatsoever for such failure or inability to deliver possession, and the exercise of the Second Option shall remain effective, but the date upon which Fixed Rent and Additional Rent shall commence with respect to such Second Option Premises (the “Second Option Space Rent Commencement Date”) shall not occur until the date on which the same is actually delivered to Tenant. Landlord will use reasonable efforts to cause the prior tenant to vacate such space on or before the expiration or termination of its lease without holding over (and, if applicable, to minimize the duration of any holding over) including, without limitation, promptly commencing summary dispossess proceedings or reaching an agreement with the existing tenant or occupant which includes a Stipulation of Settlement and a Warrant of Eviction (with a date for such tenant or occupant, as applicable, to vacate that is no later than ninety (90) days following the expiration date of its lease or occupancy agreement). In the event of such a holdover, Landlord shall have the right at any time to substitute comparable space for the Second Option Space. Notwithstanding anything to the contrary set forth in this Lease, (i) if the Second Option Inclusion Date does not occur by the Second Option Premises Delivery Date and substitute comparable space has not been offered to Tenant , Landlord shall pay Tenant any and all holdover payments made by any occupant or tenant of the Second Option Premises or portion thereof, which is in excess of the Fixed Rent and Additional Rent that Tenant would have paid for such First Option Premises, or portion thereof, as applicable; and (ii) unless Landlord shall offer Tenant space elsewhere in the Building substantially similar to the Second Option Premises, then if the Second Option Inclusion Date does not occur by the date that is the twelve (12) months following the Second Option Premises Delivery Date, Tenant shall have the option to rescind the Second Election Notice by giving notice to Landlord thereof, in which event the Second Option Premises shall be deemed not to have been delivered as required hereunder.

Section 13.05 Second Election Notice.

(a) If Tenant does not give (or fails to timely give) a Tenant’s Second Election Notice pursuant to the provisions of this Article 13, Landlord shall thereafter be entitled to lease all of the Second Option Premises to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire.

(b) If Tenant exercises its option in accordance with the provisions of this Article 13 to include the Second Option Premises within the Premises, the Second Option Premises will be added to the Premises on the Second Option Premises Inclusion Date.

Section 13.06 Option Lease Terms. The Fixed Rent with respect to the First Option Premises or Second Option Premises, as the case may be, shall be the Fair Market Rent, taking into account all then relevant factors for such First Option Premises or Second Option Premises, respectively as of the date which is two (2) months prior to the inclusion of the applicable Option Premises within the Premises demised by this Lease. Effective as of the First Option Premises Inclusion Date or the Second Option Premises Inclusion Date, as applicable, for purposes of

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calculating Tenant’s Operating Payments and Tenant’s Tax Payments attributable to the First Option Premises or the Second Option Premises, as the case may be: (w) Tenant shall be entitled to a proportionate increase (based on the increased rentable square footage of the Premises) of the amount of condenser water and riser space available to Tenant to service the First Option Premises or the Second Option Premises, as applicable (x) the Base Operating Year shall be the calendar year in which occurs the First Option Premises Inclusion Date or the Second Option Premises Inclusion Date, as applicable, and/or (y) the Base Tax Amount shall the Taxes for the calendar year in which occurs the First Option Premises Inclusion Date or the Second Option Premises Inclusion Date, as applicable, and (z) a Replacement Letter shall be furnished increasing the amount of the Letter of Credit by an amount equal to the product of (i) the amount of the Letter of Credit that Tenant is then required to provide under this Lease (taking into account any reduction thereto that Tenant may be entitled to pursuant to Section 10.04) divided by the monthly installment of Fixed Rent at the initial rate applicable under this Lease, and (ii) the monthly installment of Fixed Rent at the initial rate under this Lease for the First Option Premises or the Second Option Premises, as the case may be.

Section 13.07 Fair Market Rent. In the event Tenant disputes the good-faith reasonable determination of Fair Market Rent for the First Option Premises or Second Option Premises, as applicable, as determined by Landlord, then at any time on or before the date occurring thirty (30) days after Tenant has been notified by Landlord of such applicable Landlord’s determination of the Fair Market Rent, Tenant may elect to have the Fair Market Rent determined in accordance with the arbitration process set forth in Section 9.02(c), (d), and (e) hereof, with references in said Section 9.02(c), (d), and (e) being deemed revised as the context may require (i.e., references in said Section 9.02(c), (d), and (e) to each Extension Term shall be deemed replaced by references to the then remaining Term, and references in Section 9.02(c), (d), and (e) to the Extension Premises shall be deemed replaced by references to the applicable First Option Premises or Second Option Premises. If Tenant fails to initiate the arbitration process within the aforesaid thirty (30) day period, then Landlord’s determination of the Fair Market Rent for the applicable Option Premises shall be conclusive.

Section 13.08 Option Amendments. Landlord and Tenant shall utilize good faith efforts to promptly execute a modification to this Lease, in form reasonably satisfactory to both Landlord and Tenant, which shall confirm the terms and conditions of Tenant’s leasing of each the First Option Premises and the Second Option Premises, if applicable, pursuant to the terms and conditions of this Article 13, provided, however, either party’s failure to so execute such a modification shall in no way affect this Lease or the terms and conditions applicable to the First Option Premises and/or the Second Option Premises or be a default by either such party under this Lease.

Section 13.09 Subletting of Option Space. Notwithstanding any language to the contrary contained herein, Landlord shall not be obligated to send Tenant a First Option Designation Notice or Second Option Designation Notice if the Lease has been assigned to an entity which is not an Affiliate of Tenant.

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ARTICLE 14

ARBITRATION

Section 14.01 Arbitration. Any dispute, controversy or claim which, pursuant to the terms of this Lease, expressly allows such dispute to be resolved by arbitration, shall be submitted to final and binding arbitration in New York, New York, administered by “JAMS, The Resolution Experts” (or any organization which is the successor thereto) (“JAMS”) in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time ( or, if JAMS is no longer in existence, then administered by the AAA under the Expedited Procedures of its Commercial Arbitration Rules in effect at that time). The place of arbitration will be New York, New York (USA). Either party may request arbitration of any arbitrable matter in dispute. The party desiring such arbitration shall give notice to the other party. If the parties shall not have agreed on a choice of an arbitrator within fifteen (15) days after receiving notice of commencement of arbitration from JAMS or AAA, then each party shall, within ten (10) days thereafter appoint an arbitrator chosen from the list of available neutrals provided by JAMS or AAA, and advise the other party of the arbitrator so appointed. A third arbitrator shall, within ten (10) days following the appointment of the two (2) arbitrators, be appointed by the two arbitrators so appointed or by JAMS or AAA, if the two arbitrators are unable, within such ten (10) day period, to agree on the third arbitrator. If either party fails to appoint an arbitrator (herein called the “Failing Party”), the other party shall provide an additional notice to the Failing Party requiring the Failing Party’s appointment of an arbitrator within five (5) Business Days after the Failing Party’s receipt thereof. If the Failing Party fails to notify the other party of the appointment of its arbitrator within such five (5) Business Day period, the appointment of the second arbitrator shall be made by JAMS or AAA in the same manner as hereinabove provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder are unable to agree upon such appointment. The three (3) arbitrators, who shall have the sole authority to rule on their own jurisdiction, including any challenges or objections with respect to the threshold issue of whether the claims asserted are arbitrable, shall render a resolution of said dispute or make the determination in question. In the absence, failure, refusal or inability of JAMS or AAA to act within twenty (20) days, then either party, on behalf of both, may apply to a Justice of the Supreme Court of New York, New York County, for the appointment of the third arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. In the event of the absence, failure, refusal or inability of an arbitrator to act, a successor shall be appointed within ten (10) days as hereinbefore provided. Any arbitrator acting under this Article 14 in connection with any matter shall be experienced in the field to which the dispute relates, and shall have been actively engaged in such field for a period of at least ten (10) years before the date of his appointment as arbitrator hereunder.

Section 14.02 Arbitrators. All arbitrators chosen or appointed pursuant to this Article 14 shall (x) be sworn fairly and impartially to perform their respective duties as such arbitrator, (y) not be an employee or past employee of Landlord or Tenant or of any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant and (z) in the case of the third arbitrator, never have represented or been retained for any reason whatsoever by Landlord or Tenant or any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or

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Tenant. Within sixty (60) days after the appointment of such arbitrator(s), such arbitrator(s) shall determine the matter which is the subject of the arbitration and shall issue a written opinion and shall determine the prevailing party, or issue a determination that there is no prevailing party. The decision of the arbitrator(s) shall be conclusively binding upon the parties, and an award of an arbitrator rendered pursuant to the provisions of this Article 14 and may be enforced in accordance with the laws of the State of New York.

Section 14.03 Landlord and Tenant. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do waive, any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. For such period, if any, that this agreement to arbitrate is not legally binding or the arbitrator’s award is not legally enforceable, the provisions requiring arbitration shall be deemed deleted, and matters to be determined by arbitration shall be subject to litigation shall be subject to litigation in a court of competent jurisdiction located in New York, New York (USA).

Section 14.04 Expedited Arbitration. In cases where, pursuant to the terms of this Lease, the parties are expressly allowed to utilize expedited arbitration, including, without limitation, to determine the reasonableness of a party in withholding a consent or approval: (i) if the arbitrator(s) shall find that a party acted unreasonably in withholding or delaying a consent or approval, such consent or approval shall be deemed granted (but the arbitrator(s) shall not have the right to award damages), and (ii) the losing party in such arbitration shall pay the arbitration costs charged by JAMS and/or the arbitrator(s), together with the reasonable counsel fees and disbursements incurred by the prevailing party in connection with such arbitration.

Section 14.05 Answer All Questions. The arbitrator(s) shall, in rendering any decision pursuant to this Article 14, answer only the specific question or questions presented to them. In answering such question or questions (and rendering their decision), the arbitrator(s) shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

Section 14.06 Provisions. The provisions of this Article 14 shall not be applicable to any arbitration conducted pursuant to Section 2.02, Section 2.01, Article 9, Article 11, or Article 13 hereof (except, in each case, as may be expressly set forth therein). Any disputes, controversies or claims arising out of or relating to this Lease, other than those disputes, controversies or claims which, pursuant to the terms of this Lease are to be resolved by arbitration, are expressly excluded from arbitration and shall be subject to litigation in a court of competent jurisdiction located in New York, New York (USA).

ARTICLE 15

TENANT’S LOBBY DESK RIGHTS

Section 15.01 Lobby Desk. If and for so long as Tenant meets the Named Tenant Requirement, Tenant shall have the right, at Tenant’s sole cost and expense but at no additional charge from Landlord, to exclusively use a portion, reasonably designated by Landlord, of the security/concierge desk (the “Lobby Desk”) in the lobby of the Building, as a station for a

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concierge staffed by Tenant to exclusively process visitors to Tenant’s Premises. Landlord shall furnish electric power and IT connections to the Lobby Desk. Notwithstanding the forgoing, for the purposes of this Section 15.01, during the period from the Commencement Date through December 31, 2023 ( and only during such period), the Named Tenant Requirement shall be that Peloton Interactive, Inc. and/or its Affiliates lease at least 250,000 rentable square feet, is not leasing or marketing to sublease any space on the 9th or 10th floors of the Building and is not marketing to sublease space in the Premises which would when aggregated with space then being subleased by Tenant, constitute more than two full floors on the fourth (4th) through eighth (8th) floors of the Building.

Section 15.02 Lobby Desk Personnel. (a) Tenant shall, at Tenant’s sole cost, train and employ the personnel manning Lobby Desk on Tenant’s behalf, and Tenant shall cause such personnel to comply with any reasonable rules and regulations promulgated by Landlord with respect to the use and operation of the Lobby Desk, and the uniform of such personnel shall be subject to Landlord’s reasonable approval. Tenant shall ensure that the personnel manning the Lobby Desk on Tenant’s behalf perform their duties in a first class manner consistent with the first class nature of the Building. In no event shall Tenant’s personnel interfere with the use of the Lobby Desk by Landlord and its employees and contractors.

(a) Lobby Desk Sign. Tenant shall be permitted to maintain a sign identifying Tenant on the Lobby Desk (herein called “Tenant’s Lobby Desk Sign”) as shown on Exhibit M annexed hereto, which Tenant’s Lobby Desk Sign shall not be more than 50” wide by 14” inches high. Except with respect to Tenant’s Lobby Desk Sign, Tenant shall not have the right to make any alterations to the Lobby Desk.

[Remainder of Page Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	CBP KH 441 Ninth Avenue Owner LLC

By: /s/ Kevin Hoo
Name: Kevin Hoo
Title: Authorized Signatory

Tenant:	Peloton Interactive, Inc.

By: /s/ John Foley
Name: John Foley
Title: CEO

Tenant’s Federal Tax I.D. No.: [***]

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EXHIBIT A

DESCRIPTION OF LAND

ALL that certain plot, piece or parcel of land, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

ALL THAT CERTAIN plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of West 35th Street and the westerly side of Ninth Avenue;

RUNNING THENCE southerly along the said westerly side of Ninth Avenue, 197 feet 6 inches to the corner formed by the intersection of the said westerly side of Ninth Avenue and the northerly side of West 34th Street;

THENCE westerly along the northerly side of West 34th Street, 201 feet 5 inches;

THENCE northerly parallel with the westerly side of Ninth Avenue, 98 feet 9 inches to the center line of the block between West 34th Street and West 35th Streets;

THENCE easterly along said center line of the block, 1 foot 5 inches;

THENCE northerly parallel with the westerly side of Ninth Avenue, 98 feet 9 inches to the southerly side of West 35th Street;

THENCE easterly along the southerly side of West 35th Street, 200 feet to the point or place of BEGINNING.

A-1

EXHIBIT B

PREMISES FLOOR PLANS

(ALL DIMENSIONS ARE APPROXIMATE)

441 Ninth Avenue LOWER LEVEL Thursday, November 01, 2018

441 Ninth Avenue FLOOR 4 Wednesday, August 08, 2018

441 Ninth Avenue FLOOR 5 Wednesday, August 01, 2018

441 Ninth Avenue FLOOR 6 Wednesday, August 01, 2018

441 Ninth Avenue FLOOR 7 Wednesday, August 01, 2018

441 Ninth Avenue FLOOR 8 Wednesday, August 01, 2018

441 Ninth Avenue FLOOR 9 Wednesday, August 01, 2018

441 Ninth Avenue FLOOR 10 Wednesday, August 01, 2018

EXHIBIT B-1

RESERVED TERRACE AREA

B-1-1

10/09/2018: RESERVED MEP TERRACE AREA (PAGE 2 OF 2)

210 SF RESERVED
L10 TERRACE AREA
441 NINTH AVE
NEW YORK, NY
FLOOR PLAN 10
FLOOR PLAN 10
A-110.01

B-1-2

WINDOW WASHING PATH:
NO PERMANENT FURNITURE OR PLANTERS
FLOOR PLAN 09
A-109.01

B-1-3

WINDOW WASHING PATH:
NO PERMANENT FURNITURE OR PLANTERS
440 NINTH AVE
FLOOR PLAN 10
A-110.01

B-1-4

EXHIBIT B-2

WARMING KITCHEN LOUVRE

11/07/2018 - 9TH FLOOR WARMING
KITCHEN LOUVER CONNECTION

A-109.00

B-2-1

EXHIBIT B-3

SATELLITE LOCATION

10/09/2018: ANTENNA LOCATION FOR PELOTON

FUTURE TENANT 4'-0" SATELLITE DISH LOCATED IN CENTER OF ROOF WITH A MAX BASE SUPPORT HEIGHT OF 12"
ROOF SITE PLAN

ROOF TYPE DIAGRAM
DAVIT BASE RIGGING ORIENTATIONS

NOTE:

1. ALL ELEVATIONS ARE ABOVE NAVD 88

2. SEE LANDSCAPE ARCHITECTURE DRAWINGS FOR ALL ROOFING SYSTEM ELEMENTS ABOVE INSULATION

4. REFER TO A-100 SERIES DRAWINGS FOR EXTERIOR TERRACE AND BALCONY GUARDRAIL MODULATION.

5. REFER TO A-305 AND A-306 FOR EXTERIOR TERRACE AND BALCONY GUARDRAIL MODULE DIMENSIONS AND DETAILS.

COMPOSITE ROOF SITE PLAN AND ROOF TYPE DIAGRAM

A-041.01

B-3-1

EXHIBIT C

BUILDING RULES AND REGULATIONS

To the extent any rule or regulation set forth in the Building Rules and Regulations conflicts with the terms and provisions of the Lease, then the terms and provisions of the Lease shall govern and control.

1.

Exterior: No awnings or other projections shall be attached to the outside walls of the Building except as expressly set forth in the Lease. No curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises other than Building standard window shades.

2.

Signs: No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed to any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord. Lettering on doors, if and when approved by Landlord, shall be inscribed, painted or affixed for Tenant, at Tenant’s sole cost and expense, in a Building. In the event of the violation of the foregoing by any Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to Tenant or Tenants violating this rule. In the event of any damage caused as a result of removing any such signage, Landlord may repair the same and may charge the expense incurred by such repair to Tenant.

3.

Light and Air: The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises, halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills, radiators or convectors.

4.

Advertisement: Landlord shall have the right to prohibit any advertising by Tenant on or around the Building which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5.

Pathways: The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises and for delivery of merchandise, equipment and other personal property in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6.

Locks: Except in those areas designated by Tenant as “security areas”, all locks or bolts of any kind shall be operable by the Grand Master Key or via card key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof that shall make such locks inoperable by said Grand Master Key or card key. Tenant shall, upon the termination of its tenancy, turn over to Landlord all keys/cards for the Premises, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys/cards furnished by Landlord, Tenant shall pay to Landlord the actual cost thereof. Tenant is responsible for the cost of its employees’ initial and replacement security cards. Tenant shall pay as additional charges Landlord’s standard charge for supplying each such security card.

7.	Doors: Tenant shall keep the entrance door to the Premises closed at all times.

8.

Packages and Delivery: All removals or the carrying in or out of any freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during Building standard hours, provided, that Tenant may arrange for the same to take place outside of Building standard hours at Tenant’s cost, so long as Tenant coordinates same with Landlord; provided, further, that nothing in these Building Rules and Regulations shall modify the terms of the Lease. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord may require that any person leaving the public areas of the Building with any package, object or matter submit a pass, listing each package, object or matter being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of Tenant against the removal of property from the Premises.

9.

Prohibitive Storage: Tenant shall not use the freight elevator lobby and/or fire exit corridor located on each floor as a storage area. Landlord has the right to remove all material and equipment stored in the freight elevator lobby in the event Tenant fails to remove such items upon proper notification by Landlord. The Tenant shall be charged for the removal and disposal of same

10.

Loading Docks: The loading docks for the Buildings may be used only for loading and unloading procedures. Tenants may not use the loading dock area for parking. Tenant may not place any dumpsters at the loading docks or any other portion of the Buildings without the prior written approval of Landlord except as provided in the Lease.

11.

Deliveries: There shall not be used in any space or in the public halls of the Building, either by Tenant or by jobbers or any others in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord requires.

12.

Landlord shall have the right to require that all messengers and other persons delivering packages, papers and other material (to include food deliveries) to Tenants through the lobby or other public entry to the Building (i) be directed to deliver such packages, papers and other material to a person designated by Landlord (e.g. to the Building Messenger Center) who will distribute the same to Tenant or (ii) be escorted by a person designated by Landlord to deliver the same to Tenant. Landlord reserves the right to designate a specific area for food deliveries and related transactions to occur directly between the tenant and the delivery person.

13.	Post Office Mail: Landlord shall not be responsible for the delivery and pick up of all mail from the United States Post Office.

14.

Building Access: None of Tenant’s employees, visitors or contractors shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.

15.

Noise: Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring Buildings or premises or those having business with them.

16.

Flooring: Tenant shall not lay floor tile, or other similar floor covering so that the same shall come in direct contact with the floor of the Premises and, if such floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited. Notwithstanding anything to the contrary set forth herein and/or the Lease or other exhibits, Tenant shall be permitted to use tile or stone in a mudset.

17.

Hazardous Materials: Neither Tenant nor any of Tenant’s servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any hazardous or toxic materials, foul or noxious gas or substance, inflammable, combustible or explosive fluids, chemicals or substances except such minimal quantities as are incidental to normal office or retail occupancy.

18.

Acceptable Use: Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of unreasonable noise, odors, or vibrations or interfere in any way with other tenants or those having business therein.

19.

Mold: Tenant shall immediately notify Landlord if, to Tenant’s knowledge, conditions occur that would promote mold growth on or near the Premises, or if Tenant finds any mold growth on or near the Premises.

20.

Cooking: Except as expressly set forth in the Lease, Tenants shall not do any cooking, conduct any restaurant, luncheonette of cafeteria for the sale or service of food or beverage to its employee or to others, or cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises that would annoy other tenants or create a public or private nuisance.

21.

Kitchen Equipment: The installation and use of Underwriters ‘ Laboratory approved microwave oven or equipment for brewing coffee, tea, hot chocolate and similar beverages and installation of other kitchen equipment (if otherwise permitted by the terms of the Lease) shall be permitted provided that (i) such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations and (ii) such use is only for the use of Tenant’s employees and invitees. Notwithstanding the above, toaster ovens in office pantries are prohibited unless otherwise approved by Landlord.

22.

Alcoholic Beverages: Except as expressly set forth in the Lease, tenant shall not serve or permit the serving of alcoholic beverages in its Premises unless Tenant shall have procured host liquor liability insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord and such other parties as Landlord shall reasonably require as additional insureds.

23.

Vending Machines: Tenant may, at its sole cost and expense and subject to compliance with all applicable requirements of the Lease, install and maintain vending machines for the exclusive use by Tenant, its officers, employees and business guests, provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain. Tenant shall not permit the delivery of any food or beverage to the Premises, except by persons approved by Landlord, which approval shall not be unreasonably withheld or delayed.

24.	Electric Heaters: The use of electric space heaters by tenants or its occupants, vendors, clients, etc within the premises is strictly prohibited.

25.

Roof Devices: Tenant shall not install any radio or television antenna, satellite dish, loud speaker or other devices on the roof or exterior of the Building or the Premises unless expressly approved in the Lease by Landlord. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere and shall prevent noise from transmitting beyond the Premises.

26.

Cleaning: Tenant shall not employ any person or persons other than its own employees or the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing.

27.

Waste: Tenant shall store all its trash, garbage and recyclables within its Premises in its appropriate receptacles in cooperation with the Landlord to ensure compliance with all recycling laws in effect at present or to be enacted in the future. No material shall be disposed of which may result in a violation of any requirement, law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entranceways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use Building’s hauler.

28.

Lighting for Services: Tenant shall, at its expense, provide artificial light for the employees of Landlord while doing janitor service or other cleaning, and in making repairs or alterations in the Premises.

29.

Bathrooms: The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant, if Tenant’s servants, employees, agents, visitors or licensees shall have caused the same.

30.

Leaving Condition: Tenant, before closing and leaving the Premises at any time, shall see that all lights, water, faucets, etc., are turned off. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use.

31.

Vehicles & Bicycles: No vehicles (including bicycles) or shall be brought into or kept in or about the Premises or the Building, subject to Buildings law (local law 52-2009), unless otherwise approved in the Lease. Tenant shall have the right to use designated bicycle storage spaces in the Building for bicycle storage. Tenant shall access such storage space only via the freight entrance and freight elevator in the Building.

32.	Animals: No animals (including fish and birds) of any kind (except for Service Animals) shall be brought into or kept in or about the Premises or the Building.

33.	Canvassing: Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

34.	Lodging Use: The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

35.

Manufacturing Use: The Premises shall not be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction or otherwise, except as specifically permitted by the Lease.

36.

Prohibitive Use: Tenant shall not occupy or permit any portion of the Premises as an office for a public stenographer or public typist or for the possession, storage, manufacture or sale of narcotics or tobacco in any form or as a barber or manicure shop or as an employment bureau. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

37.

Services: Tenant shall not accept barbering or boot blacking services in the Premises, from any company or persons not approved by Landlord, which approval shall not be unreasonably withheld, and at hours and under regulations other than as reasonably fixed by Landlord.

38.

Tenant Requirements: The requirements of Tenant will be attended to only upon written application at the office of the building, except in the event of any emergency condition. Employees of Landlord or Landlord’s agents shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to an emergency condition.

39.

Consent to Work: Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Building, except with the prior written consent of Landlord in the case of the Premises, which consent shall be granted or withheld in accordance with the Lease to the extent such consent is required thereunder. No boring, cutting or stringing of wires shall be permitted, except with prior written consent of Landlord, and as Landlord may direct. Prior to another tenant taking possession of any portion of the Building, Tenant may perform trenching and core drilling work during any hours of the day, subject to Landlord’s reasonable consent. Once another tenant has taken possession of any portion of the Building, notwithstanding any prior Landlord consent, Landlord shall have sole discretion with respect to the hours in which Tenant may perform trenching and core drilling work.

40.

Tenant Access: Landlord reserves the right to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays, Sundays and holidays, except as otherwise set forth in the Lease, observed by the Building all persons who do not present a pass to the Building signed or approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

41.

Access Liability: Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prohibit all access to the Building during the continuance of the same, by closing doors or otherwise, for the safety of the tenants or protection of property in the Building. Landlord shall, in no way, be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this rule. Landlord may require any person leaving the Building through the lobby or other public entry with any package or other to exhibit a pass from the tenant from whom premises the package or object is being removed, but the establishment or enforcement of such requirement shall not impose any responsibility on Landlord for the protection of Tenant against the removal or property from the Premises of Tenant.

42.	Window Cleaning: Tenant will not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside of the Building.

43.	Window Operation for HVAC: Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to such services.

44.

Insurance: Landlord reserves the right to require proof of insurance (including workers compensation insurance) in amounts and format acceptable to Landlord from all vendors, contractors, delivery or moving and storage companies requesting access to the Building. Landlord reserves the right to refuse access to the Building to any such vendor, contractor, delivery or moving and storage company who fails to produce an insurance certificate evidencing such proof of insurability.

45.

Rules and Regulations: These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. In the event of any conflict between any provisions in the Lease (and/or any rights or benefits granted Tenant thereunder) and these Rules and Regulations, the provisions set forth in the Lease shall control.

46.

Waivers: Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

47.

Non-Observance: Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read the Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

48.

Changes: Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building and the operation thereof.

EXHIBIT C-1

TENANT ALTERATION RULES AND REGULATIONS

l.	Building Department permits to be provided to Building Management Office prior to tenant construction.

2.	Certificate of Occupancy to be submitted to Building Management Office prior to tenant occupancy.

3.	No construction is to be started until architectural, MEP Engineering design drawings and load letters have been submitted and approved by Building Management Office and are NYC Code Compliant.

4.	All work to comply with those authorities having jurisdiction.

5.	Any work that is to be performed outside of the tenant’s premises must be reviewed and scheduled in advance with Building Management Office.

6.	A kickoff meeting is to be held prior to the start of any work to review the job. A representative from the tenant, contractor, architect, and engineer office should be present for this meeting.

7.	Access to Landlord’s electrical, telephone, fire alarm and mechanical rooms shall be by Building Management Office / Building Staff.

8.	Any area that is affected outside of the tenant’s demised space must be restored to the original condition at tenant’s expense.

9.	All public areas such as elevator lobbies, corridors, bathrooms, and service halls shall be protected with masonite and craft paper and film-tex to the satisfaction of the Building Management Office.

10.	All public and Landlord’s common areas must be continuously cleaned to prevent the accumulation of dust and other construction debris.

11.	All windows and doors surrounding the work area shall be kept closed at all times.

12.

Noise, vibrations, odors, etc. generated by construction activities to be kept to a minimum as not to disturb existing tenants. Dragging of ladders, dropping materials shall be avoided over occupied floors. Heavy core drilling or significant noise must be performed on off hours.

13.	Clear access to be provided at all times to stairwells, mechanical/electrical rooms and equipment, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

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14.	Construction materials are not to be stored in corridors and must be located within the demised space.

15.	The Contractor is responsible for the daily maintenance of the construction area.

16.	The contractor shall meet the NYC Code Chapter 14 guidelines, Fire Safety During Construction, Alteration and Demolition.

17.	Contractor shall conform to end enforce all OSHA rules and regulations for the intended work.

18.	Contractor to obtain any Hot Work Permits necessary for brazing and welding required for the intended work.

19.	Any additional cleaning by the building staff, if required, shall be charged to the tenant.

20.

All material deliveries and removals are to be scheduled through the Building Management Office and Security. Under no circumstances is any material, equipment parts, scrap, etc., to be taken out of the building or sold.

21.	Any Landlord’s equipment are to be protected from damage and debris.

22.	Any Landlord’s equipment that is damaged in any way must be repaired immediately by the Landlord’s contractor at tenant’s expense.

23.	Equipment specification sheets are to be submitted to the Building Management Office upon completion of the build out.

24.	All valid permits should be submitted to Building Management Office as required by jurisdiction having authority, including equipment use and/or operating permits, licenses, etc.

25.	Any revisions to drawings and specifications must be NYC Code Compliant and resubmitted to Building Management Office for comments and/or approval.

26.	All as built drawings must be submitted, electronic and hard copy, to the Building Management Office upon project completion, and prior to final payment.

27.	Construction personnel must carry proper identification at all times.

28.

Construction personnel are not allowed on passenger elevators. The freight elevator must be used at all times to access or egress the work area. Construction personnel shall not use Landlord’s stairwells to access other floors unless an emergency situation arises or as approved by Building Management Office.

29.	Construction personnel are not to eat in any common areas including lobbies, staircases, pantries, storage rooms, etc.

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30.	All work will be performed in a safe and lawful manner. and will comply with city, state, and federal laws.

31.	Adequate, OSHA minimum, lighting is to be provided in construction area to achieve a safe working environment.

32.

Proper supervision shall be maintained on the job site at all times. Tenant’s Workmen, mechanics, and contractors must not cause inconvenience or interfere with the routine and ordinary management and operation of the Building.

33.	Contractors who work in areas with ACM shall have restricted handling license.

34.

If additional services or facilities (including but not limited to an extra elevator and cleaning services) are required for the performance of the work, Tenant will be charged for such additional services. All such services or facilities shall be coordinated with Building Management Office.

35.

Building Management Office must be notified in advance of all building system tie-ins, any welding, or any work affecting the Landlord’s or other tenant spaces unless agreed to otherwise. All tie-ins to Landlord’s risers will be performed on off hours and supervised by Engineering or Electrical Staff and reimbursed by the Tenant.

36.

Building Management Office must be notified in advance of the following work. This work must NOT be done on standard time and not during normal business hours unless approved by Building Management Office and Tenant:

•	Demolition which per Building Management Offices’ judgment may cause disruption to other tenants.

•	Oil base painting

•	Gluing of carpeting

•	Shooting of studs for mechanical fastenings

•	Testing of life safety system, sprinkler tie-ins.

•	Work performed outside of tenant’s premises.

•	Welding, brazing, soldering and burning with proper fire protection and ventilation.

•	Other activities that, in Building Management Offices’ judgment, may disturb other tenants.

•	Power shutdowns.

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37.

Where burning operations are required, the operator of the burning equipment shall have a certificate of fitness prominently displayed on the job site. During burning operations a person holding certificate of fitness as a Watch, shall be in attendance. Where required, approved protective blankets and fire extinguishers shall be supplied by the contractor. Where welding is required, the contractor shall furnish a fused disconnect switch, for connection to the local building electrical panel by the electrical contractor. Building Staff will also be required for fire watch.

38.	All building shutdowns—electrical, plumbing, HVAC equipment, Fire & Life Safety (Class “E”) System—must be on off hours and coordinated with Building Management Office in advance.

39.	Adherence to all requirements of the Americans with Disabilities Act (ADA) is required.

40.	Locking hardware is to be keyed per building standards.

41.	Any fail-safe hardware must conform to building standards.

42.

Any unusually heavy equipment (vaults, batteries, a/c units, transformers, storage racks, etc.) supported by floor or hung from ceiling are subject to structural engineer’s approval. Any area, such as pantry, lavatory, etc. that is prone to water leakage shall be waterproofed.

43.	Provide for the required fireproofing or fire-stopping resulting from the renovation efforts.

44.

Any tie-in to the Landlord’s Fire & Life Safety (Class “E”) system must be performed by the Landlord’s contractor. All new systems to be compatible to Landlord’s systems. All fire plenum wiring to have minimum rating of 200 degrees C.

45.

Where demolition is to take place in the area of the building where fire safety equipment such as alarms, speakers, smoke detectors, floor warden stations, etc. are located, Building Management Office must be notified three (3) working days prior to start of demolitions so equipment may be removed or protected.

46.	All fire safety equipment and the associated conduit and wiring system shall not be harmed during demolition and/or any construction and shall be protected from any physical damage.

47.	All Fire & Life Safety (Class “E”) System tie-ins must be signed off by the proper authorities.

48.

Perform the legally required maintenance and testing of fire alarm systems. This includes, New York City Fire Department “Rules Governing the Requirements for the Maintenance of Smoke Detection, Requirements for Log Books, and Required Connections to Authorized Central Stations” are to be adhered to. Proof of compliance to be submitted to Building Management Office.

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49.	Sprinkler system design should be in accordance with Factory Mutual standards.

50.	Sprinkler protection should remain in service as long as possible during construction. Tenant shall not be required to drain the temporary sprinkler loop while performing its construction work.

51.

Distributing ample hand-extinguishing equipment throughout the premises should provide adequate supplementary fire protection. The 15 to 20 lb. multipurpose dry-chemical extinguisher is recommended. Until sprinkler protection can be placed in service, hose lines should be connected in areas where construction is in progress. Hydrants, hose connections, and other fire fighting equipment must be readily accessible at all times—never blocked by construction materials.

52.	Any existing fire walls, fire doors, and other cutoffs should be left in service as long as possible during construction.

53.

Combustible rubbish should be disposed of promptly and safely. Strict rules and an adequate number of cleanup personnel are essential to facilitate the removal of accumulations of paper wrappings, scrap lumber, and other construction rubbish. Prompt disposal is particularly needed for material subject to spontaneous ignition, such as oily waste and paint rags. Any combustible item must be stored in NFPA approved canister.

54.	Probable ignition sources should be controlled. Smoking is not permitted.

55.	Combustibles should not be introduced until full sprinkler protection is in service.

56.	The Building Management Office should be notified when the automatic sprinkler control valves are shut, no matter what the duration is.

57.

Architect to add appropriate building note stating either 1) sprinkler work obviates the need for classification and is in compliance with local law 5/73 or 2) the area is appropriately classified and the work is in compliance with local law 5/73. (NY Properties only)

58.	Fire extinguishers supplied by the general contractor must be on the job site at all times during demolition and construction.

59.	All unused plumbing, sheet metal ducts, and equipment lines must be removed and capped at the main riser or branch connection. Add cable and electric lines.

60.	All plumbing connections are to be in compliance with the Department of Environmental Protection Cross-Connection Control Unit.

61.	A valve tag chart and schedule for the plumbing piping and the HVAC piping are to be submitted to the Building Management Office.

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62.

Asbestos-containing Material (ACM) is present in many commercial buildings The presence of ACM does not necessarily mean that a hazard exist, however, a hazard may be created when ACM is disturbed and asbestos fibers become airborne. The way to maintain a safe environment is to avoid the disturbance of the asbestos-containing materials.

63.

It is possible that you may encounter ACM while working within this building. The Building Management Office possesses a summary of known locations of ACM or suspected ACM as you carry out your work. If you need additional information regarding ACM in this building or would like to see a copy of the Operations and Maintenance Plan, contact the Building Management Office.

64.	All plumbing connections shall be performed at times least inconvenient to other tenant populations. Schedule all tie-in to the Landlord’s system with the Building Management Office.

65.	If ACM abatement is required, due to tenant plumbing, etc. connection, abatement will be performed.

66.	All piping systems shall be copper and adequately supported from the ‘building” structure and be provided with identification labels with water flow every 20 feet.

67.	All valves shall be 1/4 turn type, i.e., ball valves, butterfly valves, lubrication plug, chocks.

68.	Piping systems shall be insulated per New York State Energy requirements.

69.

Woodwork, cabinetwork, and furniture/partitions along the perimeter wall of the building at the convector cover locations must be easily removable and maintain a proper distance to ensure adequate air circulation and access for maintenance. Tenant will assume responsibility for the function maintenance and operations if tenant’s installation causes obstruction and impedes access.

70.

Tenant to comply with the 1990 Clean Air Act and subsequent amendments covering CFC refrigerants: Release, testing, repair, installation, training, serving, etc. Refrigerants containing CFC’s are not permitted.

71.	Condenser water piping shall follow Building Management Office requirements and designed to meet or exceed the working pressure.

72.

The cleaning of condenser water pipes shall be done in the presence of the Building Management Office’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

73.	All air balancing to be witnessed by the Chief Engineer of the building or his representative. A certified report is to be provided to the Building Management Office.

74.	Ductwork shall be constructed in accordance to the SMACNA HVAC duct construction standards.

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75.	All mechanical and electrical equipment shall have permanent identification labels affixed.

76.

Food facilities shall be constructed in accordance with New York State and New York City Health Codes. Food facilities shall have a current New York City Health Permit BEFORE operation of food facility and shall have a current New York City Food Protection Certificate.

77.	Food facility refuse and refuse odors must not be a nuisance to tenants or affect Building Management Office operations.

78.

Kitchen exhaust electrostatic precipitator access doors must be clearly identified and accessible for periodic inspection by Building Management Office and outside maintenance provider as required by law.

79.	Grease traps are to be cleaned weekly and available for Building Management inspection.

80.	Remove all abandoned cabling. Remove all abandoned electrical and telecommunication cabling and conduit back to the source.

81.

All electrical feeders and branch circuits shall be for Building Management Office. All wiring to be copper with the following insulation: THHN, THWN, XHHW. All electrical wiring should be run in conduit. MC cable is approved for hung ceiling and sheetrock wall installations.

82.	GFI type receptacles shall be used in wet areas.

83.	Tenant’s power and telecommunication cabling between contiguous floors shall not be routed through Landlord’s risers, unless approved by Building Management Office.

84.	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

85.	Emergency egress and exit lighting to be installed in compliance with applicable Building Department regulations, inclusive of LED lighting where appropriate, and Landlord’ s requirements.

86.	Transformers, panel boards (double hinged covers), switches, etc. shall be installed as to permit infrared testing of components.

87.	Transformers to be copper wound, K-13.

88.

Lighting design shall adhere to New York Energy code regulations and guidelines. Upon completion of the electrical work, the licensed electrical contractor must submit to Building Management Office a copy of the Certificate of Electrical Inspection for all work performed including the installation of emergency lighting if applicable.

C-1-7

89.

Contractor, at their sole cost and expense, correct any disturbance, deficiency or damage to the air-conditioning or other mechanical, electrical or structural facility within the Building caused or affected by the work and restore the services without delay and to the complete satisfaction of Building Management Office, its architects and engineers.

90.	Architect and engineer to determine from Building Management Office in advance regarding format of all plans (e.g. scale, AutoCAD, etc.)

91.

At no time shall a Contractor do or permit anything to be done, whereby our property may be subject to any mechanic’s lien or other liens or encumbrances arising out of the work; and our consent herein shall not be deemed to constitute any consent or permission to do anything which may create or be the basis of any lien or charge against the Property in the demised premises or the real estate of which they are a part. On-going partial general release and final Waiver of Lien to be obtained with progress payments.

92.	Intentionally Omitted

93.

The architect, engineer, contractor, and any and all sub-contractors that may engage to perform all or any portion of the work shall, at their sole cost and expense, and at all times while performing work hereunder, maintain the required insurance coverage listed in the project contract documents with companies satisfactory to Building Management Office. A certificate evidencing the coverage, specifically quoting the Indemnification provision set forth by the Contract must be delivered prior to commencement of work.

94.

The failure of any contractor or sub-contractor to keep the required insurance policies in force during the performance of the work covered by this agreement, any extension thereof of any extra or additional work contracted to be performed by such contractor or sub-contractor shall be a breach of this agreement, and in such event, Building Management Office shall have the right, in addition to any other rights, to immediately cancel and terminate this agreement without further costs to Building Management Office.

95.

Nothing herein contained shall be deemed to supersede and/or contradict any article, provision, and/or amendment to the officially executed contract agreement in effect upon inception of these alterations.

C-1-8

EXHIBIT C-2

BID PACKAGE

ICAP REQUIREMENTS FOR CONTRACTORS & SUBCONTRACTORS

The subject property participates in the New York City Industrial and Commercial Abatement Program (“ICAP”).

A requirement for participation in ICAP is that all contractors and subcontractors must report their contract to the New York City Department of Small Business Services/Division of Labor Services (“DLS”). This submission must be made with DLS at least 15 business days before a contractor or subcontractor starts working. We recommend that the submission be made at least 30 days prior to the start of work.

All contracts must include special language regarding the participation in the ICAP program.

A contractor with a contract of $1,000,000 or higher must complete and file a Construction Employment Report (“CER”), maintain an Equal Employment Opportunity (“EEO”) Policy as stated by Article 22 of the ICAP Rules and Executive Order No. 50, maintain a Sexual Harassment Policy, attend a Pre-Award Meeting with DLS, provide Weekly Payroll Reports and provide a Monthly Workforce Utilization Report which shows workers’ sex and ethnicity.

A contractor with a contract value of less than $1,000,000 must submit a “Less Than $1,000,000 Subcontractor Certificate.” Contractors who file this certificate will not need a Pre-Award Meeting.

Local Law 67 of 2008 requires that all ICAP beneficiaries include City-Certified Minority and Women-Owned Business Enterprises (“M/WBE”) in construction projects for which tax abatements are granted. All ICAP Applicants must reach out to M/WBE firms for the process of promoting contracting opportunities on the project and an ICAP M/WBE Compliance Report must be submitted.

ICAP Applicants must maintain records indicating which outreach activities they performed, keep detailed records of the outreach activities accessible at their place of business, list at least three (3) M/WBE firms that were solicited to perform subcontracting work for each trade contract issued, which responded and which, if any were awarded;

Outreach activities may include:

•	Advertised opportunities to participate in the project in general circulation media, trade and professional association publication, small business media, and publications of M/WBE organizations;

•	Providing written notices of specific opportunities to M/WBE firms inviting their participation;

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•

Holding meetings with M/WBE firms prior to the date their bids or proposals were due, for the purpose of explaining in detail the scope and requirements of the work for which their bids or proposals were solicited;

•	Making efforts to negotiate with M/WBE firms to perform specific subcontracts, or act as suppliers or service providers;

•	Making timely requests to the NYC Department of Small Business Services for help locating certified M/WBE firms;

•	Attempting to identify interested M/WBE firms not currently on the list of City-Certified firms.

Enclosed are the following items:

1.	Contract Language. The contract language incorporates the requirements which a contractor with a contract value of $1,000,000 or higher must meet in order to work on an ICAP project.

2.	Executive Order No. 50 as amended (April 25, 1980); any reference to $750,000 is superseded to mean $1,000,000.

3.	Contractor’s Construction Employment Report (“CER”). A CER must be completed and filed by all contractors with a contract value of $1,000,000 or higher.

4.	Equal Employment Opportunity (“EEO”) Policy Statement. This EEO Statement must be adopted by a contractor with a contract value of $1,000,000 or higher.

5.	Sexual Harassment Policy. This Sexual Harassment Policy must be adopted by a contractor with a contract value of $1,000,000 or higher.

6.	Certified Weekly Payroll Report. Weekly Payroll Reports must be filed by contractors with a contract value of $1,000,000 or higher.

7.	Monthly Workforce Utilization Table. Monthly Workforce Utilization Tables must be filed by contractors with contract values of $1,000,000 or higher.

8.	Less Than $1,000,000 Subcontract Certificate. A Less Than $1,000,000 Subcontract Certificate must be completed and filed by all contractors with a contract value of less than $1,000,000.

9.

ICAP Minority and Women-Owned Business Enterprise (“M/WBE’’) Compliance Report. An ICAP M/WBE Compliance Report must be maintained and submitted for each trade contract issued at every tier/level below ownership.

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The appropriate forms should be completed and submitted to:

Joel R. Marcus, Esq.

Marcus & Pollack LLP

633 Third Avenue, 9th Floor

New York New York 10017

Should you have any questions, please feel free to call Joel Marcus, Kevin Hall, Kristine Loffredo, Miriam Damowsky, or Kristin Romano at Marcus & Pollack LLP, (212) 490-2900.

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ICAP CONTRACT LANGUAGE

The Industrial and Commercial Abatement Program (“ICAP”) requires all ICAP Applicants/Developers and contractors and subcontractors to comply with the ICAP rules and regulations, specifically, Local Law 67 and Executive Order No. 50.

Local Law 67 of 2008 requires that Industrial and Commercial Abatement Program (“ICAP”) beneficiaries to include City-Certified Minority and Women-Owned Business Enterprise (“M/WBE”) firms in construction projects for which ICAP tax abatements are granted.

To find M/WBE firms, please access the City’s online directory of M/WBE Certified Businesses. To search for firms by commodity codes, locations and keywords, go to www .nyc.gov/buycertified.

All ICAP Applicants/Developers are strongly encouraged to reach out to M/WBE firms:

A.	Applicants/Developers with construction projects less than $750,000 must do the following:

•	Search for firms in the New York City Online Directory of Certified Firms.

B.	Applicants/Developers with construction projects between $750,000 and $1,500,000 must complete the following:

•	Search for firms in the New York City Online Directory of Certified Firms.

•	Submit a copy of the ICAP M/WBE Compliance Report to DLS.

•	Submit an ICAP M/WBE Compliance Report to NYC Department of Finance.

C.	Applicants/Developers with construction projects between $1,500,000 and $2,500,000 must complete the following:

•	Search for firms in the New York City Online Directory of Certified Firms.

•	Solicit bids from at least three certified M/WBE firms for each trade contract issued.

•	Submit a copy of the ICAP M/WBE Compliance Report to DLS.

•	Submit ICAP M/WBE Compliance Report to NYC Department of Finance.

D.	Applicants/Developers with construction projects greater than $2,500,000 must complete the following:

•	Search for firms in the New York City Online Directory of Certified Firms.

•	Solicit bids from at least three certified M/WBE firms for each subcontracting project.

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•	Submit a copy of the ICAP M/WBE Compliance Report to DLS.

•	Submit a Construction Employment Report (CER) to DLS at least 15 days before commencement of work. It is recommended that the submission be made at least 30 days prior to the start of work.

Hereinafter, each contractor or subcontractor must complete the required Construction Employment Report (“CER”) and M/WBE requirements as is stated on the following pages.

Each contractor shall incorporate into every contract in excess of $1,000,000 to which it becomes a party of the following language: (Refer to EO #50 Part C 50.30).

Executive Order No. 50 (“EO #50”) requires a covered contractor to provide Equal Employment Opportunities (“EEO”) with respect to its construction work force, to employ trainees in training level jobs, to submit specified reports and to document compliance efforts. Specifically, EO #50 requires the following:

1.

A Construction Employment Report (“CER”) must be submitted to New York City’s Department of Small Business Services, Division of Labor Services (“/DLS”) , the governmental monitoring and enforcement agency, for all contracts and subcontracts on this project exceeding $1,000,000. This CER must outline your company’s EEO practices, current work force and projected work force for this project. Under applicable regulations, the submitted CER must be approved by the DLS prior to a contract award or commencement of work.

2.	In the event a subcontract exceeding $1,000,000 is awarded, the subcontractor will be required to comply with all aspects of Article 22 and EO #50.

3.

When requested, a contractor or subcontractor must attend a Pre-Award meeting with the DLS. This agency is responsible for approving a company’s EEO policies and projected work force and for monitoring ongoing compliance on behalf of New York City.

4.	As a covered contractor or subcontractor, you must notify your union representatives in writing of your obligations under Article 22 and EO #50.

5.

As a covered contractor or subcontractor, EO #50 requires your company to employ on this project one (1) certified trainee for every four (4) journeypersons employed in the trades. As of the writing of this memorandum, an active trainee program is not available; however, the language and intent of the law remain the same.

6.

As a covered contractor or subcontractor, your company is encouraged to employ minorities and women in proportion to their projected availability, as determined by the DLS. Your firm is required to solicit or arrange for the solicitation of bids from at least three M/WBE firms to perform such subcontracting work for each subcontract on the project.

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7.

As a covered contractor or subcontractor, your company is required to make “good faith efforts” to secure trainees as required and to afford Equal Employment Opportunities to qualified minorities and women in all trades, at all levels. The applicable regulations specify certain steps that must be taken to demonstrate “good faith efforts”; these steps must be documented in writing.

8.

As a covered contractor or subcontractor, your company will be required to submit regular reports and payroll records on an ongoing basis throughout the project, outlining the composition of your work force by trade, minority status and sex, and showing hours worked for each category. Certified payroll records must be submitted to the DLS on a monthly basis. These reports and payrolls will be subject to verification at any time.

9.	The contractor will submit for any contract below the $1,000,000 threshold, whether be its own or its subcontractors, a “Less Than $1,000,000 Subcontract Certificate.”

This contract is subject to the requirements of Executive Order No. 50 (April 25, 1980) (“EO #50”) and the Rules and Regulations promulgated thereunder. No contract will be awarded unless and until these requirements have been complied within their entirety. By signing this contract, the contractor agrees that it:

1.

Will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, sex, age, handicap, marital status, sexual orientation, affectional preference or citizenship status with respect to all employment decisions, including, but not limited to recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, lay off, termination, and all other terms and conditions of employment.

2.

Will not discriminate in the selection of subcontractors on the basis of the owner’s, partners’, or shareholders’ or employees’ race, creed, color, national origin, sex, age, handicap, marital status, sexual orientation, affectional preference or citizenship.

3.

Will state in all solicitations or advertisements for employees placed by or on behalf of the contractor that all qualified applicants will receive consideration for employment without regard to race, creed, color, national origin, sex, age, handicap, marital status, sexual orientation, affectional preference or citizenship status.

4.

Will send to each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under EO #50 and the Rules and Regulations promulgated thereunder.

5.

Will furnish before the contract is awarded all information and reports including a Construction Employment Report which are required by EO #50, the rules and regulations promulgated thereunder, and orders of the Director of the Division of Labor Services (“DLS”). Copies of all required reports are available upon request from the contracting agency.

6.	Will permit the DLS to have access to all relevant books, records and accounts by the DLS for the purposes of investigation to ascertain compliance with such rules, regulations and orders.

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The contractor understands that in the event of its noncompliance with the nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the EO #50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of the DLS, the Director may direct the imposition by the contracting agency head of any or all of the following sanctions:

•	Disapproval of character;

•	Suspension or termination of the contract;

•	Declaring the contractor in default;

•	In lieu of any of the foregoing sanctions, the Director may impose an employment program.

The Director of the DLS may recommend to the contracting agency head that a board of responsibility constituted pursuant to the Rules and Regulations of the Board of Estimate be convened for purposes of declaring a contractor who has repeatedly failed to comply with EO #50 and the Rules and Regulations promulgated thereunder to be non-responsible.

The contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $1,000,000 to which it becomes a party unless exempted by EO #50 and the Rules and Regulations promulgated thereunder, so that such provisions will be binding upon each subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provision including sanctions for noncompliance.

The contractor further agrees that it will refrain from entering into any contract or contract modification subject to EO #50 and the Rules and Regulation promulgated thereunder with a subcontractor who is not in compliance with the requirements of EO #50 and the Rules and Regulations promulgated thereunder.

Special Provisions for Construction Contracts

In addition to the contractual provisions required in 50.30, each contracting agency shall incorporate into every contract for a construction project in excess of $1,000,000 to which it becomes a party the following language (Refer to EO #50 Part C 50.31):

The contractor further agrees that, if required, it shall employ trainees for training level jobs and it shall participate in the on-the-job training programs other than apprenticeship programs which are approved by the DLS and where required by law, the U.S. Department of Labor, Bureau of Apprenticeship Training or the New York State Department of Labor.

EO #50 requires the contractor to make a good faith effort to achieve the ration of one (1) trainee to four (4) journey-level employees of each trade on each construction project, provided that the trainee requirement shall not apply to contract in the amount of $1,000,000 or less. As of the writing of this memorandum, as active trainee program is not available; however, the language and intent of the law remain the same.

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“Trainee” means an economically disadvantaged person who qualifies for and receives training in one of the construction trades pursuant to a program, other than an apprenticeship program, approved by the DLS and, where required by law, the New York State Department of Labor and the United States Department of Labor, Bureau of Apprenticeship and Training.

The contractor shall be considered to employ four (4) journey-level employees in a particular trade when s(he) employs any number of journey level employees in that craft whose aggregate work hours equal the number of hours four (4) full time journey level employees would have worked in a work week as defined by the prevailing practice in the industry for the particular craft, i.e., 40 hours, 37 1/4 hours, 35 hours, etc. For example, in a craft where there is a forty-hour (50 work weeks, the employment of four (4) journey-level employees which result in 160 hours of employment (4 x 40). Hence, any number of journey-level employee results in 160 hours of work is considered for purposes of the entraining program to equal four (4) journey-level employees, i.e., three (3) journey-level employees who work 53 1/3 hours (3 x 53 1/3 = 160), etc.

The training requirement shall not apply to any trade in which the employment of four (4) or more journey level employees and the trainee shall be for less than four (4) consecutive weeks; provided, that four (4) weeks shall mean four (4) weeks of full-time work as defined by the prevailing practice in the industry for the particular craft, i.e., 160 hours (4 weeks x 35 hours), etc.

The contractor shall attempt to provide continuous employment for trainees after the completion of the contract to enable them to complete their course of training.

Union contractors shall refer, recommend and sponsor for union membership any of their trainees who can perform the duties of a qualified journey-level employee or who have satisfactorily completed the training program. Such former trainees shall be paid full journey-level wages and fringe benefits, whether or not union membership is granted after such referral, recommendation or sponsorship, and the contractor shall attempt to continue the employment of such persons.

In the event of a failure to provide training to the required number of trainees for the required number of weeks, the contractor’s compensation shall be decreased by an amount equal to the difference between the wages and the fringe benefits paid by the contractor to the trainees and the wages and fringe benefits which would have been paid to the trainees had the number and duration of the positions been as required unless the contractor can demonstrate that it made a good faith effort to provide training and was unsuccessful. The wages and fringes deducted will be whatever a first-term trainee would have received under the prevailing wage schedule in effect at the time the trainees should have been employed.

A good faith effort includes at least:

1.	Documented efforts to secure trainees from approved training programs; and

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2.

Documented outreach efforts to New York State Employment Service, Department of Employment, TAP Centers, community and civil rights groups to identify candidates for training positions and sponsorship of those persons by the contractor for entrance into an approved training program; and

3.

Written notification to the DLS that the contractor has been unable to secure trainees pursuant to subsections (I) and (II) above and requesting the DLS’s assistance in securing trainees; provided, that neither the provisions of any collective bargaining agreement to recognize the validity of the training program shall be excuse the contractor’s obligation to provide training pursuant to EO #50 and these regulations.

To demonstrate its good faith effort, the contractor may at its option supply documentation concerning its employment of trainees on all its construction sites, both City and non-City funded. DLS will review this documentation as part of its analysis to determine whether the contractor made a good faith effort.

The contractor will also include the training provisions of this section in every subcontract in excess of $1,000,000 to which it becomes a party unless exempted by EO #50 and the Rules and Regulations promulgated thereunder so that such provisions will be binding upon each subcontractor. The contractor will take such actions with respect to any subcontract as the DLS may direct as a means of enforcing such provisions, including sanctions for noncompliance. The contractor further agrees that it will assist and cooperate with the requirements of EO #50 and the Rules and Regulations promulgated thereunder, and it will furnish the DLS with information necessary for supervision of such compliance.

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NOTICE TO CONTRACTORS

COMPLIANCE WITH THE INDUSTRIAL AND COMMERCIAL ABATEMENT PROGRAM (ICAP)

All contractors will be required to comply with the New York City Industrial and Commercial Abatement Program (“ICAP”) Rules and Regulations, specifically the Equal Employment Opportunity (“EEO”) and Trainee Requirements set forth under the following regulations:

•	Local Law 67

•	Article 22

•	Executive Order No. 50

•	Copeland “Anti-Kickback Act”

•	Sexual Harassment

•	Project AA/EEO Program

Marcus & Pollack has prepared the summary that follows to underscore these requirements and to call to your attention certain important features which require immediate and timely continuing action on your company’s part. This summary is intended to assist your prompt and continuing compliance efforts. However, the terms of the regulations and of the contract will be controlling in all cases.

LOCAL LAW 67- M/WBE REQUIREMENTS

Local Law 67 2008 required that Industrial and Commercial Abatement Program (ICAP) beneficiaries to include City-Certified M/WBE firms in construction projects for which tax abatements are granted. All ICAP Applicants/Developers are strongly encouraged to reach out to M/WBE firms. To find M/WBE firms, please access the City’s online directory of M/WBE Certified Business. To search for firms by commodity codes, locations and keywords, go to www.nyc.gov/buycertified.

A.	For projects between $750,000 and $1,500,000, Applicants/Developers must:

•	Perform outreach activities to M/WBE firms.

•	Maintain records documenting outreach activities including which M/WBE were solicited, which responded, and which, if any, were awarded.

•	Submit a detailed report attesting to their efforts (please see attached form).

B.	Applicants/Developers with construction projects exceeding $1,500,000 must complete the above requirements as well as:

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•	Provide the City with a list of upcoming contracting and subcontracting opportunities associated with the project for online posting

•	Solicit or arrange for the solicitation of bids from at least three (3) M/WBE Certified Businesses to perform such subcontracting work for each subcontract on the project.

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ARTICLE 22

The regulations of Article 22 are promulgated to require contractors to be Equal Employment Opportunity Employers in compliance with Executive Order No. 50 (1980)

Definitions:

1.	DSBS/DLS means the New York City Department of Small Business Services/Division of Labor Services or its successor.

2.	Contractor means any proposed or current Applicant, contractor or subcontractor performing construction work for an amount in excess of $1,000,000 on the project described in the application.

3.

Economically disadvantaged person means a resident of the City who at the time of the application for entrance into a training program is a Vietnam era veteran as defined by applicable Federal Law who has been unable to obtain non-government-subsidized employment since discharged from the armed services.

4.

Construction Employment Report shall mean a report filed by an applicant or contractor containing information concerning workforce composition, employment and salary practices, policies, programs and collective bargaining agreements concerning employees employed in the City, and pending lawsuits, consent decrees or court orders involving issues of equal employment or such additional information, including computer tapes, as the Bureau may require.

5.

Equal Opportunity Employer shall mean an employer who treats all employees and applicants for employment without discrimination as to race, creed, color, national origin, sex, age, disability, marital status, sexual orientation or citizenship status in all employment decisions, including but not limited to recruitment hiring, compensation, training and apprenticeship, promotion, upgrading, demotion, downgrading, transfer, lay-off and termination, and all other terms and conditions of employment, except as provided by law. This Equal Employment Opportunity Statement must be adopted by a contractor with a contract valued at $1,000,000 or higher.

6.

Reasonable Accommodation means such accommodation to an employee’s or prospective employee’s physical or mental impairment as shall not cause undue hardship in the conduct of the contractor’s business. The contractor shall have the burden of demonstrating such hardship.

7.	Minorities shall mean Blacks, Hispanics (non-European), Asians, and Native Americans (American Indians, Eskimos, Aleuts).

8.

Trainee shall mean an economically disadvantaged person who qualifies for and receives training in one or more of the construction trades pursuant to a program, other than an apprenticeship and Training.

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9.

Underutilization shall mean a statistically significant disparity between the employment of members of a racial, ethnic or sexual group and their availability, as determined by the Department of Small Business Services/Division of Labor Services’ workforce utilization analysis.

The contractor must not discriminate against any employee or applicant for employment on the basis of race, color, creed, national origin, sex, age, disability, marital status, sexual orientation and citizenship status with respect to all employment decisions, including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment in connection with any work on the project.

The contractor will not discriminate in the selection of contractors and subcontractors on the basis of any owner’s, partner’s, associate’s or shareholder’s or employees’ race, color, creed, national origin, sex, age, disability, marital status, sexual orientation and citizenship status in connection with any work on the project.

EXECUTIVE ORDER NO. 50

Executive Order No. 50 (“EO #50”) requires a covered contractor to provide Equal Employment Opportunities (“EEO”) with respect to its construction work force, to employ training level jobs, to submit specified reports to document compliance efforts. Specifically, EO #50 requires the following:

1.

A Construction Employment Report (“CER”) must be submitted to New York City’s Department of Small Business Services, Division of Labor Services (“DSBS/DLS”), the governmental monitoring and enforcement agency, for all contracts and subcontracts on this project exceeding $1,000,000. This CER must outline your company’s EEO practices, current work force and projected work force for this project. Under applicable regulations, the submitted CER must be approved by the DSBS/DLS prior to a contract award or commencement of work.

2.	In the event a subcontract exceeding $1,000,000 is awarded, the subcontractor will be required to comply with all aspects of Article 22 and EO #50.

3.

When requested, a contractor or subcontractor must attend a Pre-Award meeting with the DSBS/DLS. This agency is responsible for approving a company’s EEO policies and projected work force and for monitoring ongoing compliance on behalf of New York City.

4.	As a covered contractor or subcontractor, you must notify your union representatives in writing of your obligations under Article 22 and EO #50.

5.

As a covered contractor or subcontractor, EO #50 requires that your company employ on this project one (1) certified trainee for every four (4) journeypersons employed in the trades. As of the writing of this memorandum, an active trainee program is not available; however, the language and intent of the law remain the same.

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6.

As a covered contractor or subcontractor, your company is required to employ minorities and women in proportion to their projected availability, as determined by the DSBS/DLS. Requirements to solicit or arrange for the solicitation or bids from at least three (3) M/WBE firms to perform such subcontract work on the project.

7.

As a covered contractor or subcontractor, your company is required to make “good faith efforts” to secure trainees and to afford Equal Employment Opportunities to qualified minorities and women in all trades, at all levels. The applicable regulations specify certain steps that must be taken to demonstrate “good faith efforts”; these steps must be documented in writing.

8.

As a covered contractor or subcontractor, your company will be required to submit regular reports and payroll records on an ongoing basis throughout the project, outlining the composition of your work force by trade, minority, status, and sex, and showing hours worked for each category. Certified payroll records must be submitted to the DSBS/DLS on a monthly basis. These reports and payrolls may be subject to verification at any time.

COPELAND “ANTI-KICKBACK ACT”

The Anti-Kickback Act of 1986 was passed to deter contractors from making payments and contractors from accepting payments for the purpose of improperly obtaining or rewarding favorable treatment in connection with either a contract or subcontract relating to a prime contract. This provision is designed to ensure fair and equal competition among both prime and subcontractors.

SEXUAL HARASSMENT

Sexual harassment is a form of sex discrimination that violates Title VII of the Civil Rights Act of 1964. All unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature constitutes sexual harassment when submission to or rejection of this conduct explicitly or implicitly affects an individual’s employment, unreasonably interferes with an individual’s work performance or creates an intimidating, hostile or offensive work environment.

DOCUMENTATION

The property participating in the New York City Industrial and Commercial Abatement Program (ICAP) is required that all subcontractors and contractors must report their contract to the New York City Department of Small Business Services/Division of Labor Services (“DLS”). This submission must be made with the DLS at least 15 business days before a contractor or subcontractor starts work. We recommend that the submission be made at least 30 days prior to the start of work.

To comply with your contract and the applicable regulations, your company will be required to prepare, maintain and submit the following documentation and forms to Marcus & Pollack on a regular and timely basis. Any required documentation to be submitted to the DLS will be reviewed by Marcus & Pollack before being forwarded to the DLS:

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1.	CONSTRUCTION EMPLOYMENT REPORT

A Construction Employment Report (for all contracts of $1,000,000 or above) for your company must be completed and returned to Marcus & Pollack.

2.	ICAP M/WBE COMPLIANCE REPORT

All ICAP Applicants/Developers, Contractors and subcontractors are strongly encouraged to reach out to M/WBE (Minority and Women Owned Business Enterprise) firms and submit a detailed report attesting to their efforts (please see attached M/WBE Compliance form).

3.	LESS THAN $1,000,000 SUBCONTRACT CERTIFICATE

This form must be completed by all subcontractors with a contract of less than $1,000,000 and returned to Marcus & Pollack.

4.	NOTICE TO UNIONS

Your company will be required to promptly send written notification to its union representatives of its Equal Employment Opportunity and trainee obligations on this project and submit copies of these notices to Marcus & Pollack.

5.	PAYROLL RECORDS

Your company must submit payroll records on a monthly basis (by the 10th day of the following month), identifying the minority status and sex of your work force for non-working foremen, journeypersons, apprentices and trainees, the hours worked by these individuals and their hourly rate of pay. These records must be accompanied by a certified Statement of Compliance. This is to be used by contractors and subcontractors with a contract value of $1,000,000.

6.	MONTHLY WORKFORCE UTILIZATION TABLE

Your company must submit a Monthly Workforce Utilization Table at the end of each month identifying the total number of workers by trade for Journey Level, Helper Apprentice, Trainees, and the number of New Hires and Layoffs. This is to be used by contractors and subcontractors with contract values of $1,000,000.

7.	TRAINEE/APPRENTICE CERTIFICATION LETTERS

Certification letters must be submitted for all trainees and apprentices employed at this project.

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8.	CLOSEOUT LETTERS

After 100% completion of contracted work, each subcontractor must submit a letter which notifies Marcus & Pollack to close out the contractor file before receiving final payment. This letter should contain the date work ended at the ICAP participating project.

SUMMARY

Marcus & Pollack is responsible for ensuring that overall compliance with the governmental regulations is maintained. Marcus & Pollack will monitor your compliance and assist you in preparing the required documentation. This documentation will be essential in substantiating your company’s compliance. Failure to comply with any aspect of the regulations may result in the following penalties being imposed, i.e.:

•	Administrative Sanctions

•	Financial Penalties

•	Contract Termination or Suspension

The appropriate forms should be completed and submitted to:

Joel R. Marcus, Esq.

Marcus & Pollack LLP

633 Third Avenue, 9th Floor

New York, New York 10017

Should you have any questions, please feel free to call Joel Marcus, Kevin Hall, Kristine Loffredo, Miriam Darnowsky, or Kristin Romano at Marcus & Pollack LLP, (212) 490-2900.

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TheCity or NewYork Departmen1 of SmallBusiness services Divisionof LaborServices Conlract Compliance Unit 110William Street NewYork, New York 10038 Phone:(212) 513 - 6323 Fax: (212)618-8879 INDUSTRIAL AND COMMERCIAL INCENTIVE/ABATEMENT PROGRAM EMPLOYMENT REPORT (ICIP/ICAP) GENERAL INFORMATION 1. Please identify yourself as one of the following: _ICIP/ICAP Applicant (Developer) Subcontractor _construction Manager Tenant _General Contractor 1a. Are MIWBE goals attached to this project? Yes __ No 2. Please check one of the following if your firm would like information on how to certify with the City of New York as a: _Minority Owned Business Enterprise _Locally based Business Enterprise _Women Owned Business Enterprise _Emerging Business Enterprise _Disadvantaged Business Enterprise 2a. If you are certified as an MBE, WBE, LBE, EBE or DBE, what city/state agency are you certified with? _ _ _______ _ ___ Are you DBE certified? Yes __ No __ 3. Please indicate if you would like assistance from SBS in identifying certified M/WBEs for contracting opportunities: Yes_ No_ 3a. Is this project subject to a projecl labor agreement? Yes __ No 4. Are you a Union contractor? Yes __ No__ If yes, please list which local(s) you affiliated with _____________________________ _ 5. Are you a Veteran owned company? Yes No PART I: COMPANY/CONTRACT INFORMATION 6. ICIP/ICAP Application Number E-Mail Address 7. Employer Identification Number or Federal Tax I.D 8, Company Name 9. Company Address and Zip Code 10. Chief Operating Officer Telephone Number Pagel Revised8/13 FOR OFFICIAL USE ONLY: File No.____ _ _____ _ C-2-17

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11. Designated Equal Opportunity Compliance Officer Telephone Number (If same as Item #1 O, write “same”) 12. Developer or prime contractor Contact Person (If same as Item #8, write “same”) 13. Number of employees in your company: __ _ ____________ __ _ 14. Contract Information: (b) _______ _ (a>--- Contract Amount --- --- Block and Lot Number (c) ______ _ _ _ (d} _ __ __ _ _ _ Projected Commencement Date Projected Completion Date (e) Description and location of proposed contract: 15. Has your firm been reviewed by the Division of Labor Services (OLS) within the past 36 months and issued a Certificate of Approval? Yes_ No_ If yes, attach a copy of certificate . 16. Has DLS within the past month reviewed an Employment Report submission for your company and issued a Conditional Certificate of Approval? Yes_ No_ If yes, attach a copy of certificate. NOTE: DLS WILL NOT ISSUE A CONTINUED CERTIFICATE OF APPROVAL IN CONNECTION WITH THIS CONTRACT UNLESS THE REQUIRED CORRECTIVE ACTIONS IN PRIOR CONDITIONAL CERTIFICATES OF APPROVAL HAVE BEEN TAKEN . 17. Has an Employment Report already been submitted for a different contract (not covered by this Employment Report) for which you have not yet received compliance certificate? Yes_ No_ lfyes , Date submitted: _ _ -- - -- -- - - --- - -- -- -- -- - --Agency to which submitted :_ _ ___ __ _ __ __ __ _ __ __ _ _ _ Name of agency person:__ __ __ ________________ _ Contract No:_ _ ____ _ ______ _ _ _ _ _ ___ _ __ __ _ Telephone: _ __ _ _ _ _ _ _ __ __ __ ___ _ __ _ __ __ _ _ 18. Has your company in the past 36 months been audited by the United States Department of Labor, Office of Federal Contract Compliance Programs (OFCC P)? Yes_ No_ If yes, Revised 8/13 FOR OFFICIALUSE ONLY: File No._ _ _ ______ _ _

C-2-18

(a) Name and addressof OFCCP office. (b) Was a Certificateof Equal EmploymentCompliance issued within the past 36 months? Yes_ No_ If yes, attach a copy of such certificate. (c) Were any correctiveactions required or agreed to? Yes_ No_ If yes, attach a copy of such requirements or agreements. (d) Were any deficienciesfound? Yes_ No_ If yes, attach a copy of such findings. 19. Is your company orits affifiates a member or members of an employers’ trade association which Is responsible for negotiating collective bargainingagreements (CBA) which affect construction site hiring? Yes_ No_ If yes, ATTACH a list of such associations and all applicable CBA’s. PART II: DOCUMENTS REQUIRED 20. For the following policies or practices, attach the relevant documents (e.g., printed booklets, brochures, manuals,memoranda, etc.). If the policy(ies) are unwritten, attach a full explanation of the practices. See instructions. _ (a) Health benefitcoverage/descriplion(s)for all management, nonunion and union employees (whether company or union administered) _ (b) Disability, life, other Insurance coverage/description _ (c) Employee Policy/Handbook _ (d) Personnel Policy/Manual _ (e) Supervisor’s Policy/Manual _ (f) Pension plan or 401k coverage/description for all management, nonunionand union employees, whether company or union administered _ (g) Collectivebargaining agreement(s). (h) EmploymentApplicalion(s) _ (i) Employeeevaluation policy/form(s). - (j) Does your firm have medical and/or non-medical (i.e. education, military, personal,pregnancy, child care) leave policy? Revised 8/13 FOROFFICIAL USE ONLY: File No.____ _ _ __ __ _

C-2-19

21. To comply with the Immigration Reform and Control Act of 1986 when and of whom does your firm require the completion of an 1-9Form? (a) Prior to job offer Yes_ No_ (b) After a conditional job offer Yes_ No_ (c) After a job offer Yes No_ (d) Within the first three days on the job Yes- No (e) To some applicants Yes= No= (f) T o all applicants Yes_ No_ (g) To some employees Yes_ No_ (h) To all employees Yes_ No_ 22. Explain where and how completed 1-9Forms, with their supporting documentation, are maintained and made accessible. 23. Does your firm or any of its collective bargaining agreements require job applicants to take a medical examination? Yes_ No_ If yes, is the medical examination given: (a) Prior to a job offer Yes No (b) After a conditional job offer Yes- No= (c) After a job offer Yes No_ (d) To an applicants Yes No_ (e) Only to some applicants Yes= No_ If yes, list for which appltcants below and attach copies of an medical examination or quest ionnaire forms and instructions utilized for these examinations . 24. Do you have a written equal employment opportunity (EEO) policy? Yes_ No_ If yes, list the document(s) and page number(s) where these written policies are located. 25. Does the company have a current affirmative action plan(s) (MP) _ _ Minorities and Women _ _ Individuals with handicaps __ Other. Please specify _ _ _ ____ _ ____________ _ 26. Does your firm or collective bargaining agreement(s) have an internal grievance procedure with respect to EEO complaints? Yes_ No_ If yes, please attach a copy of this policy, If no, attach a report detailing your firm’s unwritten procedure for handling EEO complaints. Revised 8/ 13 FOR OFFICIAL USE ONLY: File No.____ _ _____ _

C-2-20

27. Has any employee, within the past three years , filed a complaint pursuant to an internal grievance procedure or with any official of your firm with respect to equal employment o~ortoofy? Y~_No_ If yes, attach an Internal complaint log . See Instructions. 28. Has your firm , within the past three years , been named as a defendant (or respondent) in any administrative or judicial action where the complainant (plaintiff) alleged violation of any anti-discrimination or affirmative action laws? Yes_ No_ If yes, attach a log. See Instructions. 29, Are there any jobs for which there are physical qualifications? Yes_ No_ If yes, list the job(s), submit a job description and state the reason(s) for the qualification(s) . 30. Are there any jobs for which there are age, race, color, national origin, sex, creed, disability, marital status, sexual orientation, or citizenship qualifications? Yes_ No_ if yes, list the Job(s), submit a job description and state the reason(s) for the qualification(s) . Revised S/13 FOR OFFICIAL USE ONLY: File No •. ____ _ ___ _ _ _

C-2-21

SIGNATURE PAGE

I, (print name of authorized official signing)______________________________ hereby certify that the information submitted herewith is true and complete to the best of my knowledge and belief and submitted with the understanding that compliance with New York City's equal employment requirements, as contained in Chapter 56 of the City Charter, Executive Order No. 50 (1980), as amended, and the implementing Rules and Regulations, is a requirement for the contractors and subcontractors working on this construction project. I also agree on behalf of the company to submit a certified copy of payroll records to the Division of Labor Services on a monthly basis.

____

Contractor's Name

____

Name of person who prepared this Employment Report Title

____

____

Telephone Number

____

Signature of authorized official Date

Contractors who fail to comply with the above mentioned requirements or are found to be in noncompliance may be subject to the withholding of final payment.

To the extent permitted by law and consistent with the proper discharge of DLS' responsibilities under Charter Chapter 56 of the City Charter and Executive Order No. 50 (1980) and the implementing Rules and Regulations, all information provided by a contractor to DLS shall be confidential.

Only original signatures accepted.

Sworn to before me this __________ day of __________ 20 __________

____

Notary Public Authorized Signature Date

Revised 8/13
FOR OFFICIAL USE ONLY: File No.________________________

SIGNATURE PAGE I, (print name of authorized official signing) _____________ hereby certify that the informationsubmitted herewithis true and complete to the best of my knowledge and belief and submittedwith the understandingthat compliance with New York City’s equal employment requirements,as contained in Chapter 56 of the City Charter, ExecutiveOrder No. 50 (1980), as amended, and the implementingRules and Regulations, is a requirementfor the contractorsand subcontractorsworking on this constructionproject. I also agree on behalf of the company to submit a certified copy of payroll records to the Divisionof Labor Serviceson a monthly basis. Contractor’sName Name of personwho preparedthis EmploymentReport Title Name of official authorized to sign on behalf of the contractor Title Telephone Number Signatureof authorized official Date If contractorsare found to be underutilizing minorities and females in any given trade based on Chapter 56 Section3H, the Division of Labor Services reserves the right to request the contractor’s workforce data and to implement an employmentprogram. Contractorswho fail to complywith the above mentioned requirementsor are found to be in noncompliancemay be subject to the withholding of final payment. Willful or fraudulent falsificationsof any data or information submittedherewith may result in the tenminationof the contract betweenthe City and the bidder or contractor and in disapproval of future contracts for a period of up to five years. Further, such falsification may result in civil and/and or criminal prosecution. To the extent penmlttedby law and consistentwith the proper discharge of DLS’ responsibilities under Charter Chapter56 of the City Charterand Executive Order No. 50 (1980) and the implementingRules and Regulations, all informationprovided by a contractor to DLS shall be confidential. Only original signatures accepted, Sworn to before me this _ __ _ day of __ _ _ _ 20 ___ _ Notary Public Authorized Signature Date Revised 8113 FOR OFFICIALUSE ONLY: File No.. __ __ __ _ _ _ _ _ C-2 -22

C-2-22

FORM A. CONTRACT BID INFORMATION: USE OF SUBCONTRACTORS/TRADES

2. If yes, complete the chart below.

NOTE: All proposed subcontractors with a subcontract in excess of $1,000,000 must complete an Employment Report for review and approval before the contract may be awarded and work commences.

SUBCONTRACTOR'S NAME*	OWNERSHIP (ENTER APPROPRIATE CODE LETTERS BELOW)	WORK TO BE PERFORMED BY SUBCONTRACTOR	TRADE PROJECTED FOR USE BY SUBCONTRACTOR	PROJECTED DOLLAR VALUE OF SUBCONTRACT

***If subcontractor is presently unknown, please enter the trade (craft name).**

FORM A. CONTRACT BID INFORMATION: USE OF SUBCONTRACTORS/TRADES 1. Do you plan to subcontractor work on this contract? Yes_ No_ 2. If yes, complete the chart below. NOTE: All proposed subcontractors with a subcontnic.t in excess of $1,000,000 must complete an Employment Report for revi- and approval before the contract may be awardedand work commences . OWNERSHIP(ENiER WORKTOBE TRADE PROJECTED FOR PROJECTEDDOLLAR SUBCONTRACTOR’S NAME* APPROPRIATECODE PERFORMEDBY USE SY VALUE OF LETTERSBELOW) SUBCONTRACTOR SUBCONTRACTOR SUBCONTRACT *If subcontractor ls presently unknown, please enter the trade (craft name). OWNERSHIPCODES W : White B: Black H: Hispanic A: Asian N: Native American F: Female Page 8 Revised 8113 FOR OFFICIAL USE ONLY: file No. __________ _ C-2-23

C-2-23

FORM B: PROJECTED WORKFORCE

TRADE CLASSIFICATION CODES

(J) Journeylevel Workers
(H) Helper
(TOT) Total by Column
(A) Apprentice
(TRN) Trainee

Trade: ____________________

Union Affiliation, if applicable ____________________

Total (Col. #1-10): ______________

Total Minority, Male & Female (Col. #2,3,4,5,7,8,9, & 10): ______________

Total Female (Col. #6 – 10): ______________

	MALES					FEMALES				
	(1) White Non Hisp.	(2) Black Non Hisp.	(3) Hisp.	(4) Asian	(5) Native Amer.	(6) White Non Hisp.	(7) Black Non Hisp.	(8) Hisp.	(9) Asian	(10) Native Amer.
J										
H										
A										
TRN										
TOT										

____

____

FORMB: PROJECTEDWORKFORCE TRADE CLASSIFICATION CODES For each trade to be engaged by your company for this project, enter the projected workforce for (J) Journeylevel Workers (A) Apprentice Males and Females by trade classifi cation on (H) Helper (TRN} Trainee the charts below . (TOT) Total by Column Trade: MAL.ES FEMALES (1) (2) (3) (4) (5) (6) (7) (8) (9) { 10) White Black White Black Union Affiliation , ifapplicable Non Non ~. Native Non Non Native ‘” “”””’· 1 u,~u. r, ;;)>ICI.II r’\1111:’ I . . ·--· ~ , ._ ~ta ll l””lll lw l. J Total (Col. #1-10) : H TotalMinority, Male & Female (Col. #2 ,3,4,5.7 ,8 ,9, & 10): A Total Female (Col. #6 - 10): TRN TOT What are the recruitment sources for you projec:ted hires (I.e., unions, government employment office, job tap center , community outreach) ? Page9 Revised8/13 FOROFFICIALUSEONLY: File No. _ C-2-24

C-2-24

FORM C: CURRENT WORKFORCE

TRADE CLASSIFICATION CODES

(J) Journeylevel Workers
(H) Helper
(TOT) Total by Column
(A) Apprentice
(TRN) Trainee

Trade: ____________________

Union Affiliation, if applicable ____________________

Total (Col. #1-10): ______________

Total Minority, Male & Female (Col. #2,3,4,5,7,8,9, & 10): ______________

Total Female (Col. #6 – 10): ______________

	MALES					FEMALES				
	(1) White Non Hisp.	(2) Black Non Hisp.	(3) Hisp.	(4) Asian	(5) Native Amer.	(6) White Non Hisp.	(7) Black Non Hisp.	(8) Hisp.	(9) Asian	(10) Native Amer.
J										
H										
A										
TRN										
TOT										

____

____

Page 11
Revised 8/13
FOR OFFICIAL USE ONLY: File No.____________________

FORMC: CURRENTWORKFORCE TRADE CU-.SSIFICATION CODES For each trade currently engaged by your company for all work performed in New York City, enter the current workforce (J) Journeylevef Workers (A) Apprentice for Malesand Females by trade classification on the (H) Helper (TRN) Trainee charts below. (TOTI Total by Column Trade: MALES FEMALES (1) (2) (3) (4) (5) (6) (7) (8) (9) (10) Whe Black White Black: Union Affiliation, if applicable Non Non Native .Non Non Native ,. ,., ., ··--- I HV-• ··--- ·- ·-·· ·-·. ‘u- -- ,_,,, “ “’ “””’’ J Total(Col. #1-10): H Total Minority,Male& Female (Col. #2,3 ,4 ,5,7,8,9, & 10): A Total Female (Col. #6-10) : TRN TOT What are the recruitment sources for you projected hiles (i.e., unions, govemment employment office, job tap center, community outreach)? Page II Revised 8/13 FOROFFTCIAL USE ONLY: File No., _ C-2-25

C-2-25

FORM C: CURRENT WORKFORCE

Trade: ______________________

Union Affiliation, if applicable ______________________

Total (Col. #1-10): ______________

Total Minority, Male & Female (Col. #2,3,4,5,7,8,9, & 10): ______________

Total Female (Col. #6 – 10): ______________

	MALES					FEMALES				
	(1) White Non Hisp.	(2) Black Non Hisp.	(3) Hisp.	(4) Asian	(5) Native Amer.	(6) White Non Hisp.	(7) Black Non Hisp.	(8) Hisp.	(9) Asian	(10) Native Amer.
J										
H										
A										
TRN										
TOT										

____

____

FORM C: CURRENT WORKFORCE Trade: MALES FEMALES (1) (2) (3) (4) (5) (6) (7) (8) (9) (10) \Miite Black Vllhite Blactc Union Affiliation, if applicable Non Non Native Non Non Native • u-.tu .• 1 HOU. n,o..,4 ~ ICll l l”’\Hlt:U, I U.:tll ~ r·n.:,,u. n1~1,1 . l’\bli:U I /’Ullll:lf . J Total (Col. #1-10): H Total Minority, Male & Female (Col. #2,3,4,5,7,8 ,9, & 10): A Total Female (Col. #6- 10): TRN TOT What are the recruitmentsources for you projectedhires (i.e., unions,government employmentoffice, job tap center.community outreach)? Page 12 Revised 8/13 FOR OFFICIALUSE Ol\11. Y: File No.. ____ _______ _ C-2-26

C-2-26

[PLACE THIS STATEMENT ON YOUR COMPANY’S LETTERHEAD]

EQUAL EMPLOYMENT OPPORTUNITY STATEMENT

It is the policy of [INSERT COMPANY’S NAME] not to discriminate against any employee or applicant for employment because of race, creed, color, national origin, sex, age, disability, marital status, sexual orientation, affectional preference or citizenship status. We will take specific action to ensure that applicants are employed and that employees are treated during employment without regard to their race, creed, color, national origin, sex, age, disability, marital status, sexual orientation, affectional preference, or citizenship status. Such action shall include, but not be limited to the following: recruitment, hiring, compensation, training and apprenticeship, promotion, upgrading, demotion, downgrading, transfer, lay-off and termination, and all other Terms and Conditions of Employment except as provided by law.

COMPANY NAME

NAME & TITLE

SIGNATURE

DATE

C-2-27

[PLACE THIS STATEMENT ON YOUR COMPANY’S LETTERHEAD]

SEXUAL HARASSMENT POLICY

[INSERT COMPANY’S NAME] prohibits employee discrimination of any kind, including sexual harassment by employees, managers, vendors and customers. Sexual Harassment is defined as any harassment based on a person’s sex, such as unwelcome sexual advances, requests for sexual favors, and other verbal or physical harassment of a sexual nature, including offensive remarks about a person’s gender. Both males and females can be victims of sexual harassment. Prohibited behavior includes any behavior that creates an offensive work environment (Hostile Environment) or that results in an adverse employment decision such as the victim being fired or demoted (Quid pro Quo). Some examples include:

•	A manager threatening a bad performance review if an employee doesn’t go on a date with her;

•	An employee reporting that her co-worker suggestively brushed up against her while she was working;

•	A customer answering the door naked asking the serviceman to come upstairs;

•	Employees objecting to a transsexual using their shared restroom/locker area;

•	An employee ridiculed by his manager in the restroom in front of his peers.

C-2-28

Individuals violating this policy will be subject to discipline, up to and including termination regardless of their gender. Employees are required to report suspected sexual harassment directly to their supervisor, the HR manager, or the owner of [INSERT COMPANY NAME], immediately in person, via phone call or mail. Complaints of harassment will be documented and investigated as soon as possible, and a resolution provided to the victim in writing within 60 days. Insofar as possible, complaints will be maintained as confidential to prevent retaliation while the complaint is being researched and/or resolved. In addition, [INSERT COMPANY NAME] prohibits retaliation of any kind against an individual claiming harassment. I have read, understood and agree to abide by this policy.

A copy of this policy is to be provided to the employee. Signed original to be maintained in the personnel file.

C-2-29

THE CITY OF NEW YORK • OFFICE OF THE COMPTROLLER • BUREAU OF LABOR LAW

PAYROLL REPORT

TO BE SUBMITTED WITH REQUISITION FOR PAYMENT

NAME OF PRIME CONTRACTOR			AGENCY
NAME OF CONTRACTOR/SUBCONTRACTOR	ADDRESS	PHONE #	PAYROLL # / TAX I.D. #
CONTRACT REGISTRATION #	JOB CODE	WEEK ENDING DATE	PROJECT NAME & LOCATION

(1) NAME ADDRESS LAST FOUR DIGITS OF SOCIAL SECURITY NUMBER	(2) LIST TRADE & CHECK CLASSIFICATION JOURNEYMAN APPRENTICE (NYS DOL REGISTERED) HELPER	(3) TIME	(4) DAY AND DATE HOURS WORKED EACH DAY	(5) TOTAL HOURS	(6) BASE RATE OF PAY PER HOUR	(7) TOTAL BASE PAY	(8) SUPPLEMENTAL BENEFITS: RATE PER HOUR	(9) SUPPLEMENTAL BENEFITS: PAID TO (Local # if Union is checked)	(10) SUPPLEMENTAL BENEFITS: TOTAL BENEFITS PAID	(11) GROSS PAY	(12) TOTAL TAX & OTHER DEDUCTIONS	(13) NET PAY
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				
	☐J ☐A ☐H	RT OT						U Local# ____ E ____ O ____				

INSTRUCTIONS ON REVERSE SIDE

FALSIFICATION OF THIS STATEMENT IS A PUNISHABLE OFFENSE

This certified payroll has been prepared in accordance with the instructions contained on the reverse side of this form. I certify that the above information represents wages and supplemental benefits paid to all persons employed by my firm for construction work on the above project during the period shown. **I understand that falsification of this statement is a punishable offense.**

____________	____________	____________	__________, 20___
SIGNATURE	NAME (Print)	TITLE	DATE

THE CITY OF NEW YORK • OFFICE OF THE COMPTROL L ER • BUREAU or LABOR LAW NIW.EOF PRIMEco=TOR PAYROLLREPORT AGENCY TO BE SUBMITTED I-V/71-1REOUISffiON FOR PAYMENT NAMEOF CONTRACTOR/SUBCONTRACTOR AOORESS PHONE# PAYROLL t TIIXl.0 I CONTRACTREGISTRATIONI J08COOE WEEKE>lllh’G DATE PROJECl NAME & U)CATION ~YAND O,UE 9l tl””IL VE-~ TA1.ll&H9’flS NAME USTffW)c &C~CIC CV.SSIFICAT10N 1 AOORl:SS I BASE , 01 TOf it.:. ff PAJ>10 TOTAL T01.a.LT.-.X& !fi:TPAY 6”9REHTICE MOil«$ PAY~ “”~°’ ,. 0-8Ql••~- GIIOl&PA’f O’TI-1£R LASTFOURDIGITSOF (ln l “1t -”K IS~ “E >IOOR NOUR PAI) OE0UCTIONS SOCIAI.SECURITYNUM8ER INSTRUCTIONSON REVERSESIDE FALSIFICATIONOF THIS STATEMENTIS A PUNISHABLEOFFENSE Thi&certifiedpayroll has been p~ in accordancewith lhe lnslnJetlonscont. med on !he 11111t!l~e side of IN&rmm. I cenifl, tllat lhe above infannalionrepre&enls wagu and supplemental benefib paid to all personsemployed by m, firm for conllrudion work on lhe abovep,qec1 during the periodshCMn. 1 un<t.mand that falslflcathm of this atatt .... nt is a punishable or...- _____ _ __ _ .20__ SIGNATURE NAMEIP!Wll) T1TlE. DAlE C-2-30

C-2-30

Instructions for the Preparation and Submission of a Payroll Report

1.	All persons who performed any on-site construction activity, during the period of the requisition, shall be listed on the Payroll Report.

2.	Separate Payroll Reports shall be submitted by the prime contractor and each subcontractor who performed any on-site construction activity during the period of the requisition.

3.	Failure to provide the required Payroll Report may result in the requisition for payment being returned unpaid or the payment being reduced.

4.	PAYROLL REPORT HEADING: The Payroll Report Heading shall require the following information:

NAME OF PRIME CONTRACTOR: Enter the name of the firm that has entered into the contract with the New York City government agency.

NAME OF CONTRACTOR/SUBCONTRACTOR: The legal name of the firm submitting the Payroll Report shall be placed immediately below this designation.

Circle either the word CONTRACTOR or SUBCONTRACTOR as applicable.

ADDRESS: Insert the current address (i.e., street, city, state and zip code) of the firm submitting the Payroll Report.

PHONE NO.: Enter the telephone number of the firm submitting the Payroll Report in the space provided.

AGENCY: Enter the name of the New York City government agency that has the contract with the Prime Contractor.

PAYROLL NO.: In the space provided, enter the Payroll Number of the Contractor or Subcontractor.

CONTRACT REG. NO.: Enter the Contract Registration Number here. This may be obtained from the “Notice of Award” and / or the “Order to Commence Work” letters.

JOB CODE: In the space provided, enter the Contractor/Subcontractor’s in-house labor distribution code or job number where applicable.

WEEK ENDING DATE: In the space provided, enter the last date of the pay-week (i.e., month, day, year).

PROJECT NAME & LOCATION: in this space, enter the Project Name and Location where contract work is being performed.

TAX I.D. NO.: Enter in this space the Federal Tax Identification Number of the firm submitting the Payroll Report.

5.	For every employee who performed any on-site construction activity during the period of the Payroll Report, the following information shall be provided:

1)

NAME, ADDRESS, LAST FOUR DIGITS OF THE SOCIAL SECURITY NO.: The legal name, current address and the last four digits of the social security number of each employee. (Employers must keep the full social security number on file for each of their covered workers.) If the employee has no social security number, please list his/her IRS Individual Taxpayer Identification Number and mark it “ITIN”.

2)

LIST TRADE & CHECK WORK CLASSIFICATION: Specify and insert the Trade applicable to the work performed by each employee. The Trade identified must be one listed on the Prevailing Wage & Supplemental Benefits Schedule of the Comptroller, i.e., Electrician, Laborer, etc. Check next to the letter J if the individual is a Journey Person. Check next to the letter A if the person is a Registered Apprentice with the Department of Labor of the state of New York. Check next to the letter H only if the person is a Helper in a trade classification that has Helper rates listed In the Comptroller’s Schedule or Prevailing Wages.

3)	TIME: RT Indicates Regular Time, and OT indicates Overtime.

4)

DAY AND DATE: Below this heading, In the first row, enter the appropriate sequence of the contractor’s pay records. MTWTFSS, for example, is the sequence to use if the workweek ends on a Sunday, and SSMTWTF is the sequence if the workweek ends on a Friday. In the second row, below each letter representing the day of the workweek, insert the corresponding date. Below the heading HOURS WORKED EACH DAY, at the intersection of the column of the particular day and date and the horizontal row of the employee’s name, insert the hours worked each day in the appropriate box either for RT (Regular Time) and / or OT (Overtime). If an employee worked Shift Time, the RT (Regular Time) row shall be used and adjusted accordingly.

5)	TOTAL HOURS: Add the hours worked for Regular and / or Shift Time with the hours worked Overtime, and enter separate totals in this column.

6)	BASE RATE OF PAY PER HOUR: Specify the actual base rate of pay per hour paid to the employee. Do not include supplemental benefits in this amount.

7)	TOTAL BASE PAY: Total amount earned by the employee not including benefits.

SUPPLEMENTAL BENEFITS:

8)	RATE PER HOUR: Amount of supplemental benefits paid / provided per hour.

9)

PAID TO: Place a cheek mark in the appropriate box: U for Union if benefits paid to a Union, E for Employee if benefits paid in cash (or check) directly to the Employee, or O for Other, if benefits are otherwise paid / provided to the employee. If U is checked, you must insert the “Local” number of the union in that box.

10)	TOTAL BENEFITS PAID: Total amount of supplemental benefits paid / provided for the workweek to the employee.

11)

GROSS PAY: Total amount earned for workweek: This amount comprises the Total Base Pay plus any benefit paid in cash (or check) directly to the employee [i.e., column (7) + column (9) E if Box E is checked and payment made directly to employee). No other type of benefit should be included in this column’s total.

12)

TOTAL TAX AND OTHER DEDUCTIONS: Enter the sum total of all deductions in this column (including FICA, Federal, State and City Taxes, etc.). This does not absolve you from maintaining appropriate tax and other records required by law).

13)	NET PAY: Total amount of pay after all deductions (i.e., the actual Take-Home Pay).

C-2-31

MONTHLY WORKFORCE UTILIZATION TABLE MONTH

C-2-32

TRADE TOT TOT rouRNey leva, B H- A »*’rEM HELPER TOT e H A HA P£M . apprentice TOT B H A Ml PPM thainee TOT CM- 4 m FES NEW WIRES TOT 8 H A NA FEW layoffs TOT ® M A HA PCM PAINTER Pawns PLASTtnCft - PLUMBER t— ROOFER i SHEET META STEP MP I, | Eft r* It K- — ^TOMMSMU .z TAPfeft/bttVWALl teamster 1 TueserrcTj TTM0ERPER5OTJ A 7J STOMP BW£TM * • COMMENTS I HEREBY CERTIFY THAT THE INFORMATION PROVIDED » THIS REPORT IS TRUE AND ACCURATE TO THE BEST OF MY KNOWLEDGE. SIGNATURE print name

C-2-33

The City of New York Department of Small Business Services Division of Labor Services Contract Compliance Unit 110 William Street, New York, New York 10038 Phone:(212)513-6323 Fax: (212)618-8879 LESS THAN $1,000,000 SUBCONTRACT CERTIFICATE (ICAP ONLY, Are you currently certified as one of the following? Please check yes or no: MBE Yes No WBE Yes No LBE Yes No DBE Yes No EBE Yes No If you are certified as an MBE, WBE, LBE, EBE or DBE, what city/state agency are you certified with? Ploase check one of the following if your firm would like information on how to certify with the City of Naw York as a: Minority Owned Business Enterprise Locally based Business Enterprise Women Owned Business Enterprise Emerging Business Enterprise Disadvantaged Business Enterprise Company Name Employer Identification Number or Federal TaxLD Company Address and ZipCode Contact Person (First Name, Last Name) Telephone Number Fax Number E-mail Address Description and location of proposed subcontract: Are you a Union contractor? Yes _ No If yes, please list which local(s) you affiliated with Are you a Veteran owned company? Yes No Block and Lot Number ICAP Application Number Borough Contract Amount Revised 8/13 FOR OFFICIAL USE ONLY: File No.

C-2-34

I, (print name of authorized official signing) hereby certify that 1 am authorized by the above-named subcontractor to certify that said subcontractor’s proposed contract with the above named owner or City agency is less than S1,000,000. This affirmation is made in accordance with NYC Charter Chapter 56, Executive Order No. 50 (1980) and the implementing Rules. Willful or fraudulent falsifications of any data or information submitted herewith may result in the termination of the contract between the City and the bidder or contractor and in disapproval of future contracts for a period of up to five years. Further, such falsification may result in civil and/and or criminal prosecution. Signature ot aurhonzed official Date Sworn to before me this Only original signatures accepted, day of 20 Notary Public Authorized Signature Date

C-2-35

* This document-the ICAP M/WBE Compliance Report -should be submitted with the

Preliminary Application for Certificate Eligibility

Local Law 67 of 2008 requires that all Industrial and Commercial Abatement Program (ICAP) beneficiaries include CITY-certified Minority and Woman-owned Business Enterprises (W/MBE) firms in construction projects for which tax abatements are granted.

All ICAP applicants must reach out to M/WBE firms. To find M/WBE firms, please access the City’s Online Directory of Certified Businesses. To search for firms by commodity codes, locations, and keywords, go to www.nyc.gov/buycertified

•

For projects over $750,000, ICAP applicants must indicate which outreach activities they performed by checking the boxes below. Please note applicants must keep detailed records of the outreach activities accessible at their place of business.

Outreach Activities (check all that apply:

☐	Advertised opportunities to participate in the project in general circulation media, trade and professional association publications, small business media, and publications of M/WBE organizations

☐	Provided written notices of specific opportunities to M/WBE firms inviting their participation

☐

Held meetings with M/WBEs prior to the date their bids or proposals were due, for the purpose of explaining in detail the scope and requirements of the work, for which their bids or proposals were solicited

☐	Made efforts to negotiate with M/WBEs to perform specific subcontracts, or act as suppliers, or service providers

☐	Made timely requests to the NYC Department of Small Business Services for help locating certified M/WBE firms

☐	Attempted to identify Interested M/WBEs not currently on the list of City-Certified firms

•

Applicants with construction projects $1.5 million and greater must complete the above requirements as well as list at least three M/WBE firms that were solicited to perform subcontracting work for each subcontract on the project:

C-2-36

Subcontractor Description AMOUNT Name and Address of Solicited M/WBE Firms Solicited MM/DD/YY Responded MM/DD/YY Awarded MM/DD/YY 1. Source: Name; Phone: Z Source; Name: Phone: 3. Source: Name: Phone: Subcontractor Description AMOUNT Name and Address of Solicited M/WBE Firms Solicited MM/DD/YY Responded MM/DD/YY Awarded MM/DD/YY 1. Source: „ Name: Phone: Z Source: Name: Phone: 3. Source: , Name; Phone: Subcontractor Description AMOUNT Name and Address of Solicited M/WBE Firms SolTdced MM/DD/YY Responded MM/DD/YY Awarded MM/DD/YY 1. Source: Name; Phone: Z Source: Name: Phone: 3. Source: Name: Phone:

C-2-37

ICAP im/wbe workforce co wuance rah

EXHIBIT C-3

LEED REQUIREMENTS

As part of Tenant’s obligations under this lease, the following requirements must be strictly adhered to ensure the Building is in compliance with LEED recertification guidelines.

1.	Tenant is required to achieve an overall water use reduction of 40% for the Premises using plumbing fixtures that include low-flow lavatories, low-flush toilets and low-flow urinals.

Requirements for Tenant Water Fixtures:

•	Low Flow Water Closets (1.28 gpf) or Dual Flush Water Closets (1.6 gpf/ 0.8 gpf)

•	Waterless Urinals or Pint Flush Urinals (0.125 gpf)

•	Ultra Low Flow Lavatories (0.35 or 0.5 gpm metered faucet)

•	Ultra Low Flow Kitchen and Janitorial Sinks (1.0 gpm)

•	Ultra Low Flow Shower Fixtures (1.5 gpm)

•	Residential Dishwashers (Energy Star)

•	Commercial Dishwashers (1.0 gallons/rack)

•	Residential Clothes Washers (4.5 WF (gallons/ft3/cycle))

•	Commercial Clothes Washer (7.5 WF(gallons/ft3/cycle))

2.

Tenant is required to install HVAC systems that contain no Chlorofluorocarbon (CFC)-based refrigerants, reducing the Building’s impact on the ozone. Tenant supplemental HVAC units with more than 0.5 pounds of refrigerant must comply with the following formula: LCGWP + LCODP x 105 ≤ 100

Where:

•	LCODP = [ODPr x (Lr x Life + Mr) x Rc]/Life

•	LCGWP = [GWPr x (Lr x Life +Mr) x Rc]/Life

•	LCODP: Lifecycle Ozone Depletion Potential (lbCFCll/Ton-Year)

•	LCGWP: Lifecycle Direct Global Warming Potential (lbCO2/Ton-Year)

•	GWPr: Global Warming Potential of Refrigerant (0 to 12,000 lbCO2/lbr)

•	ODPr: Ozone Depletion Potential of Refrigerant (0 to 0.2lbCFC11/lbr)

•	Lr: Refrigerant Leakage Rate (0.5% to 2.0%; default of 2% unless otherwise demonstrated)

•	Mr: End-of-life Refrigerant Loss (2% to 10%; default of 10% unless otherwise demonstrated)

•	Rc: Refrigerant Charge (0.5 to 5.0 lbs of refrigerant per ton of gross ARI rated cooling capacity)

•	Life: Equipment Life (10 years; default based on equipment type, unless otherwise demonstrated)

3.

Tenant is required to contract with a Landlord approved waste and recycling hauler and to provide an easily accessible dedicated area for recycling (paper, corrugated cardboard, glass, plastics and metals). Tenant must create a dedicated recycling area on each floor within the Premises to facilitate efficient sorting and recycling of waste materials.

4.

Tenant is required to supply at least 30% more ventilation compared to ASHRAE 62.1-2007 and comply with base Building HVAC design requirements that provide for at least 20 cubic feet per minute of outside air per person, based on standard occupancy densities.

5.

Tenant is required to comply with no-smoking policies instituted by Landlord which prohibit smoking within the Building or outside the Building within 25 feet of entries, outdoor air intakes and operable windows.

6.

Tenant shall consider the use of energy efficient HVAC equipment and design. Tenant shall consider the use of low or no VOC materials, materials high in recycled content, and locally sourced materials.

7.	Tenant Lighting shall comply with the following:

C-3-1

1.

2016 NYC ECC requirements for tenants. Lighting Levels to comply with 2016 NYC ECC by not exceeding the following listed maximum Watts/ft2 per use types requirements, OR by not exceeding a total allowable average Watts/ft2 calculated by multiplying the provided maximum Watts/ft2 for designated use types of the overall design (as outlined by 2016 NYC ECC), multiplied by the percentage of each use type represents of the total design area.

a.	Open plan office LPD no greater than 0.90 W/ft2

b.	Enclosed office LPD no greater than 1.00 W/ft2

c.	Conference room LPD no greater than 1.23 W/ft2

d.	Employee lounge and break room no greater than 0.73 W/ft2

e.	Occupancy sensors * in:

i.	All offices, enclosed and open plan

ii.	All storage and supply rooms

iii.	Printer rooms

iv.	All conference rooms

v.	Employee lounge and break rooms

f.	Daylight dimming in perimeter spaces with windows, with more than 150 W of general lighting

i.	Daylight responsive controls shall dim lights continuously from full light output to 15% of full light output or lower.

*	The occupancy sensors shall turn the lights off within 20 minutes of all occupants leaving the space.

C-3-2

EXHIBIT D

ANTENNA AND TELECOMMUNICATION RISER LOCATION

4 FLOOR PLAN T.O.CORE
3 FLOOR PLAN EMR
2 CORE ROOF TOP PLAN WITH CATWALKS REMOVED
1 FLOOR PLAN ROOF TOP

441 NINTH AVE

FLOOR PLANS ROOF

A-128.01

NOTE(S)

TELECOM. RISER DIAGRAMS - PATHWAY

TN - 101

D-2

EXHIBIT E

FIXED RENT SCHEDULE

LOWER LEVEL / 4TH – 10TH FLOOR PREMISES

TOTAL

Period (both dates inclusive)	# of Months	Fixed Rent (per period or per annum)		Fixed Rent (per month)
Commencing on the 4th Floor Rent Commencement Date through the day prior to the Rent Commencement Date	8 Months	$2,918,502 (Per Period	)	$364,813
Commencing on the Rent Commencement Date through the day prior to the 5th Floor Rent Commencement Date	16 Months	$23,951,258 (Per Annum	)	$1,995,938
Commencing on the 5th Floor Rent Commencement Date through the through the day prior to the 5th anniversary of the Rent Commencement Date	44 Months	$28,228,373 (Per Annum	)	$2,352,364
Commencing on the 5th anniversary of the Rent Commencement Date through the day prior to the 10th anniversary of the Rent Commencement Date	60 Months	$30,387,295 (Per Annum	)	$2,532,275
Commencing on the 10th anniversary of the Rent Commencement Date through and including the Expiration Date	60 Months	$32,546,217 (Per Annum	)	$2,712,185

E-1

BY FLOOR

Period (both dates inclusive)	# of Months	Fixed Rent (per period or per annum)		Fixed Rent (per month)
Commencing on the 4th Floor Rent Commencement Date through the day prior to the Rent Commencement Date	8 Months	LL	$0	LL	$0
		4F	$2,918,502	4F	$364,813
		5F	$0	5F	$0
		6F	$0	6F	$0
		7F	$0	7F	$0
		8F	$0	8F	$0
		9F	$0	9F	$0
		l0F	$0	10F	$0
			(Per Period)
Commencing on the Rent Commencement Date through the day prior to the 5th Floor Rent Commencement Date	16	LL	$926,730	LL	$77,228
	5 Months	4F	$4,377,753	4F	$364,813
		5F	$0	5F	$0
		6F	$4,237,845	6F	$353,154
		7F	$4,181,235	7F	$348,436
		8F	$4,105,245	8F	$342,104
		9F	$3,249,750	9F	$270,813
		10F	$2,872,700	10F	$239,392
			(Per Annum)
Commencing on the 5th Floor Rent Commencement Date through the through the day prior to the 5th anniversary of the Rent Commencement Date	44	LL	$926,730	LL	$77,228
	5 Months	4F	$4,377,753	4F	$364,813
		5F	$4,277,115	5F	$356,426
		6F	$4,237,845	6F	$353,154
		7F	$4,181,235	7F	$348,436
		8F	$4,105,245	8F	$342,104
		9F	$3,249,750	9F	$270,813
		10F	$2,872,700	10F	$239,392
			(Per Annum)
Commencing on the 5th anniversary of the Rent Commencement Date through the day prior to the 10th anniversary of the Rent Commencement Date	60	LL	$992,925	LL	$82,744
	5 Months	4F	$4,729,986	4F	$394,166
		5F	$4,629,348	5F	$385,779
		6F	$4,586,844	6F	$382,237
		7F	$4,525,572	7F	$377,131
		8F	$4,443,324	8F	$370,277
		9F	$3,431,736	9F	$285,978
		l0F	$3,047,560	10F	$253,963
			(Per Annum)
Commencing on the 10th anniversary of the Rent Commencement Date through and including the Expiration Date	60	LL	$1,059,120	LL	$88,260
	5 Months	4F	$5,082,219	4F	$423,518
		5F	$4,981,581	5F	$415,132
		6F	$4,935,843	6F	$411,320
		7F	$4,869,909	7F	$405,826
		8F	$4,781,403	8F	$398,450
		9F	$3,613,722	9F	$301 ,144
		l0F	$3,222,420	10F	$268,535
			(Per Annum)

E-2

EXHIBIT F

HVAC DESIGN SPECIFICATIONS FOR FLOORS 4 TO 10

Design Temperatures

Summer

Outdoor:	92°F D.B. / 74°F W.B.

Indoor:	75°F ± 2°F D.B. / 50% R.H. Max.

Winter

Outdoor:	10°F D.B.

Indoor	72°F ± 2°F D.B. (No humidification)

Based upon the following conditions:

a.	Cooling Load Densities

1. Office Floors: 5 watts per USF.

2. Supplemental condenser water (approximately one (1) ton per 1,000 USF).

b.	Occupant Densities

1. Office Floors: 100 USF/person average (applicable to both Podium and Tower).

c.	Outside Air Quality

20 cfm per person.

F-1

EXHIBIT G

CLEANING SERVICE SPECIFICATIONS

Nightly cleaning services to be performed five (5) nights per week, Monday through Friday, excluding Holidays. Additionally, exterior glass (inside and out) should be cleaned three (3) times a year. Any discount received by Landlord as a result of the tenant extras should be reflected in the operating expenses, and not as a profit center for Landlord. Tenant shall have the right to use its own employees for cleaning at its election.

DAY PORTER DUTIES:

•	Clean all entry way glass as required throughout the day.

•	Clean elevators as required, but at least twice a day

•	Police all sidewalks throughout the day, and particularly during and immediately following the lunch period.

•	Police main lobby throughout the day.

•	Police and clean as required all loading areas, planter areas, and multi-tenant corridors.

•	Police and clean as required all building service areas.

•

Police and clean as required all bathrooms and common areas, including the elevators, a minimum of two (2) times per day and building staircases and lobby glass, the cost of which will be included in the Operating Expense base. Restock as required.

•	Provide freight elevator operators as applicable.

•	Clean roof setbacks. Sweep and dust stairways, handrails, etc.

•	Wash stairwells as necessary.

•	Perform other work as required by management.

TENANT – OFFICE SPACES:

•	Empty wastebaskets and paper recycle bins and line with plastic bags (nightly). Plastic bags to be furnished by Landlord.

•	Sweep all tile floors (nightly).

•	Dust all furniture including desks, tables, chairs, etc. (nightly).

•	Dust all telephones (nightly).

•	Dust all filing cabinets, ledges, shelves, sills, counters, rails, trim, etc. (nightly).

•	Vacuum all carpets one (1) days per week. Carpet sweep remaining four (4) days as necessary.

•	Spot clean all doors and light switches.

•	Upon completion of work, all lights will be turned off and all doors will be locked.

•	All entrance doors will be locked during operation.

•	Collect all trash left by freight elevator and place in designated area (nightly).

•	Remove smudges on interior glass walls (every night)

CORE BASE BUILDING BATHROOMS (All work to be done nightly):

•	Sweep and wash (using disinfectant) all floors.

•	Wash and polish mirrors, shelves, bright work and enameled surfaces.

•	Wash and disinfect basins, bowls and urinals.

•	Wash toilet seats.

•	Hand dust and clean all partitions, tile walls, dispensers and receptacles.

G-1

•	Empty paper receptacles and remove wastepaper.

•	Fill toilet tissue holders, paper towels, hand soap and toilet seat covers.

•	Empty and clean sanitary disposal receptacles.

LOBBY:

•	Sweep and mop all hard surface floors.

•	Wipe clean security console.

•	Pick up and dispose of all trash.

•	Spot clean walls.

•	Vacuum all runners.

•	Spot clean all entrance door glass.

•	Sweep sidewalks.

ELEVATORS:

•	Sweep and mop all floors.

•	Wipe clean all walls.

•	Dust and spot clean ceiling.

•	Wipe clean all elevator doors (both sides).

•	Vacuum and wipe clean all elevator tracks and saddles.

STAIRCASES;

•	Police daily (sweep, dust and spot mop).

•	Monthly sweep and mop top to bottom.

•	Dust all hand rails and pipes

TENANT’S PANTRIES (EXCLUDING WARMING PANTRIES OR ANY SPECIALTY DINING FACILITY):

•	Wipe clean floors

•	Wipe clean countertops

•	Tenant is responsible for removal of all wet garbage and any other cleaning requirements for all pantries.

G-2

EXHIBIT H

INTENTIONALLY OMITTED

H-1

EXECUTION VERSION

EXHIBIT I

INTENTIONALLY OMITTED

EXHIBIT J

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of November 14, 2018, between ACREFI HOLDINGS J-1, LLC, a Delaware limited liability company, having an address at c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, New York, New York 10019, as agent (together with its successors and assigns, collectively, “Agent”) for the benefit of Lender (as defined in the Loan Agreement (as defined below)), PELOTON INTERACTIVE, INC, a Delaware corporation with an address at 123 West 25th Street, New York, New York 10001 (“Tenant”), and CBP 441 NINTH AVENUE OWNER, LLC, LLC, a Delaware limited liability company, having its principal place of business c/o Cove Property Group LLC, 501 Madison Avenue, 5 Floor, New York, New York 10022 (“Landlord”). Agent and Lender are collectively referred to herein as “Secured Party”).

W I T N E S S E T H:

WHEREAS, Lender has made those certain loans (collectively, the “Loans”) to Landlord pursuant that certain (i) Building Loan Agreement, dated as of November 3, 2017, by and between Landlord, Agent and Lender (as the same may be amended, modified, restated, replaced, supplemented or otherwise modified from time to time, the “Building Loan Agreement”), (ii) Project Loan Agreement, dated as of November 3, 2017, by and among Landlord, Agent and Lender (as the same may be amended, modified, restated, replaced, supplemented or otherwise modified from time to time, the “Project Loan Agreement”), and (iii) Senior Loan Agreement, dated as of November 3, 2017, by and among Landlord, Agent and Lender (as the same may be amended, modified, restated, replaced, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”; the Building Loan Agreement, the Project Loan Agreement and the Senior Loan Agreement, collectively, the “Loan Agreement”); as evidenced by (a) the Building Loan Note (as defined in the Building Loan Agreement), (b) the Project Loan Note (as defined in the Project Loan Agreement) and (c) the Senior Loan Note (as defined in the Senior Loan Agreement) and as secured, inter alia, by that certain (1) Building Loan Mortgage (as defined in the Building Loan Agreement) (2) Project Loan Mortgage (as defined in the Project Loan Agreement) and (3) Senior Loan Agreement (as defined in the Senior Loan Agreement) as well as by a separate Assignment of Leases and Rents (the “Assignment”; the Building Loan Mortgage, the Senior Loan Mortgage, the Project Loan Mortgage and the Assignment, as each of the the same may be amended, modified, extended, consolidated, severed, spread, increased, replaced, renewed or supplemented from time to time, are collectively referred to as the “Security Documents”), encumbering, Landlord’s interest in that certain real property located at 441 Ninth Avenue, New York, New York 10001 and more particularly described on Exhibit A attached hereto and made a part hereof together with the improvements located thereon (collectively, the “Property”);

WHEREAS, Landlord and Tenant are parties to that certain Lease, dated as of November 14, 2018 (the “Lease”), pursuant to which Landlord has leased to Tenant a portion of the Property more particularly described in the Lease (the “Premises”); and

3

WHEREAS, Secured Party, Tenant and Landlord desire to confirm their understanding with respect to the Lease and the Security Documents.

NOW, THEREFORE, in consideration of the promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I. Subordination. Subject to the provisions of this Agreement, the Lease and all of the terms, covenants, provisions and conditions thereof and the rights of Tenant thereunder is, shall in all respects be, and shall at all times remain, subject and subordinate in all respects to the Security Documents, the liens and security interests granted thereunder and all of the terms, conditions and provisions thereof, and to all advances, re-advances and payments made thereunder and all sums secured thereby. Nothing contained in this Agreement shall in any way impair or affect the liens created by the Security Documents.

Article II. Non-Disturbance. So long as (a) Tenant is not in default under the Lease beyond any applicable notice and cure periods in the payment of rent or additional rent or in the performance or observance of any of the other terms, covenants, provisions or conditions of the Lease on Tenant’s part to be performed or observed and (b) the Lease remains in full force and effect, Secured Party will not (i) diminish or interfere with Tenant’s possession of the Premises, and Tenant’s rights and privileges under the Lease shall not be diminished or be the subject of any interference by Secured Party or (ii) join Tenant as a party defendant in any action or proceeding to foreclose the Mortgage or to enforce any rights or remedies of Secured Party under the Security Documents which would cut-off, destroy, terminate or extinguish the Lease or Tenant’s interest and estate under the Lease (except to the extent that Tenant’s right to receive or set off any monies or obligations owed or to be performed by any of Secured Party’s predecessors in interest shall not be enforceable thereafter against Secured Party or any of Secured Party’s successors in interest except as set forth in Section 3 hereof), nor shall the Lease be terminated by Secured Party in connection with or by reason of any such action or proceeding. Notwithstanding the foregoing, if it would be procedurally and materially disadvantageous for Secured Party not to name or join Tenant as a party in a foreclosure proceeding with respect to the Mortgage, Secured Party may so name or join Tenant, provided any such naming shall not in any way diminish or otherwise affect the rights and privileges granted to, or inuring to the benefit of, Tenant under this Section 2.

Article III. Attornment. If Secured Party (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, deed in lieu of foreclosure or otherwise, or another person purchases the Property or the portion thereof containing the Premises upon or following foreclosure of the Mortgage or in connection with any bankruptcy case commenced by or against Landlord (the date upon which such succession occurs, the “Succession Date”), then at the request of Secured Party (or its nominee or designee) or such purchaser (Secured Party, its nominees and designees, and such purchaser, and their respective successors and assigns, each being a “Successor Landlord”), Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under the Lease and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all terms, conditions and

4

covenants as are set forth in the Lease except as otherwise provided below. If the Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or a foreclosure action or proceeding or delivery of a deed in lieu thereof, upon request of Successor Landlord, Tenant shall promptly execute and deliver a direct lease with Successor Landlord which direct lease shall be on substantially the same terms and conditions as the Lease (subject, however, to the provisions of following clauses (a)-(f) of this Section 3) and shall be effective as of the day the Lease shall have terminated as aforesaid. Notwithstanding the continuation of the Lease, the attornment of Tenant thereunder or the execution of a direct lease between Successor Landlord and Tenant as aforesaid, Successor Landlord shall:

Section 3.01 not be liable for any previous act or omission of Landlord (or its predecessors in interest); provided, however, that nothing in this Agreement shall relieve Successor Landlord from the obligation to cure any ongoing maintenance or repair default under the Lease with respect to the Premises by any prior landlord under the Lease which is continuing on the Succession Date; provided, that (and on the condition that), (i) Successor Landlord received notice thereof pursuant to Section 4 of this Agreement and (ii) Successor Landlord’s obligation to cure such default shall be limited solely to performing the ongoing maintenance and repair obligations as required pursuant to the terms of the Lease (and in no event shall Successor Landlord have any other liability or obligation with respect to such default or be liable for any damages in connection therewith);

Section 3.02 not be subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest), except to the extent such credit, offset, claim, counterclaim demand or defense is expressly set forth in the Lease and the basis for such credit, offset, claim, counterclaim, demand or defense is ongoing;

Section 3.03 not be bound by any payments of rent which Tenant might have made for more than one (1) month in advance to Landlord (or its predecessors in interest) unless such payment is actually received by Successor Landlord;

Section 3.04 not be required to account for any security deposit other than any security deposit actually delivered to Successor Landlord; and

Section 3.05 not be bound by any waiver or forbearance under, or any modification of, the Lease made without the written consent of Secured Party.

Article IV. Secured Party’s Cure Rights. Tenant shall promptly notify Secured Party of any default by Landlord claimed by Tenant under the Lease and of any act or omission of Landlord claimed by Tenant under the Lease, which, in any such case, would give Tenant the right to cancel or terminate the Lease or to claim a partial or total eviction. In the event of a default by Landlord under the Lease which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to abate or offset against the payment of rent or to claim a partial or total eviction. or in the event of any other act or omission of Landlord which would give Tenant the right to cancel or terminate the Lease or to abate or offset against the payment of rent or to claim a partial or total eviction, Tenant shall not exercise

5

such right (a) until Tenant has given written notice of such default, act or omission to Secured Party and (b) unless Secured Party has failed, within thirty (30) days after Secured Party receives such notice to cure or remedy the default, act or omission or, if such default, act or omission shall be one which is not reasonably capable of being remedied by Secured Party within such thirty (30) day period, until a reasonable period for remedying such default, act or omission shall have elapsed following the giving of such notice and following the time when Secured Party shall have become entitled under the Security Documents to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided that Secured Party shall with due diligence give Tenant written notice of its intention to, and shall commence and continue to, remedy such default, act or omission. Notwithstanding the foregoing, (i) in the event Landlord fails to timely pay a Tenant Requisition (as such term is defined the Lease) and such failure would give Tenant the right to claim a rent allowance pursuant to Section 3(iii) of Exhibit L attached to the Lease (“Exhibit L”), Tenant shall not claim any such rent allowance until Tenant has given written notice of such failure to Secured Party and Secured Party has failed, within five (5) Business Days after Secured Party receives such notice, to pay to Tenant the requested Tenant Requisition that is the subject of such notice and (ii) in the event that Tenant has the right to terminate the Lease pursuant to Section l(b)(ii) of Exhibit L, Tenant shall not exercise such right until it has given Secured Party written notice of the default, act or omission giving rise to such termination right and Secured Party has failed, within ninety (90) days following the expiration of all applicable notice and cure periods set forth in Section 1(b)(ii) of Exhibit L, to remedy such default, act or omission. For the avoidance of doubt, the notice and additional cure rights in favor of Secured Party set forth in this Section 4 shall not apply to Tenant’s right to abate rent pursuant to (x) Section l(c) of Exhibit L in the event that Landlord fails to substantially complete Landlord’s Work (as such term is defined in the Lease) and/or the Commencement Date (as such term is defined in the Lease) fails to occur on or prior to December 1, 2019 or (y) Section 2(d) of Exhibit L in the event Landlord fails to deliver the Zero TCO (as such term is defined in the Lease) by the Zero TCO Delivery Date (as such term is defined in the Lease). Nothing contained herein, however, shall be construed or operate to obligate or require Secured Party to remedy such default, act or omission. If Secured Party cannot reasonably or practicably remedy a default, act or omission of Landlord until after Secured Party obtains possession of the Premises, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such default, act or omission until the expiration of a reasonable period necessary for the remedy after Secured Party secures possession of the Premises (except in no event shall Secured Party have more than 90 days following the expiration of all applicable notice and cure periods set forth in Section l(b)(ii) of Exhibit L to remedy any default, act or omission of Landlord giving rise to Tenant’s termination right set forth in Section 1(b)(ii) of Exhibit L). To the extent Secured Party incurs any expenses or other costs in curing or remedying such default, act or omission, including, without limitation, attorneys’ fees and disbursements, Secured Party shall be subrogated to Tenant’s rights against Landlord.

Article V. No Amendments. Tenant shall not change, amend or modify, or consent to an amendment, modification or other change in, the terms, covenants, conditions and agreements of the Lease in any manner, or tender or agree to any cancellation, surrender or termination of the Lease, without the express prior written consent of Agent, which consent shall not be unreasonably withheld or delayed and no such amendment, modification, other change, cancellation, surrender or termination made without such consent by Agent shall be binding on Secured Party or release Tenant from any of its obligations under the Lease.

6

Article VI. Acknowledgement. Tenant acknowledges that the interest of Landlord under the Lease is assigned to Secured Party as security for the Building Loan Note, the Senior Loan Note and the Project Loan Note and, except as otherwise expressly set forth in this Agreement, Secured Party shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Secured Party shall specifically undertake such liability in writing or Secured Party becomes and then only with respect to periods in which Secured Party becomes, the fee owner of the Property.

Article VII. Limitation on Successor Landlord’s Liability. Anything in this Agreement or the Lease to the contrary notwithstanding, if a Successor Landlord shall acquire title to the Property or the portion thereof containing the Premises, Successor Landlord’s obligations under the Lease, as described herein, shall continue only during the period Successor Landlord owns the Property, and Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Property (including, subject to the terms of the Loan Agreement and the Security Documents, any sales, rental or insurance proceeds related thereto), and Tenant shall look exclusively to such interest, if any, of Successor Landlord in the Property for the payment and discharge of any obligations imposed upon Successor Landlord under this Agreement or under the Lease, and Successor Landlord is hereby released or relieved of any other liability hereunder and under the Lease. With respect to any money judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Property (including, subject to the terms of the Loan Agreement and the Security Documents, any sales, rental or insurance proceeds related thereto), and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor Landlord or from any direct or indirect shareholder, partner, member, manager, trustee, officer, director, employee, agent or representative of Successor Landlord.

Article VIII. No Other Liability. Except as specifically provided in this Agreement, Secured Party shall not, by virtue of this Agreement, the Security Documents or any other instrument to which Secured Party may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

Article IX. Notices. All notices, demands and requests (collectively the “Notices”) required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given if personally delivered or delivered by nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, postage prepaid, and shall be deemed delivered (a) on the day of personal delivery, or (b) on the next business day after delivery to a nationally recognized overnight delivery service for next business day delivery, in each case addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto on not less than five (5) business days’ prior to the other parties hereto given in the manner provided for in this Section 9):

7

If to Agent:	ACREFI HOLDINGS J-I, LLC
c/o Apollo Commercial Real Estate Finance, Inc.
9 West 57th Street
New York, New York 10019
Attention: Jay A. Jablonski

with a copy to:	Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Victoria Shusterman

with a copy to:	Situs Servicing
5065 Westheimer, Suite 700E
Houston, Texas 77056
Attention: Servicing—Kevin Schmidt

with a copy to:	Situs Servicing
6 Concourse Parkway, Suite 1500
Atlanta, Georgia 30328
Attention: Ann Smith

If to Tenant	Peloton Interactive, Inc.
125 West 25th Street
New York, New York 10001
Attention: Jill Woodworth, CFO

with a copy to:	Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Samuel Walker, Esq.

If to Landlord:	CBP 441 Ninth Avenue Owner, LLC
c/o Cove Property Group LLC
501 Madison Avenue, 5th Floor
New York, New York 10022

Attention: Kevin Hoo

with a copy to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704

Attention: Daniel L. Stanco, Esq.

with a copy to:	Cole Schotz P.C.
1325 Avenue of the Americas, 19th Floor
New York, New York 10019-6079
Attention: Leo Leyva, Esq.

8

Article X. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

Article XI. Amendments. This Agreement may not be modified or terminated, nor may any provision hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, administrators and assigns.

Article XII. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.

Article XIII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Article XIV. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page.

[NO FURTHER TEXT ON THIS PAGE]

9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

AGENT:	ACREFI HOLDINGS J-I, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the          day of                      , 2018, before me, the undersigned, personally appeared                      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[Signature Page to SNDA (Peloton)]

TENANT:	PELOTON INTERACTIVE, INC.

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the          day of                      , 2018, before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[Signature Page to SNDA (Peloton)]

LANDLORD:	CBP 441 NINTH AVENUE OWNER,
a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the          day of                     , 2018, before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[Signature Page to SNDA (Peloton)]

Exhibit A

Description of the Property

ALL that certain plot, piece or parcel of land, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

ALL THAT CERTAIN plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of West 35th Street and the westerly side of Ninth Avenue;

RUNNING THENCE southerly along the said westerly side of Ninth Avenue, 197 feet 6 inches to the corner formed by the intersection of the said westerly side of Ninth Avenue and the northerly side of West 34th Street;

THENCE westerly along the northerly side of West 34th Street, 201 feet 5 inches;

THENCE northerly parallel with the westerly side of Ninth Avenue, 98 feet 9 inches to the center line of the block between West 34th Street and West 35th Streets;

THENCE easterly along said center line of the block, 1 foot 5 inches;

THENCE northerly parallel with the westerly side of Ninth Avenue, 98 feet 9 inches to the southerly side of West 35th Street;

THENCE easterly along the southerly side of West 35th Street, 200 feet to the point or place of BEGINNING.

I-1

EXHIBIT K

FORM LETTER OF CREDITREF: IRREVOCABLE LETTER OF CREDIT NO.

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      IN YOUR FAVOR, FOR ACCOUNT OF [ — NAME & ADDRESS — ] ON BEHALF OF [— NAME & ADDRESS —], AVAILABLE BY YOUR DRAFT(S) AT SIGHT ON JPMORGAN CHASE BANK, N.A. IN THE FORM OF SCHEDULE A ATTACHED HERETO, FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE $                      EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [INSERT NAME OF ISSUING BANK], NO.                      DATED                      , 20    ”

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT , CHICAGO, IL, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON                     , 20        .

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, DRAWINGS PRESENTED BY FACSIMILE (“FAX”) TO FAX NUMBER 312-233-2265, OR ALTERNATELY TO FAX NUMBER 312-233-2266 ARE ACCEPTABLE, UNDER TELEPHONE PRE-ADVICE TO 813-432-1210, OR ALTERNATELY TO 1-800-634-1969; PROVIDED THAT SUCH FAX PRESENTATION IS RECEIVED ON OR BEFORE THE EXPIRY DATE ON THIS INSTRUMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, IT BEING UNDERSTOOD THAT ANY SUCH FAX PRESENTATION SHALL BE CONSIDERED THE SOLE OPERATIVE INSTRUMENT OF DRAWING. IN THE EVENT OF PRESENTATION BY FAX, THE ORIGINAL DOCUMENTS SHOULD NOT BE PRESENTED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH [INSERT THE DATE THAT IS 60 DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL OR COURIER, SENT BY US AT LEAST 60 DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US ON OR BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT.

EXCEPT WHEN THE AMOUNT IS INCREASED OR THE EXPIRATION IS EXTENDED, THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT.

MULTIPLE DRAWINGS ARE PERMITTED UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE, BUT ONLY IN ITS ENTIRETY AND MAY BE SUCCESSIVELY TRANSFERRED. TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL LETTER

Stby Appl Chg Rev. 11/15/2017	2

OF CREDIT, INCLUDING ALL ORIGINALS OF AMENDMENTS, IF ANY, ACCOMPANIED BY OUR TRANSFER REQUEST FORM OF EXHIBIT-A HERETO, DULY COMPLETED AND EXECUTED. IN ANY EVENT, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHER WISE SUBJECT TO, ANY SANCTION OR EMBARGO UNDER ANY APPLICABLE RESTRICTIONS ALL CHARGES AND FEES RELATED TO SUCH TRANSFER SHALL BE FOR THE ACCOUNT OF THE APPLICANT.

WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO.                     FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AND AS TO MATTERS NOT GOVERNED BY THE ISP 1998 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. LAW.

ISSUER OF LETTER OF CREDIT

By:

Stby Appl Chg Rev. 11/15/2017	3

SCHEDULE A

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO                     THE SUM OF U.S.                     DOLLARS ($             ) DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. DATED              , 20     ISSUED BY                 .

TO:	[ISSUER OF LETTER OF CREDIT]

Stby Appl Chg Rev. 11/15/2017	4

EXHIBIT A

Section 14.01 Request for a Full Transfer of the below referenced Standby Letter of Credit

J.P. Morgan

Section 14.02

Section 14.03

Date:	Reference:
(Issuing Bank’s Letter of Credit Number)

To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates.

“ Transferring Bank”	(Advising Bank’s Reference Number, if applicable)

We, the undersigned “First Beneficiary”, hereby irrevocably transfer all of our rights to draw under the above referenced Letter of Credit (“Credit”) in its entirety to:

(Print Name and complete address of the Transferee) “Second Beneficiary”

Advise through:
(Print Name/address of Second Beneficiary’s Bank, if known—if left blank, the Transferring Bank will select the advising bank)

Stby Appl Chg Rev. 11/15/2017	5

In accordance with UCP 600 Article 38 or ISP 98, Rule 6 regarding transfer of drawing rights (whichever set of rules the Credit is subject to), all rights of the undersigned First Beneficiary in such Credit are transferred to the Second Beneficiary. The Second Beneficiary shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised directly to the Second Beneficiary without necessity of any consent of or notice to the undersigned First Beneficiary.

The original Credit, including amendments to this date, is attached and the undersigned First Beneficiary requests that you endorse an acknowledgment of this transfer on the reverse thereof The undersigned First Beneficiary requests that you notify the Second Beneficiary of this Credit in such form and manner as you deem appropriate, and the terms and conditions of the Credit as transferred. The undersigned First Beneficiary acknowledges that you incur no obligation hereunder and that the transfer shall not be effective until you have expressly consented to effect the transfer by notice to the Second Beneficiary.

If you agree to these instructions, please advise the Second Beneficiary of the terms and conditions of the transferred Credit and these instructions.

First Beneficiary represents and warrants to Transferring Bank that (i) our execution, delivery, and performance of this request to Transfer (a) are within our powers and have been duly authorized (b) constitute our legal, valid, binding and enforceable obligation (c) do not contravene any charter provision, by-law, resolution, contract, or other undertaking binding on or affecting us or any of our properties and (d) do not require any notice, filing or other action to, with, or by any governmental authority (ii) we have not presented any demand or request for payment or transfer under the Credit affecting the rights to be transferred, and (iii) the Second Beneficiary’s name and address are correct and complete and the transactions underlying the Credit and the requested Transfer do not violate applicable United States or other law, rule or regulation, including without limitation U.S. Foreign Asset Control regulations.

We further agree to indemnify and hold harmless you and each of your directors, officers and employees (each an “Indemnitee” and collectively, “Indemnitees”) from and against any losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) to which any Indemnitee may be subject or which any Indemnitee may incur, directly or indirectly, arising out of or relating to (i) any breach by us of the representations and warranties herein; and (ii) our failure to remit to you, upon demand, funds paid to us despite the Transfer.

Stby Appl Chg Rev. 11/15/2017	6

The Effective Date shall be the date hereafter on which Transferring Bank effects the requested transfer by acknowledging this request and giving notice thereof to Second Beneficiary.

WE WAIVE ANY RIGHT TO TRIAL BY JURY THAT WE MAY HAVE IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS TRANSFER

This Request is made subject to the same International Chamber of Commerce Publication as and if stipulated in the Credit (and the ISP 98 if not so stipulated) and is subject to and shall be governed by the laws of the State of New York, without regard to principles of conflict of laws. The undersigned submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, New York, for itself and its property and agrees that any such court shall be a proper forum for any action or suit brought by you.

(a) SIGNATURE GUARANTEED

Signature(s) with title(s) conform(s) with that/those on file with us for this individual, entity or company and signer(s) is/are authorized to execute this agreement.

(Print Name of Bank)

(Address of Bank)

(City, State, Zip Code)

(Print Name and Title of Authorized Signer)

(Authorized Signature)

(Telephone Number)

(Date)

Stby Appl Chg Rev. 11/15/2017	7

Sincerely yours,

(Print Name of First Beneficiary)

(Print Authorized Signers Name and Title)

(Authorized Signature)

(Print Second Authorized Signers Name and Title, if required)

(Second Authorized Signature, if required)

(Telephone Number/Fax Number)

As an alternative to the above “Signature Guarantee”, the following may be executed.

AUTHORIZED SIGNER CERTIFICATION

I the undersigned, DO HEREBY CERTIFY that I hold the following title: ☐ Secretary, ☐ Assistant Secretary, ☐ Chief Financial Officer, ☐ Chief Executive Officer, ☐ President, ☐ Vice President, ☐ Treasurer, ☐ Managing Member, ☐ Manager, or ☐ Other                              and I am authorized to certify on behalf of the First Beneficiary, as of the date of this Authorized Signer Certification, that the person(s) named above presently holds the office set forth below such person’s name, and below the officer designation is the genuine signature of such person.

That such person named above (an “Authorized Officer”), is authorized on behalf of the First Beneficiary to enter into or execute and deliver this request to transfer a letter of credit issued by JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, the “Bank”) including the above terms and conditions included in such Request for a Full Transfer of a Standby Letter of Credit.

WITNESS WHEREOF, I have hereunto subscribed my name this             day of         , 20        .

*By:
(Signature)
Name:

(*The person making this certification may not be the Authorized Officer signing the above Request for a Full Transfer of a Standby Letter of Credit).

DRAFT ACCEPTED BY:

PELOTON INTERACTIVE, INC.

Authorized signer’s signature

Name, title, date for authorized signer

EXHIBIT K-1

SECURITY DEPOSIT REDUCTION

Provided that no Event of Default has occurred and is then continuing, the amount of the Security Deposit required under the Lease shall be reduced by the following amounts on the following dates and Tenant shall be permitted to submit a replacement Letter of Credit in such lower amount in accordance with the terms of the Lease:

(i) on the third (3rd) anniversary of the Rent Commencement Date, the amount obtained by multiplying (x) 3, by (y) the initial monthly installment of Fixed Rent for the then-applicable Premises;

(ii) on the sixth (6th) anniversary of the Rent Commencement Date, the amount obtained by multiplying (x) 3, by (y) the initial monthly installment of Fixed Rent for the then-applicable Premises; and

(iii) on the ninth (9th) anniversary of the Rent Commencement Date, the amount obtained by multiplying (x) 1, by (y) the initial monthly installment of Fixed Rent for the then-applicable Premises.

Notwithstanding the foregoing and/or anything to the contrary set forth in the Lease and/or any other exhibits, except for the provisions of Section 5.01 of the Lease, which shall be controlling, should Tenant become a publicly traded company with a market cap of $2 billion or greater, the Security Deposit required under the Lease will immediately burn down to three (3) months of the initial monthly installment of Fixed Rent for the Premises, provided, however, that in no event shall such reduction occur prior to the Rent Commencement Date.

EXHIBIT L

WORK LETTER

LANDLORD’S WORK; TENANT’S WORK; WORK ALLOWANCE

Section 1. Landlord’s Work.

(a) Landlord shall have no obligation to perform any work, installation or improvements or supply any materials or equipment in or to the Premises or provide Tenant with any monetary contribution, rent credit or other allowance in order to initially prepare the Premises for Tenant’s occupancy except as specifically set forth in the Lease, this Exhibit L, or the Schedules annexed hereto.

(b) Landlord, at its sole cost and expense and in a good and workmanlike manner and in compliance with all applicable Laws, shall perform or cause to be performed by Landlord’s designated contractor and/or construction manager: (x) that certain work and initial improvements to the Premises shown on Schedule 1 annexed hereto (hereinafter called “Landlord’s Work”). Landlord anticipates that Landlord’s Work will be substantially completed prior to August 1, 2019 (the “Anticipated Delivery Date”), provided that in no event shall the Commencement Date be deemed to occur prior to August 1, 2019 unless Tenant takes occupancy of the Premises or any portion thereof to commence actual performance of Tenant’s Work. Landlord agrees to obtain LEED Gold v3 certification for the Building after the Building is substantially completed.

(c) (i) The Anticipated Delivery Date shall be extended by one day for each day that Landlord is delayed in substantially completing Landlord’s Work by reason of Force Majeure or a Tenant Delay. If Landlord’s Work is not substantially completed and/or the Commencement Date does not occur on or prior to December 1, 2019 (as such date shall be extended by Force Majeure and Tenant Delays), Landlord shall have no liability in connection therewith except that Tenant shall be entitled to an abatement in all Rent (in addition to any other Rent abatements expressly provided for in the Lease) equal to (x) one (1) day for each day after December 1, 2019 (as the same shall be so extended by Force Majeure and Tenant Delays) that Landlord’s Work is not substantially completed and/or the Commencement Date does not occur, and (y) two (2) days for each day after January 15, 2020 (as extended by Force Majeure) that Landlord’s Work is not substantially completed and/or the Commencement Date does not occur.

(ii) If Landlord’s Work has not been substantially completed and/or the Commencement Date has not occurred on or prior to the first anniversary of the Anticipated Delivery Date (as the same may be extended by up to ninety (90) days of Force Majeure or unlimited days of Tenant Delay), Tenant shall have the right to terminate the Lease as set forth in this Subsection l(c)(ii). If Tenant alleges the Landlord’s Work has not been substantially completed and/or the Commencement Date has not occurred prior to the first anniversary of the Anticipated Delivery Date (as the same may have been so extended by Force Majeure and Tenant Delays), Tenant shall send notice to Landlord within ten (10) days after the first anniversary of the Anticipated Delivery Date as so extended (the “Termination Date”), specifying in reasonable detail which items of Landlord’s Work have not been substantially completed and/or conditions of the Commencement Date not then satisfied prior to the Termination Date and indicating whether Tenant intends to terminate the Lease (“Tenant’s Work Notice”). Unless within thirty (30) days after receipt of Tenant’s Work Notice, Landlord shall either (x) substantially complete Landlord’s Work and/or cause the Commencement Date to occur, as applicable or (y) dispute in good faith, by delivery of notice to Tenant refuting in reasonable detail the assertions contained in Tenant’s Work Notice, Tenant shall have the right to terminate the Lease effective as of the date which is thirty (30) days after the date of Tenant’s Work Notice. If Landlord disputes Tenant’s Work Notice in a timely manner pursuant to the preceding sentence, Tenant shall have no right to terminate the Lease unless and until Landlord settles such dispute with Tenant or such dispute is otherwise resolved in Tenant’s favor. If this Lease is terminated by Tenant pursuant to this Subsection l(c)(ii), Landlord shall return the Security Deposit and all prepaid rent to Tenant and shall reimburse Tenant for its reasonable, out of pocket expenses, not to exceed $500,000 in the aggregate, for (x) negotiating and consummating this Lease (including, without limitation, legal fees in negotiating this Lease) and (y) Soft Costs, within thirty (30) days after Tenant shall receive an itemized invoice for such expenses.

(d) Tenant acknowledges and agrees that although Tenant may request that Landlord make modifications to Landlord’s Work, it shall be within Landlord’s sole and complete discretion whether or not to make any changes or revisions to Landlord’s Work and Landlord shall have not liability to Tenant and Tenant shall make no claims against Landlord should Landlord refuse to make any such modifications for any reasons.

(e) For the purposes of this Exhibit L, the following definitions shall apply:

(i) The terms “substantially complete”, “substantially completes”, “substantially completed” and “substantial completion” shall mean the date when Landlord’s Work items then remaining to be done, if any, consist solely of minor “punch list” items the absence of which does not materially affect or delay Tenant’s performance of Tenant’s Work in the Premises. Notwithstanding any language to the contrary contained in the Lease or this Exhibit L or the schedules hereto, in no event shall the items of work listed on Schedule 2 (the “Excepted Items”) to this Work Letter be required to be completed in order for Landlord’s Work to be deemed substantially completed. The date on which Landlord’s Work is substantially completed, or is deemed to be substantially completed, is hereinafter called the Substantial Completion Date. Landlord shall diligently pursue completion of the Expected Items and the Excepted Items shall be completed reasonably promptly after the Substantial Completion Date in accordance with the outside dates (where applicable) outlined on Schedule 2. Should Tenant commence actual construction of Tenant’s Work in any portion of the Premises, the date on which such work shall commence shall be deemed to be the Substantial Completion Date for purposes of determining the Commencement Date and Tenant’s rights to any rent abatement and/or lease termination pursuant to Section 1(b). Tenant understands and agrees that the commencement of Tenant’s Work in any portion of the Premises shall determine the Commencement Date and the cessation of lack of a rent abatement for the entire Premises. If the Substantial Completion Date should be a date on which Landlord’s Work is “deemed” to have been substantially completed, Landlord agrees it shall complete any Landlord’s Work which is outstanding as well as any “punch list” items set forth on the “Work Punchlist Notice” (as hereinafter defined) and latent defects as set forth herein.

(ii) The term “Tenant Delay” shall mean any actual delay in substantial completion of Landlord’s Work caused by (i) any act or omission (where there is a duty to act) committed by Tenant or Tenant’s employees, agents, contractors, subcontractors, suppliers or representatives or any Affiliate of Tenant, any subtenant of Tenant or any other occupant of the Premises acting through or under Tenant, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, guests and invitees and representatives, (ii) Tenant’s Work, (iii) any revision proposed by Tenant to plans for Tenant’s Work, (iv) delays by Tenant beyond prescribed time periods, if any, in submission of information or giving required authorizations or approvals, (v) delays due to the postponement of any work performed by Landlord at the written request of Tenant, (vi) the failure of Tenant to respond to any Landlord notice beyond prescribed time periods, if any, or (vii) Tenant’s failure to perform any of its obligations under this Lease, subject in each event to the terms of Section 1(g) below.

(iii) The term “Force Majeure” shall mean the inability of either party to perform an obligation accruing under this Lease by reason of strikes or lockouts, the inability to secure labor, materials or supplies due to widespread shortages, governmental preemption, priorities, restrictions, regulations or other controls in connection with a national or other public emergency, acts of God, war or terrorism, casualty or by reason of any other similar cause beyond the reasonable control of such party, but in no event shall lack of funds be considered as Force Majeure.

(f) At least two (2) weeks in advance of the date that Landlord anticipates substantial completion of Landlord’s Work, Landlord shall provide Tenant with a notice of such date (the “Substantial Completion Notice”). Within three (3) Business Days following Tenant’s receipt of the Substantial Completion Notice, Landlord and Tenant shall work together in good faith to promptly schedule a joint walk-though of the Premises. Within five (5) Business Days following such walk-through of the Premises, Tenant shall have the right to furnish Landlord with a written notice (herein, the “Punchlist Notice”) specifying Tenant’s determination of any “punch list” items (with said “punch list” being delivered in a commercially reasonable form) remaining to be completed or disputing that substantial completion of Landlord’s Work has occurred. Tenant’s failure to deliver the Punchlist Notice within the aforesaid five (5) Business Day period shall constitute Tenant’s irrevocable and unconditional waiver of any right that Tenant might otherwise have had, whether under this Lease or otherwise, to cause Landlord to complete any “punch list” items related to Landlord’s Work; but nothing contained in this sentence shall be construed to abrogate Landlord’s obligations set forth elsewhere in this Lease to deliver services or make repairs. Landlord shall commence completion of the Landlord’s Work punch list items as soon as reasonably possible following the date of the Punchlist Notice, and diligently pursue completion thereof, provided that in all events, Landlord shall complete all Landlord’s Work punch list items within ninety (90) days following the date of the Punchlist Notice, subject to Force Majeure, and Tenant Delays.

(g) Notwithstanding anything to the contrary contained in this Lease, no condition shall be deemed to be a Tenant Delay unless and until Landlord shall give Tenant notice of such suspected Tenant Delay condition (“Landlord’s Notice of Tenant Delay”). For purposes of determining the Commencement Date, and whether additional abatements of rent or lease termination are available to Tenant, substantial completion of Landlord’s Work shall be deemed to have occurred on the date that substantial completion of Landlord’s Work would have occurred but for such Tenant Delay . If Landlord’s Notice of Tenant Delay is given more than 3 Business Days after Landlord has actual knowledge of the existence of Tenant Delay (“Date of TD Knowledge”), then the Tenant Delay period shall exclude the number of days from the fourth Business Day following the Date of TD Knowledge. If Landlord shall incur any additional costs or expenses in performing Landlord’s Work as a result of a Tenant Delay, Tenant shall reimburse Landlord for such actual costs and expenses within twenty (20) days after receipt of an invoice therefor detailing such costs and expenses.

(h) Notwithstanding any language to the contrary contained in this Exhibit L, Landlord shall be responsible for repairing any latent defect in Landlord’s Work, provided such defect is not caused solely or in part by Tenant or its employees and contractors, and further provided that Tenant notifies Landlord of any such latent defect within one (1) year following the Substantial Completion Date. Any defect in Landlord’s Work which is discoverable by reasonable inspection shall not be considered to be a latent defect. Tenant shall be responsible for repairing, at Tenant’s sole cost, any latent defect not reported to Landlord in such notice. This Subsection 1(h) shall not be construed as imposing any other liability on Landlord with respect to latent defects except as specifically set forth herein, nor shall it be construed to abrogate any of Landlord’s specific obligations under this Lease including to deliver services or make repairs.

Section 2. Tenant’s Work. For purposes hereof, the following terms shall have the following meanings:

(i) “Electric Closet Work” shall mean the installation of panels and transformers by Tenant as part of Tenant’s Work in the electric closets on each floor of the Premises are located, which work shall be performed in accordance with all applicable Legal Requirements which shall be part of Tenant’s Work.

(ii) “Tenant’s Work” shall mean the construction and finishing of the Premises (including without limitation the Electric Closet Work) by Tenant for its initial occupancy.

(a) Tenant hereby covenants and agrees that Tenant will, at Tenant’s own cost and expense (subject to the terms hereof), and in a good and workmanlike manner, perform Tenant’s Work in accordance with the provisions of Article 4, Exhibit C-2 and the Initial Alterations Rules and Regulations attached to this Exhibit L as Schedule 3. In the event of any discrepancy between the provisions of Article 4 of the Lease and this Exhibit L (including the Schedules to this Exhibit L), the provisions of this Exhibit L shall control with respect to Tenant’s Work. The provisions of Exhibit C-l shall not be applicable to Tenant’s Work but Schedule 3 to this Exhibit L shall apply in lieu thereof.

(b) Tenant, at Tenant’s expense, shall prepare a final plan or final set of plans and specifications (which said final plan or final set of plans and specifications, as the case may be, are hereinafter collectively called the “final plan”) which shall contain complete information and dimensions necessary for the construction and finishing of the portion(s) of the Premises in which any Tenant’s Work is being performed. Each final plan shall be submitted by Tenant to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. Tenant shall pay to Landlord, as Additional Rent, within twenty (20) days after demand , together with reasonably supporting documentation, all actual, reasonable out of pocket third-party costs and expenses incurred (including, without limitation, the actual, reasonable fees of any third-party architect or engineer engaged by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing the final plan and any modifications thereto, provided however that, notwithstanding anything to the contrary set forth in the Lease and/or any exhibits, Tenant shall not be liable for fifty (50%) percent of the first Two Hundred and Fifty Thousand ($250,000) of such costs and expenses, but Tenant shall be responsible for the payment of all such costs and expenses in excess of Two Hundred and Fifty Thousand ($250,000) Dollars. Landlord shall respond to Tenant’s request for approval of any proposed Tenant’s Work Alterations or final plan therefor within fifteen (15) Business Days after Landlord’s receipt of such request for approval and/or such final plan, by granting approval therefor or denying approval and providing reasonably detailed objections in connection therewith. If Landlord shall fail to approve or disapprove (with reasonably detailed objections) Tenant’s written request for approval of any Tenant’s Work Alterations or final plan (herein called an “Request”) within fifteen (15) Business Days after such Request is received by Landlord, then Tenant shall have the right to give to Landlord a second request for approval (herein called a “Second Request”). If Landlord shall fail to approve or disapprove (with reasonably detailed objections) a Second Request within five (5) Business Days after Landlord’s receipt thereof, Tenant shall have the right to give to Landlord a third request for approval (herein called a “Third Request”). If Landlord shall fail to approve or disapprove (with reasonably detailed objections) a Third Request within five (5) Business Days after Landlord’s receipt thereof, then, as Tenant’s sole remedy for such failure, and provided that the Third Request contains the language specified below, such Third Request shall be deemed approved by Landlord upon the expiration of such five (5) Business Day period. Tenant agrees that the Third Request shall refer specifically to this subsection 2(ii)(b) and state that Landlord must respond to the Third Request within five (5) Business Days after Landlord’s receipt or such Third Request shall be deemed approved. As a condition to the effectiveness of such Third Request, it shall contain a statement in at least 12-point bold type and capital letters stating that it is a “DEEMED APPROVAL NOTICE”. If the Third Request shall relate to any Tenant’s Work that affects the structure of the Building or any of the Building systems or any area outside of the Premises, the periods specified in this subsection 2(ii)(b) shall each be extended by four (4) Business Days.

(c) Landlord shall sign, to the extent required, all applicable applications to the DOB for permits for Tenant’s Work within seven (7) Business Days after it receives the same from Tenant (even if the same shall be prior to Landlord’s approval of plans and specifications therefor). Landlord and Tenant agree that Landlord’s signature of a permit application with respect to Tenant’s Work shall not be considered Landlord’s approval of the applicable Tenant’s Work for the final plan or waiver of any rights Landlord has under Section 2 (b) hereof. Nothing contained in this Section 2(c) shall be deemed to (i) require Landlord to sign any application which Landlord reasonably believes to contain inaccurate information, (ii) impose on Landlord any obligation to verify the accuracy of any information contained in any such application or (iii) constitute Landlord’s representation or agreement as to the accuracy of any information contained in any such application.

(d) For work on floors 4-10 and the Lower Level Premises, Landlord will pursue a core and shell zero occupancy Temporary Certificate of Occupancy ( the “Zero TCO”) and endeavor to obtain the same by December 31st 2019 (“Zero TCO Delivery Date”) including commissioning of all building systems required to achieve the Zero TCO. The Zero TCO Delivery Date shall be extended by one day for each day that Landlord is delayed in substantially completing Landlord’s Work by reason of Force Majeure or a Tenant Delay. If the Zero TCO is not obtained (including commission of all building systems required to achieve the Zero TCO) by on or prior to December 31, 20 19 (as such date shall be extended by Force Majeure and Tenant Delays), Landlord shall have no liability in connection therewith except that Tenant shall be entitled to an abatement in all Rent (in addition to any other Rent abatements expressly provided for in the Lease) equal to (x) one (1) day for each day after April 1st, 2020 (as the same shall be so extended by Force Majeure and Tenant Delays) that the Zero TCO is not obtained (including commissioning of all building systems required to achieve the Zero TCO), and (y) two (2) days for each day after May 15th, 2020 (as extended by Force Majeure and Tenant Delays) that the Zero TCO is not obtained (including commissioning of all building systems required to achieve the Zero TCO). For the avoidance of doubt, Tenant shall have no ability to terminate the lease due to Landlord’s delay or inability to obtain the Zero TCO. Tenant shall be responsible at Tenant’s cost and expense to obtain an amendment of the Zero TCO to permit Tenant’s occupancy of the Premises, provided however that Landlord shall provide at Landlord’s cost the base building fire alarm system available at the core for Tenant’s connection and the temporary sprinkler loops required the law. Tenant shall coordinate its filing for work permits with the DOB and the sequence of the performance of Tenant’s Work with Landlord’s election so as not to delay the issuance of the Zero TCO ( i.e. including not connecting its MEP and life safety systems to the core and shell systems until a Zero TCO is achieved). Landlord shall cooperate with Tenant’s efforts to obtain such modification; provided, that (x) the content of such change does not materially adversely affect Landlord’s or any other tenant’s or occupant’s use of portions of the Building not comprising the Premises and (y) the content of such change will not materially and adversely affect Landlord’s ability to obtain a valid construction permit for any work Landlord may in good faith wish to perform in the Building provided however that Landlord may, in Landlord’s sole discretion, but shall not be obligated to, include in its application for a Zero TCO, any modifications requested by Tenant (e.g. application for a Public Assembly permit).

Any delay in the issuance of the Zero TCO by reason of Tenant’s Work or applications to the DOB in connection therewith shall constitute a Tenant Delay provided that Landlord shall first notify Tenant thereof in accordance with Section 1(g) hereof. Within five (5) business day following Tenant’s request therefor, Landlord shall provide to Tenant a sufficient number of ACP 5 certificates in order for Tenant to obtain a building permit to perform Tenant’s Work.

(d) Subject to Force Majeure, Tenant shall have exclusive access to (X) one (1) low-rise elevator and (Y) one (1) high-rise elevator (such elevators are hereinafter called “Tenant Freight Elevators”) for construction workers’ transportation in connection with the performance of Tenant’s Work during the period (the “Exclusive Elevator Period”) from the Substantial Completion Date through the earlier of (i) substantial completion of Tenant’s Work, or (ii) twelve (12) months following the Substantial Completion Date for the low- rise elevator and with respect to the high-rise elevator, the earlier of (1) nine (9) months following the

Substantial Completion Date or (2) the date which is seven (7) weeks prior to the occupancy of space in the high rise elevator bank by another tenant. Landlord shall provide, at Tenant’s expense, any operators and other personnel required in connection with the operation of Tenant’s Freight Elevators. Tenant, within thirty (30) days after its receipt of a demand therefor (accompanied by reasonable back-up documentation therefor), shall reimburse Landlord all reasonable costs incurred by Landlord with respect to Tenant’s Freight Elevators, including, without limitation, (i) all amounts incurred by Landlord for the electricity consumed in the operation of Tenant’s Freight Elevators, and (ii) any amounts reasonably incurred by Landlord in connection with the operation, maintenance and repair of Tenant’s Freight Elevators.

(f) Subject to Force Majeure, Tenant shall have the right to use the core and shell freight elevator for four (4) hours a day during Business Hours, as scheduled by Landlord from the Commencement Date through the substantial completion of Tenant’s Work. If Tenant shall desire to perform Tenant’s Work during non-Business Hours, Tenant shall procure at its expense, all necessary work permits and Landlord shall, at Tenant’s sole cost, provide requisite security personnel to secure the Premises and Building if in Landlord’s reasonable judgment, Landlord’s security personnel are insufficient for that purpose.

(g) If Tenant shall perform Tenant’s Work during Non-Business Hours when Landlord’s contractor is not on site, Tenant shall be responsible for paying the overtime cost for an elevator operator during such Non-Business Hours at one hundred twenty-five dollars per hour ($125/hour) for a minimum of a four (4) hour shift on weekends and Holidays, and a one (I) hour minimum for Business Days provided such dollar amount shall be increased on each anniversary of the date of this Lease in the same percentage as the increase in the CPI over the Base CPl. The overtime cost for additional security will be billed at then published Landlord hourly rates issued each year on January 1st which will be comparable to similar Class A office building in midtown, New York City.

(h) It is understood that if Landlord is obligated to provide cleaning services to any portion of the Premises, then notwithstanding such obligation under this Lease, Landlord shall not be obligated to provide such cleaning services to any portion of the Premises in which Tenant’s Work is being performed until Tenant notifies Landlord (via email) that Tenant has substantially completed the performance of such Tenant’s Work in such portion of the Premises and commenced occupancy for the regular conduct of Tenant’s business. Tenant shall be responsible for removal of Tenant’s refuse and rubbish from the applicable portions of the Premises during the period that Tenant’s Work is in progress in such portions of the Premises. In addition, Tenant shall, in connection with the movement of workers and materials to and from the applicable portions of the Premises on any multi-tenanted floors, use protective floor boards and wall covering in the public corridor giving access to such portions of the Premises from the elevators.

(i) Tenant shall have the right to access the Premises prior to the Substantial Completion Date by giving no less than two (2) days advance written notice by electronic mail to tfarrell@covepg.com solely for the purpose of surveys of the Premises for design purposes; provided that (1) Tenant shall be responsible for any damage caused to the Premises and/or the Building solely and directly by Tenant, its personnel and/or contractors in connection with such early access, and (2) Tenant, its personnel and/or contractors shall not unreasonably delay or interfere with Landlord’s performance of Landlord’s Work.

Section 3. Work Allowances. For purposes hereof, the following terms shall have the following meanings:

(a) “Work Allowance” shall mean an allowance which shall be granted to Tenant by Landlord in the aggregate amount of Twenty Seven Million Eight Hundred Ninety-Eight Thousand One Hundred and Five and 00/100 Dollars $27,898,105.00, which Work Allowance shall, except as hereinafter set forth, be applied against the hard cost and expense incurred by Tenant in connection with the Premises; provided, however, that Tenant may apply up to an aggregate of twenty percent (20%) of the amount of the Work Allowance for the costs of the design consultant, architect, legal, project management, expeditor, and engineer fees, costs of filing of applying and receiving construction permits, (collectively, “Soft Costs”) incurred by Tenant in connection with the performance of Tenant’s Work. In the event that the cost and expense of Tenant’s Work in the Premises shall exceed the amount of the Work Allowance, Tenant shall be entirely responsible for such excess.

(b) “Electric Closet Work Allowance” shall mean an allowance which shall be granted to Tenant by Landlord in the aggregate amount of One Hundred Fifty Thousand ($150,000) Dollars which shall, except as hereinafter set forth, be applied against the cost and expense incurred by Tenant in connection with the Electric Closet Work for floors 4 through 10 of the Premises. In the event that the cost and expense of the Electric Closet Work shall exceed the amount of the Electric Closet Work Allowance, Tenant shall be entirely responsible for such excess, subject to the terms hereof relating to the Work Allowance.

(c) Anything to the contrary herein notwithstanding, subject to the terms and conditions of Section 3(a) above, Tenant shall be entitled to utilize any portion of the Work Allowance for any portion of Tenant’s Work, irrespective of in which portions of the Premises such Tenant’s Work is being performed.

(i) Tenant may request disbursement of the Work Allowance from time to time during the course of Tenant’s Work (but not more frequently than monthly) in accordance with the following. If Tenant shall submit to Landlord a written request for disbursement (a “Tenant Requisition”) prior to the first of any calendar month, then provided that Tenant is not in default hereunder beyond any applicable notice and cure periods, and subject to Landlord’s review and approval of the Tenant Requisition, the installment of the Work Allowance requested shall be payable to Tenant on or before the fifth (5th) of the second calendar month following the month in which such Tenant Requisition was made. Each Tenant Requisition shall be accompanied by (1) paid invoices for the portion of Tenant’s Work referenced in such Tenant Requisition, (2) a certificate signed by a licensed architect certifying that the portion of Tenant’s Work referenced in said Tenant Requisition and represented by the aforesaid invoices has been satisfactorily completed in accordance with Tenant’s final plan, (3) partial lien waivers (in recordable form and form satisfactory to Landlord) from contractors, subcontractors and all materialmen who shall have performed any such work releasing Tenant from liability for the same, (4) a summary executed G702/703, and (5) a statement specifying the total Work Allowance, the amount of the Work Allowance drawn prior to the relevant Tenant

Requisition and the remaining amount of the Work Allowance. Upon request from Landlord, Tenant shall furnish to Landlord copies of its contract for the performance of Tenant’s Work and any change orders thereto. Landlord shall be permitted to retain from each disbursement of the Work Allowance an amount equal to ten (10%) percent of the amount requested to be disbursed by Tenant. The aggregate amount of the retainages shall be paid by Landlord to Tenant upon substantial completion of Tenant’s Work and upon Landlord’s receipt from Tenant of (i) a certificate signed by a licensed architect certifying that Tenant’s Work has been satisfactorily completed in accordance with the final plan, (ii) final as built plans and specifications ( which may be approved plans with field variations noted thereon) and CAD files on diskette in AutoCAD.DWG format or compatible DXF format, in each case showing the exact nature and location of Tenant’s Work, as the same has been built, including all existing conditions, and all Building Department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover, (iii) final lien waivers (in recordable form and form satisfactory to Landlord) from all contractors and subcontractors performing Tenant’s Work, and (iv) all sign offs by applicable divisions of the New York City Department of Buildings (“DOB”) and evidence of closure of all open Tenant applications with the DOB.

(ii) Provided that Tenant is not in default hereunder beyond all applicable notice and cure periods, the Electric Closet Work Allowance shall be disbursed to Tenant within sixty (60) days after the submission of a Tenant Requisition and in installments as Tenant’s Electric Closet Work progresses, but in no event more frequently than on a monthly basis. Each Tenant’s Requisition for the Electric Closet Work Allowance which shall be accompanied by (1) paid invoices for the portion of Tenant’s Electric Closet Work referenced in such Tenant Requisition, (2) a certificate signed by Tenant’s officer certifying that the portion of Tenant’s Electric Work referenced in said Tenant Requisition and represented by the aforesaid invoices has been satisfactorily completed, and (3) lien waivers (in recordable form and form otherwise reasonably satisfactory to Landlord) from contractors, subcontractors and all materialmen who shall have performed any such work releasing Tenant from liability for the same.

(iii) If a Tenant Requisition is due hereunder by Landlord (and provided Tenant has provided Landlord with the documentation required under this Exhibit L with respect to such Tenant Requisition), such Tenant Requisition is not timely paid by Landlord, then, provided that there is no bona fide dispute with respect to the work performed pursuant to the Tenant Requisition, Tenant shall have the right to send a request to Landlord to pay such Tenant Requisition, and if Landlord shall not have paid the Tenant Requisition within twenty (20) days after such request, Tenant shall have the right to have such unpaid Tenant Requisition credited against the next installment(s) of Fixed Rent and Additional Rent becoming due under this Lease, provided Tenant first gives at least ten (10) Business Days’ notice to Landlord in connection therewith, which notice shall state in 12-point bold type and capital letters at the top of such notice stating “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED” as a condition to the effectiveness thereof.

(d) At any and all times during the progress of Tenant’s Work, (i) Landlord’s contractors shall have the right of access to the Premises to complete items of Landlord’s Work, the Excepted Items and any punchlist items and (ii) representatives of Landlord shall have the right of access to the Premises and inspection thereof upon reasonable notice to Tenant thereof; provided that any such access or inspection is reasonable and Landlord minimizes any interference or disruption of the performance of Tenant’s Work (and in the case of any such unreasonable interference or disruption and notice thereof from Tenant to Landlord, Landlord shall immediately cease such interference or disruption); provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection (other than that resulting from Landlord’s negligence or willful misconduct).

(e) No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Work Allowance.

(f) Landlord shall be responsible for repairing any latent defect in Landlord’s Work; provided such defect is not caused solely or in part by Tenant or its employees and contractors, and further provided that Tenant notifies Landlord of any such latent defect within one (1) year following the Substantial Completion Date. Tenant shall be responsible for repairing, at Tenant’s sole cost, any latent defect not reported to Landlord in such notice. This Subsection 3(f) shall not be construed as imposing any other liability on Landlord with respect to latent defects except as specifically set forth herein, nor shall it be construed to abrogate any of Landlord’s obligations under this Lease to deliver services or make repairs.

(g) Any dispute between Landlord and Tenant with respect to the occurrence of substantial completion, payment of a Tenant Requisition, a latent defect, Tenant Delay or Force Majeure shall be resolved by expedited arbitration in accordance with Article 14 of the Lease.

(h) Section 4. Lower Level Work

Section 4. Lower Level Work

(a) As part of Landlord’s Work, Landlord shall perform the work (the “Lower Level Work”) in the Lower Level shown on the plans and specifications (the “LL Plans”) annexed hereto as Schedule 5 at Tenant’s expense, for a fixed cost of $1,786,795 (the “Lower Level Budget”). The actual cost incurred for the completion of the Lower Level Work (but not exceeding the Lower Level Budget, except if incurred as a result of a Change Order (as defined below) shall be deducted from the amount of the Work Allowance on a monthly basis. Upon completion of the Lower Level Work, any positive difference between the Lower Level Budget and actual cost incurred in completion of the Lower Level Work shall not be reimbursed to Tenant or subject to rental offset. For the avoidance of doubt, the Lower Level Budget shall include a 10% cost contingency which shall be used to address any incremental costs arising from (x) unforeseen site conditions that Landlord should not reasonably have known about or been able to foresee or (y) changes required to comply with Applicable Law or (z) changes required to correct any errors or omissions in the LL Plans (collectively “LL Plans Contingency Changes”). Any LL Plans Contingency Changes which result in any material reduction in the size, or reconfiguration of the Lower Level will require Tenant’s prior written approval as to the manner in which Landlord proposes to address the site conditions, comply with Applicable Law or correct any errors or omissions in the LL Plans, as the case may be. Tenant agrees that its approval to such LL Plans Contingency Changes shall not be unreasonably withheld or delayed and Tenant shall respond to Landlord’s request for approval of any such LL Plans Contingency Changes within five (5) Business Days after receipt of such request. If Tenant fails to respond within such period, Tenant shall be deemed to have approved such LL Plans Contingency Changes. Any dispute in connection with this Section 4( c) shall be resolved in accordance with Article 14 of this Lease.

(b) Tenant shall have the right to request changes to the LL Plans at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, and in Landlord’s sole discretion will not affect the issuance of the Zero TCO or the performance of Landlord’s Work, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost resulting from said Change Order (the “Change Order Memorandum”). Tenant shall, within five (5) days following Tenant’s receipt of the Change Order Memorandum, either (x) execute and return the Change Order Memorandum to Landlord, or (y) retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, the cost of performing the work resulting from the Change Order, as set forth in the Change Order Memorandum. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum executed by Tenant and, Tenant has paid Landlord in full for said Change Order. Notwithstanding anything herein set forth to the contrary, in no event shall Landlord be responsible for payment of any costs attributable to a Change Order (as said term is defined below) including, without limitation, architectural review, construction drawing revisions or creation, technological consulting, engineering, space planning, expediter, permitting, filing and/or inspection fees, fees for municipal and other governmental permits, licenses and other sign-offs, consents and approvals and all other costs attributable to any such Change Order.

SCHEDULE 1

LANDLORD’S WORK

PREMISES WORK

I.	Floors, Ceilings and General Structure

a.

Podium floors 4 through 8: The existing structure is cast in place concrete; exposed structural arch (underside of structure—‘ceilings’) to be delivered free of appurtenances, piping, hangers, brackets, junction boxes, conduit, cabling and lighting, etc. that are not required and/or abandoned. Surfaces which, in some areas, are painted, to be patched flush with adjacent surfaces. Spalls greater than 1” wide and 1” deep will be filled; abandoned electrical boxes cast in concrete will be left in place. Existing concrete floors will be delivered as is, except for filling of spalls and divots as noted above.

b.

Tower Floors 9 through 10: New construction, structural steel frame and concrete on metal deck delivered with a trowel finish. All new trowel-finished slab shall achieve an overall tolerance of 1⁄4 inch in 10’ and no more than +/-1 inch overall from theoretical. Landlord to provide survey.

2.	Walls

a.	The exterior walls will be weather-tight sufficient to protect the interior from inclement weather (including temporary doors at hoist entrance until such time as hoist is removed).

b.	As an additional Landlord’s work item, Landlord shall provide insulation and sheetrock as follows:

i.	Podium Floors 4 through 8:

1.	Below the window - GWB from floor to sill, finished to receive paint

2.	Above the window frames -GWB from window frame to slab above, finished to receive paint

3.	Perimeter columns to be structural concrete only, no GWB lamination.

ii.	Tower Floors 9 and 10:

1.	Below the window—GWB from floor to sill, finished to receive paint

2.	Above the window frames - GWB to 6” above window, finished to receive paint

3.	All Perimeter columns to be structural steel with spray on fireproofing only, no GWB lamination.

c.	Surveyor’s “benchmark” will be provided at each typical floor elevator lobby indicating final sill height and elevator drywall lobby finish location.

d.	Core walls (core and egress stairs) facing tenant space of the Floor will be furred taped and spackled and finished ready to paint drywall.

3.	Columns

a.	Podium Floors 4 through 8: Perimeter and interior columns to be exposed structural concrete. The columns are a combination of existing (including some painted) and new reinforced columns.

b.	Tower Floors 9 and 10: Perimeter and interior columns to be exposed structural steel with spray-on fireproofing.

4.	Windows

a.	Windows shall be delivered new and sealed, consistent with the delivery condition in Landlord’s marketing suite, excluding the western lot line windows.

b.	Façade for the entire demise shall be installed and watertight including insulation between the curtain wall and the slab.

5.	Restrooms

a.

Typical restrooms are comprised of floor, walls, ceiling and internal finishes, toilet partitions, vanity units, mirrors, sanitary fittings, associated plumbing, lighting, power and ductwork. Restroom slabs are depressed to allow for a finished floor build-up, including floor drains and associated waterproofing.

b.

The quantity of fixtures provided, based on the applicable codes and regulations, exceed the requirements (by a minimum of code +1) on a floor-by-floor indoor population basis with an average population density derived from preferred test fits at a 50:50 male/female ratio.

c.	Restroom room finishes:

i.	Walls: Painted drywall/ceramic tile/wall covering.

ii.	Floor and Base: Ceramic/porcelain tile.

iii.	Ceilings: Painted drywall.

iv.	Doors: Painted hollow metal.

v.	Toilet Partitions: Floor-mounted anodized aluminum or custom laminate.

vi.	Lighting: Recessed down lights, cove lighting, and frontal lighting at vanity mirrors.

vii.	Miscellaneous: Stainless Steel Mirrors, double toilet paper holders, paper towel dispensers, towel bins, seat cover dispensers, and soap dispensers. Female restrooms have handbag shelves.

viii.	Vanities: Granite/stone or equivalent.

d.

Core restrooms on Podium floors 4 through 8 and Tower floors 9 and 10 will be completed and operational. Provisions for additional connections to toilet exhaust riser are provided. Tenant is responsible for protecting and cleaning the Restrooms within their premise if using during construction by Tenant’s construction workers.

6.	Mechanical/HVAC

a.	All air conditioning units are installed and operational.

b.

Delivery of the main HVAC duct complete with fire dampers, fire/smoke dampers, smoke detection, etc. tied into the Building life safety systems at the walls of HVAC trunk duct with acoustic silencer is stubbed outside each MER for Tenant’s connection. Units shall be fully operation for Tenant at this time.

c.	Heating Plant - Two (2) 2.5” heated water lines with valved outlets capped at each floor off Landlord’s boiler plant shall be installed. Landlords heating system should be operational.

d.	BMS System - BMS system to be installed and fully operational. Tenant may connect into the base building BMS system or install its own system as it desires.

7.	Electrical

a.	New electrical bus ducts have been installed in the core with take-off switches and metering.

b.

A new 1250 kW diesel-engine emergency generator and 480/277V emergency distribution circuit breakers, integral to the generator, will be provided to serve the Building’s code required life safety and standby loads, with 134 kW of spare capacity available for Tenant’s use at Tenant’s cost.

c.	Emergency power for Tenant’s emergency lighting system shall be brought to each floor of the premises.

8.	Plumbing

a.	Valved outlets are available at the core for Tenant’s use. Landlord risers have been installed and system operational.

9.	Fire Protection

a.

Combination standpipe sprinkler risers have been provided in the core, and a temporary construction sprinkler loop has been installed from stair to stair. Tenant to remove temp loop and extend sprinkler service to Premises. Tenant shall not be required to drain temporary sprinkler loop while performing its work. System shall be operational. Tamper switches have been connected to the building fire alarm system.

b.	Fire extinguisher cabinets shall be finished and include extinguisher to meet the requirements for a Zero TCO.

10.	Fire Alarm System

a.

Connection points for Tenant’s strobe, speaker strobes and warden stations as required. Tenant to determine its requirements relative to the existing Class E system. All base building fire and safety systems, including alarms, speakers, communications, etc. shall be installed and operational but not fully tested or commissioned. Landlord to provide panel(s) with sufficient points for Tenant tie in on each of Tenant’s floors. Tenant shall be required to use Landlord’s fire safety system vendor in connection with any tie-ins to the Buildings Class E system.

11.	Telecommunications

a.	Telecom riser space to be provided in the two telecom riser closets. Base Building BMS and electrical metering systems are to be installed for the core only.

b.

Two (2) 4” conduits will be stubbed out of each telecom closet to each office floor and Tenant shall have use of a reasonable amount (capped at Tenant’s proportionate share) of the Building’s available pathways. Tenant shall have the right to use the carrier of its choice.

c.

Landlord intends to partner with a wireless telecommunications vendor (“DAS Owner”) to design, install, operate and maintain a Distributed Antenna System (“DAS”) for the Building as part of the Base Building work. Tenant shall cooperate and coordinate with DAS Owner for the design, installation and maintenance of the DAS system within Tenant’s space. Landlord shall not charge an override fee for this service.

12.	Fireproofing

a.	Fireproofing Levels 4 through 8; As the structure is cast in place reinforced concrete, fireproofing to be provided as per code and inspected on limited structural steel as shown on plans.

b.	Fireproofing Levels 9 and 10: Fireproofing to be provided on all structural members as per code and inspected.

13.	Outside hoist and hoist and enclosure have been removed and the façade installed accordingly.

14.	Common Core

a.	Low Rise Elevators will be installed and operational. A minimum of three (3) High Rise Elevators will be operational.

b.	Egress Stairs - Construction will be complete. Tenant contractors shall be allowed to use stairs between floors during construction.

c.

All core doors, hardware and frames shall be in full compliance with all applicable codes (including ADA) and fully installed in accordance with base building drawings provided and in good working order.

d.	Code compliant fireproofing of any exposed structural steel and fire-stopping of all shafts, pipe penetrations, core walls and slabs.

e.

Terrace space to be delivered in accordance with code. Inclusive of pavers, egress lighting, railings, fire alarm devices, hose bibs and egress in accordance with attached plan attached as Schedule 4 to this Schedule L.

SCHEDULE 2

EXCEPTED WORK

•	LOBBY WALL AND CEILING SECTIONS LEFT OUT TO FACILITATE WORKER ACCESS TO HIGH RISE AND LOW RISE ELEVATORS (WITHIN 12 MONTHS OF COMMENCEMENT DATE BUT SUBJECT TO OTHER TENANT ALTERATIONS)

•	FINAL PAINTING OF STAIRWELLS (WITHIN 60 DAYS FOLLOWING COMPLETION OF TENANT WORK)

•	FINAL ELEVATOR CAB FINISHES FOR 2 CABS IN EACH BANK WHICH COULD BE USED FOR (ANY) TENANT CONSTRUCTION (WITHIN 12 MONTHS FOLLOWING COMPLETION OF TENANT WORK)

•

SIDEWALK BRIDGE REMOVAL OR REPLACEMENT WITH A SIDEWALK BRIDGE WITH ENHANCED HEIGHT OVER THE LOBBY ENTRANCE ONLY (WITHIN 12 MONTHS OF COMMENCEMENT DATE BUT SUBJECT TO OTHER TENANT ALTERATIONS AND LOCAL LAW WORK)

•	COMPLETION OF FAÇADE AT HOIST LOCATION TO BE CONCURRENT WITH ZERO TCO

SCHEDULE 3

RULES AND REGULATIONS FOR PERFORMANCE OF TENANT’S WORK

1.1.1

Tenant shall properly coordinate the Tenant’s Work with the Landlord’s Work and the Excepted Work and shall ensure that the general construction contract for Tenant’s Work (“Tenant’s Work Construction Contract”) provides for such requirement/obligation. Tenant shall ensure that the Tenant’s Work Construction Contract includes appropriate provisions to the effect that, if any part of the Tenant’s Work depends on the proper execution or results of the Landlord’s Work, then the Tenant’s Work general contractor (“Tenant’s Work Contractor”) shall inspect the Landlord’s Work and shall promptly report to Tenant any defects it discovers in the Landlord’s Work that render it unsuitable for the proper execution of the Tenant’s Work. To further ensure the proper execution of the Tenant’s Work, Tenant shall require the Tenant’s Work Contractor to field verify work already in place and to promptly report to Tenant any discrepancies it discovers between the executed Landlord’s Work and the Tenant’s Work Construction Documents.

1.1.2

Landlord shall cause Landlord’s Contractor to perform the Landlord’s Work in a manner that does not unreasonably or materially interfere with or impede the performance by the Tenant’s Work Contractor of the Tenant’s Work.

1.1.3

Tenant’s Work shall be performed in a good and workmanlike manner, using new materials and equipment (unless otherwise specified by Landlord) substantially in accordance with the Tenant’s Work Construction Documents as approved by Landlord.

1.2

Tenant may perform its initial alterations during normal working hours and as permitted by the DOB, including afterhours variance permits. Notwithstanding anything to the contrary set forth in the Lease and/or any exhibits, prior to another tenant taking possession of any portion of the Building, Tenant may perform trenching, core drilling work, and similar substantially disruptive activities during any hours of the day, subject to Landlord’s reasonable consent. Once another tenant has taken possession of any portion of the Building, notwithstanding any prior Landlord consent, Landlord shall have sole discretion with respect to the hours in which Tenant may perform trenching, core drilling work, and similar substantially disruptive activities.

1.2.1.1.1	Government Permits and Approvals.

1.2.1.2

Tenant shall be responsible for timely obtaining, from appropriate Governmental Authorities, all licenses, permits and approvals necessary for the proper performance of the Tenant’s Work. Tenant shall be responsible for the cost of such licenses, permits, approvals, and consents. Landlord shall cooperate with Tenant (at no cost to Landlord) in obtaining such licenses, permits and approvals.

1.2.1.3	Building Department permits to be provided to Landlord prior to tenant construction.

1.2.1.4	Amended Certificate of Occupancy permitting Tenant’s occupancy to be submitted to Landlord prior to tenant occupancy.

1.2.1.5	No construction is to be started until architectural, MEP Engineering design drawings and load letters have been submitted and approved by property management and are NYC Code Compliant.

1.2.1.6	All valid permits should be submitted to Landlord as required by jurisdiction having authority, including equipment use and/or operating permits, licenses, etc.

1.2.2

Landlord Right of Access and Inspection; Progress of the Work. Prior to Tenant’s use or occupancy of any portion of the Premises for the conduct of its business, Landlord and Landlord’s Architect shall have the right of access to inspect such portion of the Premises and the Tenant’s Work and Tenant shall allow Landlord and Landlord’s Architect access to the Tenant’s Work for such inspections. Landlord, Tenant, Tenant’s Architect, Landlord’s Architect, and, where appropriate, the Landlord’s Contractor and the Tenant’s Work Contractor shall meet as required to discuss the progress of the construction of the Tenant’s Work and its coordination with the Landlord’s Work. When the construction of the Tenant’s Work is finally complete, Tenant shall furnish to Landlord as built plans for the Tenant’s Work.

1.2.3

Utilities; Protection of Work; General Conditions; Clean-up. Tenant shall make arrangements with Landlord for temporary water and metered power connections (to disconnect) during the period when the Tenant’s Work are being constructed so that each of Landlord and Tenant shall pay their share of actual costs based upon usage. Notwithstanding the foregoing, the installation and connection of temporary electrical and water utility risers at a central location within the core on each Floor shall be at the sole cost of Landlord. Tenant shall be responsible for the removal of trash and construction debris resulting from the construction of the Tenant’s Work. Landlord and Tenant shall take all reasonable steps requested by the other party to protect each party’s work from and against damage arising out of their respective construction operations.

After Hours

2

After Hours: Tenant is responsible for afterhours work permit approval and requisite security personnel for weekend and weekday after business hour usage when Landlord is not working. If Tenant’s fit-out contractor works a weekend shift, or other than normal working hours during the week, and the Landlord/Landlord’s contractor is not working, Tenant is responsible for paying the cost of the elevator operator at $125/hour for a minimum of a 4 hours shift on weekends and 1 hour for other than normal working hours on weekdays which amount shall be subject to increase on each anniversary of the date of this lease in the same percentage of increase in the CPI over the Base CPI.

3	Intentionally Omitted

4	General Requirement Pertaining to Site Logistics, Access, Protection, Etc.

4.1

Toilet rooms on floors will be handed over in a finished condition; It is Tenant’s responsibility to secure and or protect toilet rooms. Tenant may use designated core toilet rooms for the construction trades provided that the rooms are adequately protected, toilet partitions are removed, and the temporary protection is signed off by Owner.

4.2

Tenant shall provide names of its contractor(s) and tiered contractors for Landlord approval; for which Landlord approval will not be unreasonably withheld. Contractors and tiered contractors will maintain insurance equal to that required by Tenant and be bound by the same terms and conditions as those of the Lease.

4.3

Tenant understands that its Work will be performed adjacent to occupied buildings (Webster Apartments) and shall take all precautions to ensure that no improper behavior, noise, dust, damage or interruptions will occur that will disturb these other properties or their occupants. Tenant agrees to concur immediately with the Landlord regarding reasonable mitigation measure required.

4.4	Tenant shall review existing Landlord’s contractor site logistics plan and coordinate and prepare a project specific logistics plan, for the Tenant’s Work, for approval by Landlord.

4.5

Tenant (or its agents) shall make deliveries only at designated delivery locations (dock building loading dock). Tenant’s Work Contractor shall coordinate, at least seventy-two (72) hours in advance, with the Property Manager for all material deliveries.

4.6

Tenant shall develop and coordinate its Site Security Plan with the Landlord’s Contractor and Landlord. The site security plan shall provide a framework and procedures for secure access to the building, pathways of travel within the building, security means and measures. Landlord is responsible for providing the Landlord’s security service. Tenant is responsible for security within the demised premise.

4.7	All finished public areas such as elevator lobbies, corridors, bathrooms, and service halls shall be protected with Masonite and craft paper and film-tex to the satisfaction of the Landlord.

4.8	Clear access to be provided at all times to stairwells, mechanical/electrical rooms and equipment, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

4.9

Contractor to obtain any Hot Work Permits necessary (from Landlord) for brazing and welding required for the intended work. Access to Landlord’s electrical, telephone, fire alarm and mechanical rooms shall be by Landlord / Building Staff.

5	Miscellaneous Requirements

5.1	Any work that is to be performed outside of the tenant’s premises must be reviewed and scheduled in advance with Landlord.

5.2

Upon completion of the Tenant’s Work, Tenant shall deliver (electronic and one hard copy) a complete turnover package, including as built drawings, warranties, contract drawings and specifications, equipment specifications.

5.3	Construction personnel must carry proper identification at all times.

5.4	Construction personnel are not to eat in any common areas including lobbies, staircases, pantries, storage rooms, etc.

5.5

Landlord must be notified in advance of all building system tie-ins, any welding, or any work affecting the Landlord’s or other tenant spaces unless agreed to otherwise. All tie-ins to Landlord’s risers will be performed on off hours and supervised by Engineering or Electrical Staff and reimbursed by the Tenant.

5.6	Landlord must be notified in advance of the following work. This work must NOT be done on standard time and not during normal business hours unless approved by Landlord and Tenant:

•	Demolition which per Landlords’ judgment may cause disruption to other tenants.

•	Oil base painting

•	Gluing of carpeting

•	Shooting of studs for mechanical fastenings

•	Testing of life safety system, sprinkler tie-ins.

•	Work performed outside of tenant’s premises.

•	Welding, brazing, soldering and burning with proper fire protection and ventilation.

•	Other activities that, in Landlords’ judgment, may disturb other tenants.

•	Power shutdowns.

5.7	Landlord Locking hardware is to be keyed per building standards

5.8	Any unusually heavy equipment (vaults, batteries, a/e units, transformers, storage racks, etc.) supported by floor or hung from ceiling are subject to structural engineer’s approval.

5.9

Any tie-in to the Landlord’s Fire & Life Safety (Class “E”) system must be performed by the Landlord’s contractor. All new systems to be compatible to Landlord’s systems. All fire plenum wiring to have minimum rating of 200 degrees C.

5.10

Distributing ample hand-extinguishing equipment throughout the premises should provide adequate supplementary fire protection. The 15 to 20 lb. multipurpose dry-chemical extinguisher is recommended. Until sprinkler protection can be placed in service, hose lines should be connected in areas where construction is in progress. Hydrants, hose connections, and other fire fighting equipment must be readily accessible at all times—never blocked by construction materials.

5.11	Shanties must have self-contained fire extinguishing canisters mounted above and smoke detection.

5.12

Combustible rubbish should be disposed of promptly and safely. Strict rules and an adequate number of cleanup personnel are essential to facilitate the removal of accumulations of paper wrappings, scrap lumber, and other construction rubbish. Prompt disposal is particularly needed for material subject to spontaneous ignition, such as oily waste and paint rags.

5.13	The Landlord should be notified when the automatic sprinkler control valves are shut, no matter what the duration is.

5.14	A valve tag chart and schedule for the plumbing piping and the HVAC piping are to be submitted to the Landlord.

5.15	All plumbing connections shall be performed at times least inconvenient to other tenant populations. Schedule all tie-in to the Landlord’s system with the Landlord

5.16	All piping systems shall be copper and adequately supported from the ‘building” structure and be provided with identification labels with water flow every 20 feet.

5.17	The cleaning of supplemental condenser water pipes shall be done in the presence of the Landlord’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

5.18	All air balancing to be witnessed by the Chief Engineer of the building or his representative. A certified report is to be provided to the Landlord.

5.19	Ductwork shall be constructed in accordance to the SMACNA HVAC duct construction standards.

5.20	All mechanical and electrical equipment shall have permanent identification labels affixed.

5.21	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway/cable tray and shall be identified.

5.22	Transformers, panel boards (double hinged covers), switches, etc. shall be installed as to permit infrared testing of components.

5.23

At no time shall a Installations Contractor do or permit anything to be done, whereby the property may be subject to any mechanic’s lien or other liens or encumbrances arising out of the work; and Landlord consent herein shall not be deemed to constitute any consent or permission to do anything which may create or be the basis of any lien or charge against the Property in the demised premises or the real estate of which they are a part. On-going partial general release and final Waiver of Lien to be obtained with progress payments.

5.24

The architect, engineer, contractor, and any and all sub-contractors that may engage to perform all or any portion of the work shall, at their sole cost and expense, and at all times while performing work hereunder, maintain the required insurance coverage listed in the project contract documents with companies satisfactory to Landlord. A certificate evidencing the coverage, specifically quoting the Indemnification provision set forth by the Contract must be delivered prior to commencement of work.

5.25

The failure of any contractor or sub-contractor to keep the required insurance policies in force during the performance of the work covered by this agreement, any extension thereof of any extra or additional work contracted to be performed by such contractor or sub-contractor shall be a breach of this agreement, and in such event, Landlord shall have the same rights and remedies as it does for other defaults under this Lease.

SCHEDULE 4

SCHEDULE 51

[1]

Attached drawings address POE comment raised in the recent meeting. Landlord is still waiting for confirmation from Tenant with respect to the plans and costs for the Lower Level Work, which now includes this change to POE at no additional cost.

EXHIBIT M

TENANT’S LOBBY DESK

EXHIBIT N

SIGNAGE

1 Profile
Scale 3/4" = 1'-0"

PELOTON

2 Detailed Layout
Scale 1/4" = 1'-0"

ALIGN

3 Mounting Elevation - North
Scale 3/128" = 1'-0"

SEE DETAIL 1

4 Mounting Elevation - South
Scale 3/128" = 1'-0"

5 Mounting Elevation - East
Scale 3/128" = 1'-0"

AVENUE

Issued For Construction

27 April 2018

NTS

Sign Type T1
Primary Tenant ID

G2.06

EXHIBIT N-1

GROUND FLOOR SIGNAGE

441 NINTH AVENUE
Evanston
PELOTON
HUDSON COMMONS

1 Mounting Elevation — Main Entrance
Scale 1/4" = 1'-0"

441 NINTH AVENUE
New York, NY 10001

Signage & Wayfinding

Architect:

Issued for Construction

21 August 2018

As Noted

Sign Type T4
Secondary Tenant
Identification

G2.40B

Evanston
PELOTON
HUDSON COMMONS

1 Elevation — Scale 1/2" = 1'-0"

2 Detail — Logoform Scale 2" = 1'-0"

3 Profile — Logoform Scale 2" = 1'-0"

441 NINTH AVENUE

Architect

Issued for Construction

As Noted

Sign Type T4
Secondary Tenant Identification, Alternate

G2.40

EXHIBIT N-2

CO-WORKAGE SIGNAGE

Co-working Signage
441 NINTH AVENUE
Evanston
PELOTON
HUDSON COMMONS

1 Mounting Elevation — Main Entrance
Scale 1/4" = 1'-0"

441 NINTH AVENUE

Sign Type 14
Secondary Tenant Identification

G2.40B

Co-working Signage
Evanston
PELOTON
HUDSON COMMONS

1

2 Detail — Logoform

3 Profile — Logoform

Sign Type 14
Secondary Tenant
Identification, Alternate

G2.40

Co-working Signage
Evanston
CFRA

1 Detailed Elevation – Option 1 (Bank B)
Scale 1 1/2" = 1'-0"

2 Profile – Option 1
Scale 1 1/2" = 1'-0"

9-26
Evanston
CFRA

3 Mounting Elevation – Option 1 (Bank B)
Scale 1/8" = 1'-0"

Sign Type C2
Tenant ID at
Elevators (Option 1)

G2.41

EXHIBIT N-3

LOW RISE ELEVATOR BANK

EXHIBIT O

COMPETITORS

•	Any Equinox owned brands, including but not limited to, Equinox, Blink, SoulCycle, Pure Yoga, Rumble, Precision Run

•	ClassPass

•	Flywheel

•	Barry’s Bootcamp

•	New York Sports Club or any affiliates

•	SLT

•	LA Fitness

•	Chelsea Piers

•	KX Life

•	Orangetheory Fitness